Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

among

CONSOLIDATED CONTAINER HOLDINGS LLC,

CONSOLIDATED CONTAINER COMPANY LLC,

VARIOUS BANKS,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as ADMINISTRATIVE AGENT

Dated as of May 20, 2004

$265,000,000

(i)

(continued)

(ii)

(continued)

		Page
7.24	Special Purpose Corporation	42
7.25	Insurance	42

SECTION 8.	Affirmative Covenants	42

8.01	Information Covenants	42
8.02	Books, Records and Inspections	45
8.03	Maintenance of Property; Insurance	45
8.04	Franchises	46
8.05	Compliance with Statutes, etc.	46
8.06	Compliance with Environmental Laws	46
8.07	ERISA	47
8.08	End of Fiscal Years; Fiscal Quarters	47
8.09	Performance of Obligations	47
8.10	Payment of Taxes	47
8.11	Additional Mortgages; Further Assurances	48
8.12	Foreign Subsidiaries Security	49
8.13	Ownership of Subsidiaries	49
8.14	Permitted Acquisitions	50
8.15	Interest Rate Protection Agreements	51
8.16	Use of Proceeds	51
8.17	PIK Preferred Equity	51

SECTION 9.	Negative Covenants	51

9.01	Liens	51
9.02	Consolidation, Merger, Sale of Assets, etc.	54
9.03	Dividends	56
9.04	Indebtedness	57
9.05	Advances, Investments, Loans, Purchase of Assets	60
9.06	Transactions with Affiliates	62
9.07	Maximum Capital Expenditures	63
9.08	Maximum First Lien Leverage Ratio	64
9.09	Maximum Secured Leverage Ratio	64
9.10	Interest Coverage Ratio	65
9.11	Limitation on Payments of Certain Indebtedness; Modifications of Certain Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Agreements; etc.	65
9.12	Limitation on Certain Restrictions on Subsidiaries	67
9.13	Limitation on Issuance of Equity	67
9.14	Business	68
9.15	Limitation on the Creation of Subsidiaries	68
9.16	Designated Senior Debt	68
9.17	Multiemployer Pension Plans	69

SECTION 10.	Events of Default	69

10.01	Payments	69
10.02	Representations, etc.	69

(iii)

(continued)

(iv)

(continued)

Page
14.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	113
14.09	Counterparts	113
14.10	Effectiveness	114
14.11	Headings Descriptive	114
14.12	Amendment or Waiver	114
14.13	Confidentiality	116
14.14	Register	116
14.15	USA Patriot Act	117
14.16	Termination of Existing Credit Agreement	117
14.17	Post-Closing Actions	117

SCHEDULE I	Commitments
SCHEDULE II	Bank Addresses
SCHEDULE III	Insurance
SCHEDULE IV	Restrictive Provisions
SCHEDULE V	Real Property
SCHEDULE VI	Existing Letters of Credit
SCHEDULE VII	Convertible Securities, Options or Rights
SCHEDULE VIII	Subsidiaries
SCHEDULE IX	Existing Indebtedness
SCHEDULE X	Existing Liens
SCHEDULE XI	Permitted Affiliate Transactions
SCHEDULE XII	Existing Investments
SCHEDULE XIII	Existing Dividend Requirements

EXHIBIT A	Form of Notice of Borrowing
EXHIBIT B-1	Form of Term Note
EXHIBIT B-2	Form of Revolving Note
EXHIBIT B-3	Form of Swingline Note
EXHIBIT C	Form of Letter of Credit Request
EXHIBIT D	Form of Section 4.04(b)(ii) Certificate
EXHIBIT E	Form of Opinion of Alston & Bird
EXHIBIT F	Form of Officers’ Certificate
EXHIBIT G	Form of Shareholder Subordinated Note
EXHIBIT H-1	Form of Pledge Agreement
EXHIBIT H-2	Form of Mexican Pledge Agreement
EXHIBIT H-3	Form of Mexican Equity Quota Pledge Agreement
EXHIBIT I	Form of Security Agreement
EXHIBIT J	Form of Subsidiary Guaranty
EXHIBIT K	Form of Intercompany Note
EXHIBIT L	Form of Assignment and Assumption Agreement

(v)

CREDIT AGREEMENT, dated as of May 20, 2004 among CONSOLIDATED CONTAINER HOLDINGS LLC, a Delaware limited liability company (“Holdings”), CONSOLIDATED CONTAINER COMPANY LLC, a Delaware limited liability company (the “Borrower”), the Banks party hereto from time to time and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent (all capitalized terms used herein and defined in Section 11 are used herein as therein defined).

W I T N E S S E T H :

WHEREAS, subject to and upon the terms and conditions herein set forth, the Banks are willing to make available to the Borrower the respective credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Amount and Terms of Credit.

1.01 The Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Bank with a Term Loan Commitment severally agrees to make on the Initial Borrowing Date a term loan or term loans (each a “Term Loan” and collectively, the “Term Loans”) to the Borrower, which Term Loans shall (i) at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that all Term Loans shall initially be made as Base Rate Loans, (ii) be made and maintained in Dollars and (iii) not exceed for any Bank, in initial aggregate principal amount, that amount which equals the Term Loan Commitment of such Bank at the time of incurrence thereof (before giving effect to any reductions thereto on such date pursuant to Section 3.03(a)). Once repaid, Term Loans incurred hereunder may not be reborrowed.

(b) Subject to and upon the terms and conditions set forth herein, each Bank with a Revolving Loan Commitment severally agrees to make at any time and from time to time on or after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, a loan or loans (each a “Revolving Loan” and collectively the “Revolving Loans”) which Revolving Loans (i) shall be made and maintained in Dollars, (ii) at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, (iii) may be repaid and reborrowed in accordance with the provisions hereof and (iv) shall not exceed for any Bank at the time of the making of any such Revolving Loans that aggregate principal amount which, when added to the sum of (I) the aggregate principal amount of all other Revolving Loans then outstanding from such Bank and (II) the product of (A) such Bank’s Revolving Percentage and (B) the sum of (1) aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, Revolving Loans) at such time and (2) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Loan Commitment of such Bank at such time.

(c) (i) Subject to and upon the terms and conditions set forth herein, the Swingline Bank agrees to make at any time and from time to time after the Initial Borrowing Date and prior to the Swingline Expiry Date, a loan or loans to the Borrower (each, a “Swingline Loan” and, collectively, the “Swingline Loans”), which Swingline Loans (v) shall be made and maintained, at the election of the Borrower, as Base Rate Loans, (w) may be repaid and reborrowed in accordance with the provisions hereof, (x) shall not exceed (giving effect to any incurrence thereof and the use of the proceeds of such incurrence) in aggregate principal amount at any time outstanding that amount which, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the Letter of Credit Outstandings at such time, equals the Total Revolving Loan Commitment then in effect (after giving effect to any changes thereto on such date) and (y) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. The Swingline Bank shall not be obligated to make any Swingline Loans at a time when a Bank Default exists unless the Swingline Bank has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Bank’s risk with respect to Defaulting Bank’s or Banks’ Revolving Percentage of the outstanding Swingline Loans. The Swingline Bank will not make a Swingline Loan after it has received written notice from the Borrower or the Required Banks stating that a Default or an Event of Default exists until such time as the Swingline Bank shall have received a written notice of (i) rescission of such notice from the party or parties originally delivering the same or (ii) a waiver of such Default or Event of Default from the Required Banks.

(ii) On any Business Day the Swingline Bank may, in its sole discretion, give notice to the RC Banks that its outstanding Swingline Loans shall be repaid with a Borrowing of Revolving Loans (provided that each such notice shall be deemed to have been automatically given upon the occurrence of an Event of Default under Section 10.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 10), in which case a Borrowing of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all RC Banks pro rata based on each RC Bank’s Revolving Percentage, and the proceeds thereof shall be applied directly to repay the Swingline Bank for such outstanding Swingline Loans. Each RC Bank hereby irrevocably agrees to make Base Rate Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Bank notwithstanding: (v) that the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (w) whether any conditions specified in Section 6 are then satisfied, (x) whether a Default or an Event of Default has occurred and is continuing, (y) the date of such Mandatory Borrowing and (z) the amount of the Total Revolving Loan Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each RC Bank (other than the Swingline Bank) shall forthwith purchase from the Swingline Bank (without recourse or warranty) such assignment of the outstanding Swingline Loans as shall be necessary to cause such RC Banks to share in such Swingline Loans ratably based upon their respective Revolving Percentages, provided that all interest payable on the Swingline Loans shall be for the account of the Swingline Bank until the date the respective assignment is purchased and, to the extent attributable to the purchased assignment, shall be payable to the RC Bank purchasing same from and after such date of purchase.

1.02 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing shall not be less than the Minimum Borrowing Amount for such Tranche. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than 12 Borrowings of Eurodollar Loans hereunder.

1.03 Notice of Borrowing. (a) Whenever the Borrower desires to incur Loans hereunder (other than Swingline Loans), it shall give the Administrative Agent at its Notice Office at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Base Rate Loan, and at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Eurodollar Loan, provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time) on such day. Each such written notice or written confirmation of telephonic notice (each a “Notice of Borrowing”), shall be irrevocable and shall be given by the Borrower in the form of Exhibit A, appropriately completed to specify (i) the date of such incurrence (which shall be a Business Day), (ii) whether the respective Borrowing shall consist of Term Loans or Revolving Loans, (iii) the aggregate principal amount of the Loans to be made, (iv) whether the Loans being made are to be initially maintained as Base Rate Loans or Eurodollar Loans and (v) in the case of Eurodollar Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly (and in any event within one Business Day after its receipt of a Notice of Borrowing) give each Bank which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed incurrence, of such Bank’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) (i) Whenever the Borrower desires to incur a Swingline Loan, it shall give the Swingline Bank, prior to 1:00 P.M. (New York time) on the day such Swingline Loan is to be made, written notice (or telephonic notice promptly confirmed in writing) of the Swingline Loan to be made hereunder. Each such notice shall be irrevocable and shall specify in each case (x) the date of such Borrowing (which shall be a Business Day) and (y) the aggregate principal amount of the Swingline Loan to be so made.

(ii) Mandatory Borrowings shall be made upon the notice specified in Section 1.01(c)(ii), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section 1.01(c)(ii).

(c) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any incurrence of Loans, the Administrative Agent or the Swingline Bank may act without liability upon the basis of telephonic notice of such incurrence, believed by the Administrative Agent or the Swingline Bank, as the case may be, in good faith to be from an Authorized Officer of the Borrower prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Bank’s, as the case may be, record of the terms of such telephonic notice of such incurrence of Loans absent manifest error.

1.04 Disbursement of Funds. No later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing or (x) in the case of Swingline Loans, not later than 2:00 P.M. (New York time) on the date specified in Section 1.03(b)(i) or (y) in the case of

Mandatory Borrowings, not later than 12:00 Noon (New York time) on the date specified in Section 1.01(c), each Bank with a Commitment of the respective Tranche will make available its pro rata portion of each Borrowing of Loans requested to be made on such date, in immediately available funds at the Payment Office of the Administrative Agent. The Administrative Agent will make available to the Borrower at the Payment Office in immediately available funds, the aggregate of the amounts so made available by the Banks prior to 1:00 P.M. (New York time) on such day, to the extent of funds actually received by the Administrative Agent. Unless the Administrative Agent shall have been notified by any Bank prior to the date of Borrowing that such Bank does not intend to make available to the Administrative Agent such Bank’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Bank, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Bank, the overnight Federal Funds Rate and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.08. Nothing in this Section 1.04 shall be deemed to relieve any Bank from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any failure by such Bank to make Loans hereunder.

1.05 Notes. (a) At the request of any Bank, the Borrower’s obligation to pay the principal of, and interest on, the Loans made by such Bank to the Borrower shall be evidenced (i) if Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1 with blanks appropriately completed in conformity herewith (each a “Term Note” and, collectively, the “Term Notes”), (ii) if Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2 with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”) and (iii) if Swingline Loans, by a promissory note substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (the “Swingline Note”).

(b) The Term Note issued by the Borrower to any Bank that has a Term Loan Commitment shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank and be dated the date of issuance, (iii) be in a stated principal amount equal to the Term Loan Commitment of such Bank on the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, the outstanding Term Loans of such Bank at such time), (iv) mature on the Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the Guaranties and be secured by the Security Documents.

(c) The Revolving Note issued by the Borrower to any Bank that has a Revolving Loan Commitment shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank and be dated the date of issuance, (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Bank, (iv) mature on the Revolving Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the Guaranties and be secured by the Security Documents.

(d) The Swingline Note issued to the Swingline Bank shall (i) be executed by the Borrower, (ii) be payable to the order of the Swingline Bank and be dated the date of issuance, (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the principal amount of Swingline Loans evidenced thereby, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in Section 1.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the Guaranties and be secured by the Security Documents.

(e) Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect the respective Borrower’s obligations in respect of such Loans.

(f) Notwithstanding anything to the contrary contained above in this Section 1.05 or elsewhere in this Agreement, Notes shall only be delivered to Banks which at any time specifically request the delivery of such Notes. No failure of any Bank to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Bank which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (e). At any time when any Bank requests the delivery of a Note to evidence any of its Loans, the Borrower shall (at its expense) promptly execute and deliver to the respective Bank the requested Note in the appropriate amount or amounts to evidence such Loans.

1.06 Conversions. The Borrower shall have the option to convert on any Business Day all or a portion equal to at least the applicable Minimum Borrowing Amount for such Tranche of the outstanding principal amount of the Loans (other than Swingline Loans) made to the Borrower pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing or Borrowings (of the same Tranche) of another Type of Loan, provided that (i) except as otherwise provided in Section 1.10(b), Eurodollar

Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Eurodollar Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the applicable Minimum Borrowing Amount for such Tranche, (ii) Base Rate Loans may not be converted into Eurodollar Loans if any Default or Event of Default is in existence on the date of the conversion (unless the Administrative Agent and the Required Banks otherwise agree), (iii) no conversion pursuant to this Section 1.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 1.02 and (iv) prior to the Syndication Date, no Loan may be converted into Eurodollar Loans except on the first day of a Pre-Syndication Interest Period. Each such conversion (other than automatic conversions pursuant to the last paragraph of Section 1.09) shall be effected by the Borrower’s giving the Administrative Agent at its Notice Office prior to 12:00 Noon (New York time) at least three Business Days’ prior written notice (each a “Notice of Conversion”) specifying the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were made, the date of such conversion (which shall be a Business Day) and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Loans.

1.07 Pro Rata Borrowings. All Borrowings of Term Loans under this Agreement shall be incurred from the Banks pro rata on the basis of their Term Loan Commitments (and after the termination thereof, Term Loans). All Borrowings of Revolving Loans under this Agreement shall be incurred by the Borrower from the Banks pro rata on the basis of their Revolving Loan Commitments, provided that all Borrowings of Revolving Loans made pursuant to a Mandatory Borrowing shall be incurred from the RC Banks pro rata on the basis of their Revolving Percentages. It is understood that no Bank shall be responsible for any default by any other Bank of its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Bank to fulfill its commitments hereunder.

1.08 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date the proceeds thereof are made available to the Borrower to (but excluding) the earlier of the conversion or maturity (whether by acceleration or otherwise) of such Base Rate Loan, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate in effect from time to time.

(b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date the proceeds thereof are made available to the Borrower to (but excluding) the earlier of the conversion or maturity (whether by acceleration or otherwise) of such Eurodollar Loan, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the Eurodollar Rate for such Interest Period.

(c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable under the Credit Agreement shall, in each case, bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans (or in the case of overdue amounts other than Loans, an amount equal to the sum of (i) the Base Rate in effect from time to time, (ii) the Applicable Margin applicable to Revolving Loans maintained as Base Rate Loans and (iii) 2%), in each case with such interest to be payable on demand.

(d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (iii) in respect of each Loan, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the respective interest rate for each Interest Period applicable to the Eurodollar Loans for which such determination is being made and shall promptly notify the Borrower and the Banks thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

1.09 Interest Periods. At the time it gives any Notice of Borrowing in respect of the making of any Loan, or any Notice of Conversion in respect of the conversion of any Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect, by giving the Administrative Agent notice thereof, the interest period (each an “Interest Period”) applicable to such Loan, which Interest Period shall, at the option of such Borrower, be a one, two, three or six-month period, or if available to each Bank making such Loan, a nine or twelve-month period (provided that prior to the Syndication Date, only Pre-Syndication Interest Periods may be selected by the Borrower); provided that:

(i) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion thereto from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Loans shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period relating to a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) no Interest Period may be selected at any time when a Default or an Event of Default is then in existence (unless the Administrative Agent and the Required Banks otherwise agree);

(vi) no Interest Period for a Borrowing under a Tranche shall be selected which extends beyond the respective Maturity Date of such Tranche; and

(vii) no Interest Period in respect of any Borrowing of Term Loans shall be selected which extends beyond any date upon which a Term Loan Scheduled Repayment will be required to be made under Sections 4.02(b), if the aggregate principal amount of Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such Term Loans then outstanding less the aggregate amount of such Term Loan Scheduled Repayment.

If upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

1.10 Increased Costs, Illegality, etc. (a) In the event that any Bank shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii) at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan which such Bank deems to be material because of any change since the date of this Agreement in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request (a “Change in Law”), which (A) changes the basis of taxation of payment to any Bank of the principal of or interest on such Eurodollar Loan or any other amounts payable hereunder (except for (I) changes in the rate of tax on, or determined by reference to, the net income or profits of such Bank, or any franchise tax based on the net income or profits of such Bank, in either case pursuant to the laws of the jurisdiction in which such Bank is organized or in which such Bank’s principal office or applicable lending office is located or any subdivision thereof or therein and (II) Taxes for which a payment is required pursuant to Section 4.04(a)), (B) changes official reserve requirements (but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate) and/or (C) imposes any other condition affecting such Bank or the London interbank market or the position of such Bank in such market; or

(iii) at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any Change in Law, (y) impossible by compliance by any Bank in good faith with any governmental request made after the date of this Agreement (whether or not having force of law) or (z) impracticable as a result of a Change in Law which materially and adversely affects the London interbank market;

then, and in any such event, such Bank (or the Administrative Agent, in the case of clause (i)) shall promptly give notice (by telephone confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Banks). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its reasonable discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Bank, showing the basis for the calculation thereof, based on averaging and attribution methods among customers which are reasonable, submitted to the respective Borrower by such Bank in good faith shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected by the circumstances described in Section 1.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel the respective Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Bank or the Administrative Agent pursuant to Section 1.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent and the affected Bank, require the affected Bank to convert such Eurodollar Loan into a Base Rate Loan or repay such Eurodollar Loan in full provided, that if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 1.10(b).

(c) If any Bank shall have determined that, after the date hereof, the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank or any corporation controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s or such other corporation’s capital or assets as a consequence of such Bank’s Commitment or Commitments or Loans hereunder or its obligations hereunder to a level below that which such Bank or such other corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Bank’s or such other corporation’s policies with respect to capital adequacy), then from time to time, upon written demand by such Bank (with a copy to the Administrative Agent), accompanied by the notice referred to in the penultimate sentence of this clause (c), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or such other corporation for such reduction. In determining such additional amounts, each Bank will act reasonably and in good faith and will use reasonable averaging and attribution methods. Each Bank, upon determining that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower (a copy of which shall be sent by such Bank to the Administrative Agent), which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 1.10(c) upon the subsequent receipt of such notice except as provided in Section 1.14. A Bank’s reasonable good faith determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.

1.11 Compensation. The Borrower shall compensate each Bank, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans (but excluding loss of profits)) which such Bank has sustained: (i) if for any reason (other than a default by such Bank or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower); (ii) if any repayment (including any repayment made pursuant to Section 4.01 or 4.02 or a result of an acceleration of the Loans pursuant to Section 10 or as a result of the replacement of a Bank pursuant to Section 1.13 or 14.12(b)) or conversion of any Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Loans when required by the terms of this Agreement or any Note held by such Bank or (y) any election made pursuant to Section 1.10(b).

1.12 Change of Lending Office. Each Bank agrees that on the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.05 or Section 4.04 with respect to such Bank, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Bank provided in Sections 1.10, 2.05 and 4.04.

1.13 Replacement of Banks. (a) (i) If any Bank becomes a Defaulting Bank or otherwise defaults in its obligations to make Loans or fund Unpaid Drawings, (ii) if any Bank refuses to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks as provided in Section 14.12(b) or (iii) upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.05 or Section 4.04 with respect to any Bank which results in such Bank charging to the Borrower increased costs, the Borrower shall have the right, in accordance with the requirements of Section 14.04(b), if no Event of Default will exist after giving effect to such replacement, to replace such Bank (the “Replaced Bank”) with an Eligible Transferee or Transferees, none of which shall constitute a Defaulting Bank at the time of such replacement (collectively, the “Replacement Bank”), reasonably acceptable to the Administrative Agent and the Issuing Banks, provided that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Bank shall enter into one or more Assignment and Assumption Agreements pursuant to Section 14.04(b) (and with the assignment fee payable pursuant to said Section 14.04(b) to be paid by the Replacement Bank) pursuant to which the Replacement Bank shall acquire all of the Commitments and outstanding Loans of, and in each case participations in Letters of Credit by, the Replaced Bank and, in connection therewith, shall pay to (x) the Replaced Bank in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Bank, (B) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Bank, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank pursuant to Section 3.01, (y) each Issuing Bank an amount equal to such Replaced Bank’s Revolving Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Bank and (z) the Swingline Bank, any portion of a Mandatory Borrowing that the Replaced Bank failed to fund and (ii) all obligations of the Borrower owing to the Replaced Bank (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Bank concurrently with such replacement.

(b) Upon the execution of the respective Assignment and Assumption Agreements, the payment of amounts referred to in clauses (i) and (ii) of the proviso contained in Section 1.13(a) and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Note or Notes executed by the Borrower, the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions applicable to the Replaced Bank under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.05, 4.04, 14.01 and 14.06), which shall survive as to such Replaced Bank.

1.14 Limitations on Additional Amounts, etc. Notwithstanding anything to the contrary contained in Section 1.10, 1.11, 2.05 or 4.04 of this Agreement, unless a Bank gives notice to the Borrower that it is obligated to pay an amount under the respective Section within 180 days after the date such Bank incurs the respective increased costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital, then such

Bank shall only be entitled to be compensated for such amount by the Borrower pursuant to said Section 1.10, 1.11, 2.05 or 4.04, as the case may be, to the extent the costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs 180 days prior to such Bank giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Section 1.10, 1.11, 2.05 or 4.04, as the case may be; provided that if the circumstances giving rise to such claims have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect. This Section 1.14 shall have no applicability to any Section of this Agreement other than said Sections 1.10, 1.11, 2.05 and 4.04.

SECTION 2. Letters of Credit.

2.01 Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, the Borrower may request any Issuing Bank at any time and from time to time on or after the Initial Borrowing Date and prior to the tenth Business Day (or 30th day in the case of Trade Letters of Credit) immediately preceding the Revolving Loan Maturity Date, to issue, and subject to the terms and conditions set forth herein, such Issuing Bank shall issue, (x) for the account of the Borrower and for the benefit of any holder (or any trustee, Administrative Agent or other similar representative for any such holders) of L/C Supportable Obligations of the Borrower or any of its Subsidiaries, an irrevocable sight standby letter of credit, in a form customarily used by such Issuing Bank or in such other form as has been approved by such Issuing Bank (each such standby letter of credit, a “Standby Letter of Credit”) in support of such L/C Supportable Obligations and (y) for the account of the Borrower and for the benefit of sellers of goods to the Borrower or any of its Subsidiaries, an irrevocable sight documentary letter of credit in a form customarily used by such Issuing Bank or in such other form as has been approved by such Issuing Bank (each such documentary letter of credit, a “Trade Letter of Credit,” and each such Trade Letter of Credit and Standby Letter of Credit, a “Letter of Credit”) in support of commercial transactions of the Borrower or any such Subsidiary. All Letters of Credit shall be denominated in Dollars.

(b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued if the Stated Amount of which, when added to all Letter of Credit Outstandings at such time, would exceed $20,000,000, (ii) no Letter of Credit shall be issued the Stated Amount of which, when added to the sum of (I) all Letter of Credit Outstandings at such time and (II) the aggregate outstanding principal amount of all Revolving Loans and Swingline Loans would exceed the Total Revolving Loan Commitment then in effect, (iii) each Standby Letter of Credit shall by its terms terminate on or before the earlier of (x) the date which occurs 12 months after the date of issuance thereof (although any such Standby Letter of Credit may be extendible for successive periods of up to 12 months (but not beyond the tenth Business Day immediately preceding the Revolving Loan Maturity Date) on terms acceptable to such Issuing Bank) and (y) the tenth Business Day immediately preceding the Revolving Loan Maturity Date and (iv) each Trade Letter of Credit shall by its terms terminate on or before the earlier of (x) the date which occurs 180 days after the date of issuance thereof and (y) the date which occurs 30 days prior to the Revolving Loan Maturity Date.

(c) Notwithstanding the foregoing, no Issuing Bank shall be under any obligation to issue any Letter of Credit if any of the applicable conditions contained in Section 5 shall not be met at the time of such issuance or if at the time of such issuance:

(i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated) not in effect on the date hereof, or shall result in any unreimbursable loss, cost or expense to such Issuing Bank which would not have resulted from any law, request or directive in effect as of the date hereof and which such Issuing Bank in good faith deems material to it;

(ii) such Issuing Bank shall have received notice from the Required Banks of the type described in Section 2.02(b); or

(iii) a Bank Default exists, unless the Borrower and such Issuing Bank shall have entered into arrangements satisfactory to the Borrower and such Issuing Bank to eliminate such Issuing Bank’s risk with respect to the respective Defaulting Bank’s or Banks’ Revolving Percentage of the Letter of Credit Outstandings.

(d) Schedule VI hereto contains a description of all letters of credit issued pursuant to the Existing Credit Agreement and outstanding on the Initial Borrowing Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name(s) of the account party or account parties, (iv) the stated amount (which shall be in Dollars), (v) the name of the beneficiary, (vi) the expiry date and (vii) whether such letter of credit constitutes a standby letter of credit or a trade letter of credit). Each such letter of credit, including any extension or renewal thereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” and a “Standby Letter of Credit” or a “Trade Letter of Credit”, as the case may be, for all purposes of this Agreement, issued, for purposes of Section 2.03(a), on the Initial Borrowing Date. Any Bank hereunder which has issued an Existing Letter of Credit shall constitute an “Issuing Bank” for all purposes of this Agreement.

2.02 Letter of Credit Requests. (a) Whenever the Borrower desires that a Letter of Credit be issued for its account it shall have executed and delivered to an Issuing Bank (with copies having been sent to the Administrative Agent) at least three Business Days prior to the issuance thereof (or such shorter period of time as is acceptable to the Issuing Bank), a Letter of Credit Request in the form of Exhibit C (each a “Letter of Credit Request”).

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that all of the applicable conditions set forth in Section 5 shall be met at the time of such issuance. An Issuing Bank shall not issue any Letter of

Credit after it has received written notice from the Borrower, the Administrative Agent or the Required Banks stating that a Default or an Event of Default exists until such time as such Issuing Bank shall have received written notice of (i) rescission of such notice from the party or parties originally delivering the same or (ii) a waiver of such Default or Event of Default from the Required Banks. Upon the issuance or amendment of any Standby Letter of Credit, the Issuing Bank shall promptly notify the Borrower and the Administrative Agent, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment. Upon receipt of such notice, the Administrative Agent shall promptly notify each Bank, in writing, of such issuance or amendment and if requested by any Bank the Administrative Agent shall furnish such Bank with copies of such issuance or amendment. With respect to Trade Letters of Credit, the Issuing Bank shall on the first Business Day of each week furnish the Administrative Agent, by facsimile, with a report of the daily aggregate Trade Letter of Credit outstandings for the previous calendar week.

2.03 Letter of Credit Participations. (a) Immediately upon the issuance by any Issuing Bank of any Letter of Credit, such Issuing Bank shall be deemed to have sold to each other RC Bank (each such other RC Bank, in its capacity under this Section 2.03, a “Participant”), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation (each a “Participation”), to the extent of such Participant’s Revolving Percentage in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the Participants as provided in Section 3.01(b) and the Participants shall have no right to receive any portion of any Facing Fees). Upon any change in the Revolving Loan Commitments of the Banks pursuant to Section 1.13 or 14.04, it is hereby agreed that, with respect to all outstanding Letters of Credit, and Unpaid Drawings, there shall be an automatic adjustment to the Participations pursuant to this Section 2.03 to reflect the new Revolving Percentages of the assignor and assignee Bank.

(b) In determining whether to pay under any Letter of Credit, an Issuing Bank shall have no obligation relative to the Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Issuing Bank any resulting liability.

(c) In the event that an Issuing Bank makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to such Issuing Bank pursuant to Section 2.04(a), such Issuing Bank shall promptly notify the Administrative Agent and after receipt of such notice, the Administrative Agent will notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent, for the account of such Issuing Bank, the amount of such Participant’s Revolving Percentage of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 11:00 A.M. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the

Administrative Agent for the account of the applicable Issuing Bank such Participant’s Revolving Percentage of the amount of such payment on such Business Day in Dollars and in same day funds. If and to the extent such Participant shall not have so made its Revolving Percentage of the amount of such payment available to the Administrative Agent for the account of an Issuing Bank, such Participant agrees to pay to the Administrative Agent for the account of such Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank at the overnight Federal Funds Rate. The failure of any Participant to make available to the Administrative Agent for the account of such Issuing Bank its Revolving Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Revolving Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent, such other Participant’s Revolving Percentage of any such payment.

(d) Whenever an Issuing Bank receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Issuing Bank any payments from the Participants pursuant to clause (c) above, such Issuing Bank shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participant which has paid its Revolving Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s Revolving Percentage of the principal amount of such reimbursement and of interest reimbursed thereon accruing from and after the date of the purchase of the respective Participations.

(e) As between the Borrower and an Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries or transferees of such Letters of Credit. Further, and not in limitation of the foregoing, absent gross negligence or willful misconduct on its part, no Issuing Bank shall be responsible for the following:

(i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any documents submitted by any party in connection with the application for and issuance of or any drawing under such Letters of Credit, even if it should in fact prove to be in any and all respects invalid, insufficient, inaccurate, fraudulent or forged;

(ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

(iii) errors, omissions, interruptions or delays in the transmission or delivery of any messages by mail, cable, telegraph, telecopier, telex or otherwise, whether or not they be in cipher;

(iv) errors in interpretation of technical terms;

(v) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or the proceeds thereof;

(vi) the misapplication by the beneficiary of any such Letter of Credit or the proceeds of any drawing of any such Letter of Credit; and

(vii) any consequences arising from causes beyond the control of such Issuing Bank, including without limitation any acts of governments.

(f) The obligations of the Participants to make payments to the Administrative Agent for the account of an Issuing Bank with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or any other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances (other than in the case of gross negligence or willful misconduct of such Issuing Bank):

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuing Bank, any Bank, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

2.04 Agreement to Repay Letter of Credit Drawings. (a) The Borrower hereby agrees to reimburse each Issuing Bank, by making payment to the Administrative Agent for the account of the respective Issuing Bank, in Dollars and in immediately available funds at the Payment Office of the Administrative Agent, for any payment or disbursement made by such Issuing Bank under any Letter of Credit (each such amount, so paid or disbursed until reimbursed, an “Unpaid Drawing”) within one Business Day after the date of such payment or disbursement, with interest on the amount so paid or disbursed by such Issuing Bank, to the extent not reimbursed prior to 2:00 P.M. (New York time) on the date of such payment, from and including the date paid to but excluding the date reimbursement is made, at a rate per annum which shall be the Applicable Margin for Revolving Loans which are maintained as Base Rate

Loans (plus 2% if not reimbursed by 2:00 P.M. (New York time) on the second Business Day following receipt by the Borrower of notice of any such payment or disbursement) plus the Base Rate in effect from time to time, such interest to be payable on demand. Each Issuing Bank shall notify the Borrower and the Administrative Agent of its paying any payment under a Letter of Credit created thereunder as soon as practical after such payment, provided, that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.

(b) The Borrower’s obligation under this Section 2.04 to reimburse each Issuing Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any Participant, any Issuing Bank, the Administrative Agent, any Bank or any other Person, including, without limitation, any defense based upon the failure of any payment under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Bank for any wrongful payment made by such Issuing Bank under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Bank.

2.05 Increased Costs. If any Issuing Bank or any Participant determines that after the Initial Borrowing Date the adoption or effectiveness of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Issuing Bank or any Participant with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by such Issuing Bank or such Participant’s participation therein, or (ii) impose on such Issuing Bank or any Participant any other conditions affecting this Agreement, any Letter of Credit, or such Participant’s participation therein, and the result of any of the foregoing is to increase the cost to such Issuing Bank or such Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Issuing Bank or any Participant hereunder with respect to Letters of Credit (except for (I) changes in the rate of tax on, or determined by reference to, the net income or profits of such Issuing Bank or such Participant, or any franchise tax based on the net income or profits of such Issuing Bank or such Participant, in either case pursuant to the laws of the United States of America, the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein and (II) Taxes for which a payment is required pursuant to Section 4.04(a)) or reduce the rate of return on its capital with respect to Letters of Credit then, upon demand to the Borrower by such Issuing Bank or the Participant (a copy of which notice shall be sent by such Issuing Bank or such Participant to the Administrative Agent), the Borrower shall pay to such Issuing Bank or such Participant, as the case may be, without duplication of any amounts due under Section 1.10(c) hereof, such additional amount or amounts as will compensate such Issuing Bank or such Participant, as the case may be, for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. In determining such additional amounts, each Issuing Bank and each Participant will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Issuing Bank’s or such Participant’s, as the case may be, determination of compensation owing under this Section 2.05 shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Any Issuing Bank or any Participant, upon determining that any additional amounts are payable to it pursuant to this Section 2.05, will give prompt written notice thereof, setting forth the basis of the calculation of such amounts, although the failure to give any such notice shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.05 upon receipt of such certificate except to the extent set forth in Section 1.14. The certificate submitted to the Borrower by such Issuing Bank or such Participant, as the case may be (a copy of which certificate shall be sent by such Issuing Bank or such Participant to the Administrative Agent), shall set forth the basis for the determination of such additional amount or amounts necessary to compensate such Issuing Bank or such Participant as provided above in this Section 2.05.

2.06 Minimum Stated Amount. The Stated Amount of each Trade Letter of Credit shall be not less than $100,000 or such lesser amount as is acceptable to the respective Issuing Bank and the Stated Amount of each Standby Letter of Credit shall be not less than $250,000 or such lesser amount as is acceptable to the respective Issuing Bank.

SECTION 3. Commitment Commission; Fees; Reductions of Commitment.

3.01 Fees. (a) The Borrower agrees to pay to the Administrative Agent for distribution to each RC Bank a commitment fee (the “Commitment Fee”) for the period from and including the Effective Date to but excluding the date the Total Revolving Loan Commitment has been terminated, computed at a rate equal to the Applicable Commitment Fee Percentage on the average daily Unutilized Commitment of such Bank. Accrued Commitment Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and the date upon which the Total Revolving Loan Commitment is terminated.

(b) The Borrower agrees to pay to the Administrative Agent for distribution to each RC Bank a fee in respect of each Letter of Credit issued hereunder (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to and including the date of termination of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin for Revolving Loans which are maintained as Eurodollar Loans of the daily Stated Amount of such Letter of Credit. Letter of Credit Fees shall be distributed by the Administrative Agent to the Banks on the basis of the respective Revolving Percentages as in effect from time to time. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first date after the termination of the Total Revolving Loan Commitment on which no Letters of Credit remain outstanding.

(c) The Borrower agrees to pay to each Issuing Bank, for its own account, a facing fee in respect of each Letter of Credit issued by such Issuing Bank hereunder (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to but excluding the termination of such Letter of Credit (it being understood, however, that if such Letter of Credit is drawn on in full or canceled by the beneficiary thereof prior to the time at which such Letter of Credit expires in accordance with its terms, the calculation of such fee shall not include the date of such drawing being honored or cancellation), computed at a rate equal to

1/4 of 1% per annum of the daily Stated Amount of such Letter of Credit; provided that in no event shall the annual Facing Fee with respect to each Letter of Credit be less than $500, it being agreed that, on the date of issuance of any Letter of Credit and on each anniversary thereof prior to the termination of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding 12-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof prior to the termination of such Letter of Credit. Except as provided in the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d) The Borrower agrees to pay to each Issuing Bank, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge which such Issuing Bank is generally imposing in connection with such occurrence with respect to letters of credit.

(e) The Borrower agrees to pay to each Agent, for its own account, such other fees as have been agreed to in writing by the Borrower and each Agent.

3.02 Voluntary Termination of Total Unutilized Revolving Commitment. Upon at least three Business Days’ prior notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Banks), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to permanently reduce the Total Unutilized Revolving Commitment, in whole or in part, in integral multiples of $1,000,000 in the case of partial reductions to the Total Unutilized Revolving Commitment, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each RC Bank.

3.03 Mandatory Reduction of Commitments. (a) The Total Term Loan Commitment (and the Term Loan Commitment of each Bank) shall be terminated on the Initial Borrowing Date, in each case after giving effect to the incurrence of Term Loans on such date.

(b) The Total Revolving Loan Commitment (and the Revolving Loan Commitment of each RC Bank) shall terminate in its entirety on the earlier to occur of (x) the Revolving Loan Maturity Date and (y) the date on which any Change of Control occurs.

(c) On each date after the Initial Borrowing Date upon which a mandatory repayment of Term Loans pursuant to any of Sections 4.02(c) through (g), inclusive, is required and exceeds in amount the aggregate principal amount of Term Loans then outstanding (or would be required if such Term Loans were then outstanding), the Total Revolving Loan Commitment shall be permanently reduced by the amount, if any, by which the amount required to be applied pursuant to said Sections (determined as if an unlimited amount of Term Loans were actually outstanding) exceeds the aggregate principal amount of such Term Loans then outstanding.

(d) Each reduction to the Total Revolving Loan Commitment pursuant to this Section 3.03 shall be applied proportionately to reduce the Revolving Loan Commitment of each Bank with such a Commitment.

SECTION 4. Prepayments; Payments; Taxes.

4.01 Voluntary Prepayments. The Borrower shall have the right to prepay Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions:

(i) the Borrower shall give the Administrative Agent at its Notice Office (x) written notice prior to 12:00 Noon (New York time) at least three Business Days prior to the date of such prepayment in the case of Eurodollar Loans, (y) written notice prior to 12:00 Noon (New York time) at least one Business Day prior to the date of such prepayment in the case of Base Rate Loans and (z) written notice no later than 12:00 Noon (New York time) on the date of such prepayment in the case of Swingline Loans, of its intent to prepay the Loans, whether Term Loans, Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made, which notice the Administrative Agent shall, except in the case of Swingline Loans, promptly transmit to each of the Banks;

(ii) each prepayment shall be in an aggregate principal amount of at least the applicable Minimum Borrowing Amount and, if greater, in integral multiples of $500,000, in the case of all Loans; provided that no partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount;

(iii) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans provided, however, that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 4.01, such prepayment shall not be applied to any Revolving Loan of a Defaulting Bank at any time when the aggregate amount of Revolving Loans of any Non-Defaulting Bank exceeds such Non-Defaulting Bank’s Revolving Percentage of all Revolving Loans then outstanding; and

(iv) each prepayment of Term Loans pursuant to this Section 4.01 shall be applied in such order as the Borrower shall specify to the Administrative Agent in writing at the time of such prepayment, and if the Borrower fails to so specify the application of such prepayment at the time of such prepayment, then such prepayment shall be applied to reduce the then remaining Term Loan Scheduled Repayments in direct order of maturity (based upon the then remaining principal amount of each such Term Loan Scheduled Repayment).

4.02 Mandatory Repayments and Commitment Reductions. (a) If, on any day the sum of (I) the aggregate outstanding principal amount of Revolving Loans and Swingline

Loans and (II) the aggregate amount of Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment as then in effect, the Borrower shall on such day repay Swingline Loans, and if no Swingline Loans remain outstanding, Revolving Loans in an amount equal to such excess. If, after giving effect to the repayment of all outstanding Revolving Loans and Swingline Loans, the aggregate amount of Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment as then in effect, the Borrower shall pay to the Administrative Agent at the Payment Office an amount of cash or Cash Equivalents equal to the amount of such excess, such cash or Cash Equivalents to be held as security for all obligations of the Borrower hereunder in a cash collateral account to be established by, and satisfactory to, the Administrative Agent and the Borrower until all Letters of Credit have been terminated or expire.

(b) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, the Borrower shall be required to repay on each date set forth below (to the extent any day set forth below is not a Business Day then the required date of repayment shall be the immediately preceding Business Day) the principal amount of Term Loans, to the extent then outstanding, set forth below opposite such date (each such repayment as the same may be reduced as provided in Sections 4.01 and 4.02, a “Term Loan Scheduled Repayment”):

Term Loan Scheduled Repayment Date	Amount
September 30, 2004	$550,000
December 31, 2004	$550,000
March 31, 2005	$550,000
June 30, 2005	$550,000
September 30, 2005	$550,000
December 31, 2005	$550,000
March 31, 2006	$550,000
June 30, 2006	$550,000
September 30, 2006	$550,000
December 31, 2006	$550,000
March 31, 2007	$550,000
June 30, 2007	$550,000
September 30, 2007	$550,000
December 31, 2007	$550,000
March 31, 2008	$550,000
June 30, 2008	$550,000
September 30, 2008	$550,000
December 15, 2008	$210,650,000

(c) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, within one Business Day following each date after the Initial Borrowing Date upon which Holdings and/or any of its Subsidiaries receives any proceeds from any capital contribution or any sale or issuance of its equity (excluding (i) proceeds received from the issuance by Holdings of its equity interests (including as a result of the exercise of any options with regard thereto), or options to purchase equity interests of Holdings, to officers, directors and employees of Holdings and its Subsidiaries in an aggregate amount not to exceed $2,500,000 in any fiscal year of Holdings, (ii) proceeds received from equity contributions to any Subsidiary of Holdings to the extent made by Holdings or another Subsidiary of Holdings and pro rata contributions by third parties made in connection therewith, (iii) proceeds received from equity issuances by Holdings or capital contributions to Holdings after the Initial Borrowing Date in an aggregate amount not to exceed $7,500,000 (except that this clause (iii) shall not apply to any proceeds received from a Holdings IPO), (iv) proceeds received from the sale or issuance of equity (including, without limitation, Qualified Preferred Equity) which are used to effect Permitted Acquisitions pursuant to Section 8.14, (v) so long as (1) no Default or Event of Default then exists or would result therefrom and (2) the Secured Leverage Ratio is less than 3.0:1.0, proceeds received from the issuance by Holdings of its common equity interests pursuant to a registered initial public offering (a “Holdings IPO”) to the extent such proceeds are used as provided in clause (z) of the proviso to Section 9.11(i), (vi) the exchange of series B PIK Preferred Equity for series C PIK Preferred Equity in accordance with the terms of the documents governing the PIK Preferred Equity and (vii) proceeds received from the sale or issuance of equity by Holdings, to the extent used to repurchase equity from management pursuant to Section 9.03(v)), an amount equal to 50% of the cash proceeds therefrom (net of underwriting discounts or placement discounts and commissions and other reasonable fees and costs associated therewith) shall be applied as a mandatory repayment of principal of outstanding Term Loans in accordance with the requirements of Section 4.02(i).

(d) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, within one Business Day following each date after the Initial Borrowing Date upon which Holdings and/or any of its Subsidiaries receives any proceeds from any incurrence of Indebtedness (including Indebtedness incurred under Section 9.04(xx), Permitted Refinancing Subordinated Indebtedness and Permitted Refinancing Second Lien Indebtedness incurred by the Borrower, but excluding (i) any other Indebtedness permitted to be incurred pursuant to Section 9.04 as such Section 9.04 is in effect on the Initial Borrowing Date, (ii) proceeds from the issuance of Indebtedness incurred under Section 9.04(xx), to the extent applied to finance a Permitted Acquisition (or to repay Revolving Loans the proceeds of which were used to finance a Permitted Acquisition) and (iii) the issuance of Series B Second Lien Notes in exchange for a like principal amount of Series A Second Lien Notes as permitted under Section 9.11(i)), an amount equal to 100% of the cash proceeds therefrom (net of underwriting discounts or placement discounts and commissions and other reasonable fees and costs associated therewith) shall be applied as a mandatory repayment of principal of outstanding Term Loans in accordance with the requirements of Section 4.02(i), provided, however, that so long as no Default or Event of Default then exists or would result therefrom, the Borrower may use the proceeds from the issuance of Permitted Refinancing Subordinated Indebtedness or Permitted Refinancing Senior Second Lien Indebtedness to concurrently repurchase, redeem or otherwise retire outstanding Senior Subordinated Notes or Senior Second Lien Indebtedness, respectively.

(e) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, within one Business Day following each date on and after the Initial Borrowing Date upon which Holdings and/or any of its Subsidiaries receives Cash Proceeds from any Asset Sale, an amount equal to 100% of the Net Cash Proceeds therefrom shall be applied as a mandatory repayment of principal of outstanding Term Loans in accordance with the requirements of Section 4.02(i), provided that such Net Cash Proceeds shall not be required to be so applied on such date if no Default or Event of Default then exists and the Borrower delivers a certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds shall be used either (i) to purchase assets used or to be used in the business of the Borrower or its Subsidiaries in compliance with this Agreement or (ii) to purchase equity interests in a Person engaged in a business of a type described in Section 9.14(a) in connection with a Permitted Acquisition, in each case within 360 days following the date of such Asset Sale (which certificate shall set forth the estimates of the proceeds to be so expended), and provided further, that if all or any portion of such Net Cash Proceeds not so applied to the repayment of Term Loans are not so used within such 360 day period, such remaining portion shall be applied on the last day of such period as a mandatory repayment of principal of outstanding Term Loans as provided above in this Section 4.02(e).

(f) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each Excess Cash Payment Date, an amount equal to 50% of the Excess Cash Flow for the relevant Excess Cash Payment Period shall be applied as a mandatory repayment of principal of outstanding Term Loans in accordance with the requirements of Section 4.02(i).

(g) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, within 10 days following each date after the Initial Borrowing Date on which Holdings or any of its Subsidiaries receives any proceeds from any Recovery Event, an amount equal to 100% of the proceeds of such Recovery Event (net of reasonable costs including, without limitation, legal costs and expenses and taxes incurred in connection with such Recovery Event) shall be applied as a mandatory repayment of principal of outstanding Term Loans in accordance with the requirements of Section 4.02(i); provided that so long as no Default or Event of Default then exists and to the extent such proceeds do not exceed $30,000,000, such proceeds shall not be required to be so applied on such date to the extent that the Borrower has delivered a certificate to the Administrative Agent on or prior to such date stating that such proceeds shall be (or have been, as the case may be) used to repair, replace or restore any properties or assets in respect of which such proceeds were paid (i) within 360 days following the date of such Recovery Event (which certificate shall set forth the estimates of the proceeds to be so expended) or (ii) on or after the date of the event giving rise to the relevant Recovery Event so long as such date is not more than 60 days prior to the date of such Recovery Event (which certificate shall set forth the amounts of the proceeds actually expended), and provided, further, that if all or any portion of such proceeds not required to be applied to the repayment of Term Loans pursuant to the preceding proviso are not so used within the periods provided in the immediately preceding proviso, such remaining portion shall be applied on the last day of such period as a mandatory repayment of principal of outstanding Term Loans in accordance with the requirements of Section 4.02(i).

(h) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on the date, if any, on which any Change of Control occurs, the outstanding principal amount of the Term Loans, if any, shall become due and payable in full.

(i) The amount of each principal repayment of Term Loans made as required by Sections 4.02(c), (d), (e) and (g) shall be applied (i) first, to reduce the principal amount of

Term Loans (with such repayment to be applied to reduce the then remaining Term Loan Scheduled Repayments on a pro rata basis based on the amount of such Term Loan Scheduled Repayments after giving effect to all prior reductions thereto), (ii) second, to the extent in excess of the amounts required to be applied pursuant to the preceding clause (i), to reduce the principal amount of outstanding Swingline Loans, and (iii) third, to the extent in excess of the amounts required to be applied pursuant to the preceding clauses (i) and (ii), to reduce the principal amount of outstanding Revolving Loans. The amount of each principal repayment of Term Loans made as required by Section 4.02(f) shall be applied (i) first, to reduce the principal amount of Term Loans (with such repayment to be applied to reduce the then remaining Term Loan Scheduled Repayments in direct order of maturity), (ii) second, to the extent in excess of the amounts required to be applied pursuant to the preceding clause (i), to reduce the principal amount of outstanding Swingline Loans, and (iii) third, to the extent in excess of the amounts required to be applied pursuant to the preceding clauses (i) and (ii), to reduce the principal amount of outstanding Revolving Loans.

(j) With respect to each repayment of Loans required by this Section 4.02, the Borrower may designate the Types of Loans which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Loans were made, provided that: (i) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount, such Borrowing shall be immediately converted into a Borrowing of Base Rate Loans; and (ii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; provided that no repayment pursuant to Section 4.02(a) shall be applied to any Revolving Loans of a Defaulting Bank at any time when the aggregate amount of the Revolving Loans of any Non-Defaulting Bank exceeds such Non-Defaulting Bank’s Revolving Percentage of Revolving Loans then outstanding. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion. Notwithstanding the foregoing provisions of this Section 4.02, if any time the mandatory prepayment of Term Loans pursuant to Sections 4.02(c) through (g) above, or repayments of Eurodollar Loans pursuant to Section 1.10(b) would result, after giving effect to the procedures set forth above, in the Borrower incurring breakage costs under Section 1.11 as a result of Eurodollar Loans being prepaid other than on the last day of an Interest Period applicable thereto (the “Affected Eurodollar Loans”), then the Borrower may in its sole discretion initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of the Affected Eurodollar Loans with the Administrative Agent (which deposit must be equal in amount to the amount of Affected Eurodollar Loans not immediately prepaid) to be held as security for the obligations of the Borrower hereunder pursuant to a cash collateral arrangement to be agreed upon in form and substance satisfactory to the Administrative Agent and the Borrower, with such cash collateral to be directly applied upon the first occurrence (or occurrences) thereafter of the last day of an Interest Period applicable to the relevant Term Loans that are Eurodollar Loans (or such earlier date or dates as shall be requested by the Borrower), to repay an aggregate principal amount of such Term Loans equal to the Affected Eurodollar Loans not initially repaid pursuant to this sentence. Notwithstanding anything to the contrary contained in the immediately preceding sentence, all amounts deposited as cash collateral pursuant to the immediately preceding sentence shall be held for the sole benefit of the Banks whose Term Loans would otherwise have been immediately repaid with the amounts deposited and upon the taking of any action by the Administrative Agent or the Banks pursuant to the remedial provisions of Section 10, any amounts held as cash collateral pursuant to this Section 4.02(j) shall, subject to the requirements of applicable law, be immediately applied to the Term Loans.

(k) All outstanding Term Loans shall be repaid in full on the Term Loan Maturity Date. All outstanding Revolving Loans shall be repaid on the Revolving Loan Maturity Date. All outstanding Swingline Loans shall be repaid in full on the Swingline Expiry Date.

4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Bank or Banks entitled thereto no later than 12:00 Noon (local time in the city in which such payments are to be made) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Administrative Agent. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04 Net Payments; Taxes. (a) All payments made by the Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any income or franchise tax imposed on or measured by the net income or profits of a Bank, or any franchise tax or gross receipts taxes that are imposed in lieu of net income or net profits taxes, in either case pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income of such Bank pursuant to the laws of the jurisdiction or any political subdivision or taxing authority thereof or therein in which such Bank is organized or in which the principal office or applicable lending office of such Bank is located as such Bank shall determine are payable by, or withheld from, such Bank in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Bank pursuant to this sentence. The Borrower will furnish to the Administrative Agent within 45 days after the date of the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Bank, and reimburse such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank.

(b) Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Initial Borrowing Date, or in the case of a Bank that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 14.04 (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Bank’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note or (ii) if the Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 4.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Bank’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Bank agrees that from time to time after the Initial Borrowing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate in which case such Bank shall not be required to deliver any such Form of Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 14.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Bank has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) to gross-up payments to be made to a Bank in respect of income or similar taxes imposed by the United States if (I) such Bank has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Bank described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 14.04(b), the Borrower agrees to pay additional amounts and to indemnify each Bank in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Initial Borrowing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such income or similar Taxes.

(c) If the Borrower pays any additional amount under this Section 4.04 to a Bank and such Bank determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Bank shall pay to Borrower an amount that the Bank shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Bank in such year as a consequence of such Tax Benefit; provided, however, that (i) any Bank may determine in its sole discretion consistent with the policies of such Bank whether to seek a Tax Benefit; (ii) any Taxes that are imposed on a Bank as a result of a disallowance or reduction (including through the expiration of any tax carryover or carryback of such Bank that otherwise would not have expired) of any Tax Benefit with respect to which such Bank has made a payment to the Borrower pursuant to this Section 4.04(c) shall be treated as a Tax for which the Borrower is obligated to indemnify such Bank pursuant to this Section 4.04 without any exclusions or defenses; (iii) nothing in this Section 4.04(c) shall require a Bank to disclose any confidential information to the Borrower (including, without limitation, its tax returns); and (iv) no Bank shall be required to pay any amounts pursuant to this Section 4.04(c) at any time a Default or Event of Default exists.

SECTION 5. Conditions Precedent to Initial Borrowing Date. The obligation of each Bank to make Loans, and the obligation of each Issuing Bank to issue Letters of Credit hereunder, in each case on the Initial Borrowing Date, is subject to the satisfaction of the following conditions:

5.01 Execution of Agreement; Notes. On or prior to the Initial Borrowing Date (i) this Agreement shall have been executed and delivered as provided in Section 14.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Banks requesting them the appropriate Term Notes and/or Revolving Notes and to DBTCA, if so requested, the Swingline Note, in each case executed by the Borrower and in the amount, maturity and as otherwise provided herein.

5.02 No Default; Representations and Warranties. On the Initial Borrowing Date and also after giving effect to each Credit Event on such date, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the Initial Borrowing Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

5.03 Officer’s Certificate. On the Initial Borrowing Date, the Administrative Agent shall have received a certificate dated such date signed by the President or any Vice

President of the Borrower stating that all of the applicable conditions set forth in Section 5.02, 5.07, 5.11, 5.12 and 5.15 have been met.

5.04 Opinions of Counsel. On the Initial Borrowing Date, the Administrative Agent shall have received from (i) Alston & Bird LLP, counsel to Holdings and its Subsidiaries, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Banks and dated the Initial Borrowing Date covering the matters set forth in Exhibit E and (ii) from local counsel to Holdings and its Subsidiaries reasonably satisfactory to the Administrative Agent, opinions addressed to the Administrative Agent, the Collateral Agent and each of the Banks and dated the Initial Borrowing Date, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent and shall cover the liens granted pursuant to the Mortgages and such other matters incident to the transactions contemplated herein and in the other Credit Documents as the Administrative Agent may reasonably request.

5.05 Corporate Documents; Proceedings. (a) On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, dated the Initial Borrowing Date, signed by an Authorized Officer of each Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, substantially in the form of Exhibit F with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws (or their equivalents) of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and the foregoing shall be reasonably acceptable to the Administrative Agent.

(b) All corporate and legal proceedings and all instruments and agreements relating to the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down certificates, if any, which the Administrative Agent may have reasonably requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

5.06 Plans; Shareholders’ Agreements; Management Agreements; Employment Agreements; Collective Bargaining Agreements; Debt Agreements; Affiliate Contracts; Tax Sharing Agreements and Material Contracts. On or prior to the Initial Borrowing Date, there shall have been delivered to the Administrative Agent a list or schedule of all of the documents listed below, which list or schedule shall be certified as true and complete by an appropriate officer of Holdings or the Borrower (and copies of any of the documents set forth on such list or schedule shall have been made available to the Administrative Agent):

(i) all material Plans (and for each material Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), and for each material Plan that is a “single-employer plan,” as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor shall have been made so available) and any other material “employee benefit plans,” as defined in Section 3(3) of ERISA, and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of Holdings or any of its Subsidiaries or any ERISA Affiliate (provided that the foregoing shall have been made so available in the case of any multiemployer plan, as defined in 4001(a)(3) of ERISA, only to the extent that any document described therein is in the possession of Holdings or any Subsidiary of Holdings or any ERISA Affiliate or reasonably available thereto from the sponsor or trustee of any such plan);

(ii) all material written agreements entered into by Holdings or any Subsidiary of Holdings as of the Initial Borrowing Date governing the terms and relative rights of its capital stock (collectively, the “Shareholders’ Agreements”);

(iii) all material written agreements with members of, or with respect to the, management of Holdings or any Subsidiary of Holdings as of the Initial Borrowing Date other than Employment Agreements (collectively, the “Management Agreements”);

(iv) any material written employment agreements entered into by Holdings or any Subsidiary of Holdings as of the Initial Borrowing Date (collectively, the “Employment Agreements”);

(v) all material written collective bargaining agreements applying or relating to any employee of Holdings or any Subsidiary of Holdings (collectively, the “Collective Bargaining Agreements”);

(vi) all agreements (including, without limitation, the Senior Subordinated Note Documents) evidencing or relating to material Indebtedness of Holdings or any Subsidiary of Holdings to the extent such agreement is to remain outstanding after giving effect to the incurrence of Loans on the Initial Borrowing Date (collectively, the “Debt Agreements”);

(vii) all material tax sharing, tax allocation and other similar agreements entered into by Holdings or any Subsidiary of Holdings (collectively, the “Tax Sharing Agreements”);

(viii) all material written contracts, agreements or understandings entered into between Holdings or any of its Subsidiaries on the one hand, and any Person (other than Holdings and its Subsidiaries) who is an Affiliate of Holdings, on the other hand (collectively, the “Affiliate Contracts”); and

(ix) all material written contracts and licenses of Holdings or any of its Subsidiaries, each of which involve a sum in excess of $5,000,000 on an annual basis, that are to remain in effect after giving effect to the consummation of the Transaction (collectively, the “Material Contracts”);

all of which Shareholders’ Agreements, Management Agreements, Employment Agreements, Collective Bargaining Agreements, Debt Agreements, Tax Sharing Agreements, Affiliate Contracts and Material Contracts shall be in form and substance reasonably satisfactory to the Administrative Agent and in full force and effect on the Initial Borrowing Date.

5.07 Consummation of the Transaction. (a) On or prior to the Initial Borrowing Date, (i) the Borrower shall have received gross cash proceeds of $150,101,910 from the issuance by it of the Senior Second Lien Notes and (ii) the Borrower shall have used the entire amount of such gross cash proceeds to make payments owing in connection with the Transaction prior to utilizing any proceeds of the Loans for such purpose. All terms and conditions (and the documentation) in connection with the issuance of the Senior Second Lien Notes (including, without limitation, amortization, maturities, interest rate, interest periods, covenants, defaults, remedies, sinking fund provisions and other terms) shall be reasonably satisfactory to the Administrative Agent and all conditions precedent to the issuance of the Senior Second Lien Notes as set forth in the Senior Second Lien Note Documents shall have been satisfied (and not waived without the consent of the Administrative Agent) to the reasonable satisfaction of the Administrative Agent. The issuance of the Senior Second Lien Notes shall have been consummated in all material respects in accordance with the terms and conditions of the Senior Second Lien Note Documents and all applicable laws.

(b) On or prior to the Initial Borrowing Date, Holdings shall have issued 45,000 units of PIK Preferred Equity, with an aggregate liquidation preference as of the Initial Borrowing Date of approximately $45,000,000 to the Sponsors, the entire amount of which will be used by Holdings and the Borrower to repay the Indebtedness owing under the Existing Credit Agreement. All terms and conditions (and the documentation) in connection with the issuance of the PIK Preferred Equity (including, without limitation, the terms of the PIK Preferred Equity under the Holdings Limited Liability Company Agreement) shall be reasonably satisfactory to the Administrative Agent.

(c) On the Initial Borrowing Date, all Indebtedness under the Existing Credit Agreement shall have been repaid in full (the “Refinancing”), and all commitments in respect thereof shall have been terminated, and all loans and notes issued thereunder shall have been repaid in full, together with interest thereon, all letters of credit issued thereunder shall have been terminated (or, in the case of Existing Letters of Credit, incorporated hereunder as Letters of Credit pursuant to Section 2.01(d)) and all Liens and guaranties in connection therewith shall have been released (and all appropriate releases, termination statements or other instruments of assignment with respect thereto shall have been obtained) to the reasonable satisfaction of the Administrative Agent. The Administrative Agent shall have received satisfactory evidence (including satisfactory pay-off letters, mortgage releases, intellectual property releases and UCC-3 termination statements) that the matters set forth in the immediately preceding sentence have been satisfied as of the Initial Borrowing Date.

(d) On the Initial Borrowing Date and after giving effect to the consummation of each component of the Transaction to be consummated on or prior to the Initial Borrowing Date, Holdings and its Subsidiaries shall have no indebtedness for money borrowed or preferred stock outstanding other than (i) the Loans and the Letters of Credit, (ii) the PIK Preferred Equity, (iii) the Senior Subordinated Notes, (iv) the Senior Second Lien Notes, (v) intercompany Indebtedness among the Credit Parties and (vi) certain other indebtedness existing on the Initial Borrowing Date as listed on Schedule IX (with the Indebtedness described in sub-clauses (iii) and (vi) being herein called the “Existing Indebtedness”). On and as of the Initial Borrowing Date, all of the Existing Indebtedness shall remain outstanding after giving effect to the Transaction and the other transactions contemplated hereby without any default or event of default existing thereunder or arising as a result of the Transaction and the other transactions contemplated hereby (except to the extent amended or waived by the parties thereto on terms and conditions satisfactory to the Administrative Agent), and there shall not have been any amendments or modifications to the Senior Subordinated Note Documents or any other Debt Agreements other than as requested or approved by the Administrative Agent.

(e) On the Initial Borrowing Date after giving effect to the Transaction, the ownership and capital structure (including, without limitation, the terms of any equity membership interests, options, warrants or other securities issued or to be issued by Holdings or any of its Subsidiaries) as of the Initial Borrowing Date and management of Holdings and its Subsidiaries shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Banks.

(f) On or prior to the Initial Borrowing Date, all material conditions precedent to the consummation of the Transaction as is set forth in the documentation related thereto shall have been satisfied and not waived.

5.08 Pledge Agreement. On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered a Pledge Agreement substantially in the form of Exhibit H-1 (as modified, supplemented or amended from time to time, the “Pledge Agreement”) and shall have delivered to the Collateral Agent, as Pledgee thereunder all of the Pledged Securities referred to therein then owned by Holdings and each such Credit Party (x) endorsed in blank in the case of promissory notes constituting Pledged Securities and (y) together with executed and undated irrevocable stock powers, in the case of capital stock constituting Pledged Securities.

5.09 Security Agreement. On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered a Security Agreement substantially in the form of Exhibit I (as modified, supplemented or amended from time to time, the “Security Agreement”) covering all of such Credit Party’s present and future Security Agreement Collateral, together with:

(i) proper financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local law) fully executed (to the extent necessary) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement;

(ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all judgment liens, tax liens or effective financing statements that name Holdings or any of its Subsidiaries, as debtor and that are filed in the jurisdictions referred to in said clause (i), together with copies of such other financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which the Collateral Agent shall receive termination statements (Form UCC-3 or such other termination statements as shall be required by local law) fully executed (to the extent necessary) for filing);

(iii) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be reasonably necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by such Security Agreement; and

(iv) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken.

5.10 Subsidiary Guaranty. On the Initial Borrowing Date, each Domestic Subsidiary of Holdings (other than the Borrower) shall have duly authorized, executed and delivered a guaranty substantially in the form of Exhibit J (as modified, supplemented or amended from time to time, the “Subsidiary Guaranty”).

5.11 Material Adverse Change, etc. Since December 31, 2003, nothing shall have occurred (and neither the Administrative Agent or the Required Banks shall have become aware of any facts or conditions not previously known) which the Administrative Agent or the Required Banks shall determine has had, or could reasonably be expected to have, (i) a Material Adverse Effect or (ii) a material adverse effect on the Transaction.

5.12 Litigation. On the Initial Borrowing Date, no litigation by any entity (private or governmental) shall be pending or threatened with respect to this Agreement, any other Document or any documentation executed in connection herewith or with respect to the transactions contemplated hereby, or which the Administrative Agent or Required Banks shall determine has had, or could reasonably be expected to have, a Material Adverse Effect

5.13 Fees, etc. On the Initial Borrowing Date, the Borrower shall have paid in full to the Administrative Agent and the Banks all costs, fees and expenses (including, without limitation, all reasonable legal fees and expenses) payable to the Administrative Agent and the Banks to the extent then due pursuant hereto or as otherwise agreed between Holdings and the Administrative Agent.

5.14 Insurance. On or prior to the Initial Borrowing Date, Holdings shall cause to be delivered to the Administrative Agent evidence (including, without limitation, certificates with respect to each insurance policy listed on Schedule III) of insurance, complying with the requirements of Section 8.03, with respect to the business and properties of Holdings and its Subsidiaries, in scope, form and substance reasonably satisfactory to the Administrative Agent and the Required Banks and naming the Collateral Agent, as an additional insured, mortgagee and/or loss payee and stating that such insurance shall not be canceled or revised without 30 days’ prior written notice by the insurer to the Collateral Agent.

5.15 Approvals. All necessary governmental and material third party approvals in connection with the Transaction and the transactions contemplated by the Documents and otherwise referred to herein or therein (including, but not limited to, those approvals required in respect of existing permits, landlord consents and transfers of contract rights) shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes, in the reasonable judgment of the Administrative Agent or the Required Banks, adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Documents and otherwise referred to herein or therein. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the consummation of the Transaction, the transactions contemplated by the Documents, the making of the Loans or the issuance of Letters of Credit.

5.16 Financial Statements; Pro Forma Financials; Projections. On or prior to the Initial Borrowing Date, the Administrative Agent shall have received true and correct copies of the historical financial statements, the pro forma financial statements and the Projections referred to in Sections 7.05(a), (c) and (f), which historical financial statements, pro forma financial statements and Projections shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Banks.

5.17 Mortgage; Title Insurance; Surveys; etc. On the Initial Borrowing Date, the Collateral Agent shall have received:

(a) fully executed counterparts of a mortgage or deed to secure debt or similar documents in form and substance reasonably satisfactory to the Required Banks (as may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, each, a “Mortgage” and collectively, “Mortgages”), which Mortgages shall cover all of the Real Property owned or leased by Holdings or any of its Subsidiaries as designated on Schedule V (each, a “Mortgaged Property” and collectively, the “Mortgaged Properties”), together with evidence that counterparts of the Mortgages have been delivered to the title insurance company insuring the Lien of the Mortgages for recording in all places to the extent necessary or, in the reasonable opinion of the Collateral Agent, desirable to effectively create a valid and enforceable first priority mortgage lien on each Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors;

(b) mortgagee title insurance policies or marked-up unconditional binders for such insurance in connection with the Mortgaged Properties issued by Fidelity National Title Insurance Company of New York or such other title insurers reasonably satisfactory to the Administrative Agent and the Required Banks, (the “Mortgage Policies”) in amounts reasonably satisfactory to the Administrative Agent and the Required Banks assuring the Collateral Agent that the respective Mortgages on such Mortgaged Properties are valid and enforceable first priority mortgage liens on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances and such Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and the Required Banks and shall include, as appropriate, an endorsement for future advances under this Agreement, the Notes and the Mortgages and for any other matter that the Administrative Agent or the Required Banks in their discretion may reasonably request, shall not include an exception for mechanics’ liens unless such liens would constitute Permitted Liens, and shall provide for affirmative insurance and such reinsurance (including direct access agreements) as the Administrative Agent or the Required Banks in their discretion may reasonably request; and

(c) if requested by the Collateral Agent, surveys in form and substance reasonably satisfactory to the Collateral Agent of each Mortgaged Property dated a recent date acceptable to the Collateral Agent, certified in a manner reasonably satisfactory to the Collateral Agent by a licensed professional surveyor satisfactory to the Collateral Agent.

5.18 Compliance With Senior Subordinated Note Documents. On the Initial Borrowing Date, the Borrower shall have delivered to the Administrative Agent an officer’s certificate signed by an appropriate officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, (x) establishing that the Refinancing complies with the terms of the Senior Subordinated Note Documents and (y) containing a representation and warranty that all Obligations and Senior Second Lien Notes are, and when incurred will be, permitted pursuant to the Senior Subordinated Note Documents as Senior Debt thereunder.

5.19 Ratings. On the Initial Borrowing Date, the obligations of the Borrower under this Agreement shall have received a rating (of any level) from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc.

SECTION 6. Conditions Precedent to All Credit Events. The obligation of each Bank to make Loans, and the obligation of each Issuing Bank to issue Letters of Credit, is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

6.01 No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

6.02 Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03(a). Prior to the making of each Swingline Loan, the Swingline Bank shall have received the notice referred to in Section 1.03(b)(i).

(b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Bank shall have received a Letter of Credit Request meeting the requirements of Section 2.02(a).

SECTION 7. Representations and Warranties. In order to induce the Banks to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each of Holdings and the Borrower makes the following representations and warranties, on behalf of itself and its Subsidiaries, in each case after giving effect to the Transaction consummated on the Initial Borrowing Date, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date):

7.01 Status. Each of Holdings and its Subsidiaries (i) is a duly organized and validly existing corporation, limited partnership or limited liability company in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect, (ii) has the corporate, limited partnership or company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualifications except for failures to be so qualified which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.02 Power and Authority. Each Credit Party has the corporate limited partnership or limited liability company power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary corporate or limited liability company action to authorize the execution, delivery and performance by it of each such Document. Each Credit Party has duly executed and delivered each of the Documents to which it is party, and each such Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (regardless of whether considered in proceedings in equity or at law) and an implied covenant of good faith and fair dealing.

7.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with, or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the properties or assets of Holdings or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which Holdings or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation or by-laws or other organizational documents, as applicable, of Holdings or any of its Subsidiaries.

7.04 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required (i) to authorize, or is required in connection with, the execution, delivery and performance of any Document by any Credit Party or (ii) to ensure the legality, validity, binding effect or enforceability of any such Document with respect to any Credit Party, except those (A) which have been obtained or made, (B) the absence of which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (C) for filings and recordings required to perfect the security interests created under the Security Documents, which filings and recordings will be made within 10 Business Days after the Initial Borrowing Date.

7.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc. (a) (i) The audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year of the Borrower ended December 31, 2003 and the related consolidated statements of income, cash flows and shareholders’ equity of the Borrower and its Subsidiaries for such fiscal year, and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal quarter of the Borrower ended March 31, 2004 and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal quarter, copies of which, in each case, have been furnished to the Administrative Agent and each Bank prior to the Initial Borrowing Date, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries at the dates of said financial statements and the results for the periods covered thereby, subject, in the case of the unaudited financial statements, to normal year-end adjustments. All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, except to the extent provided in the notes to said financial statements and subject, in the case of the three-month statements, to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.

(b) On and as of the Initial Borrowing Date, after giving effect to the Transaction occurring on such date and to all Indebtedness (including the Loans) being incurred or assumed on such date and Liens created by the Credit Parties in connection therewith, the Borrower has received a reasonably equivalent value or greater in exchange for the Obligations that have arisen (and the Liens securing such Obligations) as a result of the consummation of the Transaction.

(c) The pro forma consolidated balance sheet of the Borrower as of December 31, 2003 as reflected in the Offering Memorandum of the Borrower dated April 29, 2004, a copy of which has heretofore been furnished to each Bank, presents good faith estimate of the consolidated pro forma financial condition of the Borrower after giving effect to the Transaction at the date thereof.

(d) Consolidated EBITDA for the consecutive 12-month period of Holdings ended March 31, 2004 was at least $86,000,000.

(e) Except (i) as fully disclosed in the financial statements referred to in Section 7.05(a) and (ii) for the Obligations, the Existing Indebtedness, the Intercompany Loans, the Senior Second Lien Notes and the PIK Preferred Equity, there were as of the Initial Borrowing Date no liabilities or obligations with respect to Holdings or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to have a

Material Adverse Effect. As of the Initial Borrowing Date and except for the Obligations, the Existing Indebtedness, the Intercompany Loans, the Senior Second Lien Notes and the PIK Preferred Equity, Holdings knows of no reasonable basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements referred to in Section 7.05(a) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(f) After giving effect to the Transaction (but for this purpose assuming that the Transaction and the related financing had occurred prior to December 31, 2003), since December 31, 2003, there has been no change in the condition (financial or otherwise), business, operations, assets or liabilities of Holdings or any of its Subsidiaries that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.06 Litigation. There are no actions, suits or proceedings pending or, to the best knowledge of Holdings or the Borrower, threatened (i) with respect to any Document or (ii) that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

7.07 True and Complete Disclosure. Except to the extent set forth in the immediately succeeding sentence, all factual information (taken as a whole) furnished by or on behalf of Holdings or any of its Subsidiaries in writing to the Administrative Agent or any Bank (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The financial projections and other pro forma financial information contained therein are based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Administrative Agent and the Banks that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from the projected results.

7.08 Use of Proceeds; Margin Regulations. (a) All proceeds of the Term Loans shall be used by the Borrower (i) to effect the Transaction and (ii) to pay fees and expenses (including, without limitation, cash restructuring expenses) related to the Transaction; provided, that no more than $12,500,000 may be used on the Initial Borrowing Date for the purposes set forth in clause (ii) above.

(b) All proceeds of Revolving Loans may be used for working capital and general corporate purposes (including, without limitation, Permitted Acquisitions); provided, that no more than $15,000,000 of Revolving Loans or Swingline Loans may be used to effect the Transaction or to pay any fees and expenses incurred in connection therewith.

(c) No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.

Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

7.09 Tax Returns and Payments. Each of Holdings and each of its Subsidiaries has timely filed or caused to be timely filed (including pursuant to any valid extensions of time for filing) with the appropriate taxing authority, all material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of each of Holdings and its Subsidiaries, as the case may be. The Returns accurately reflect in all material respects all liability for taxes of Holdings and its Subsidiaries as a whole for the periods covered thereby. Each of Holdings and its Subsidiaries have paid all material taxes payable by them which have become due other than those contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles. There is no action, suit, proceeding, investigation, audit, or claim now pending regarding any material taxes relating to Holdings or any of its Subsidiaries. As of the Initial Borrowing Date, neither Holdings, the Borrower nor any of their Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of any material taxes of Holdings or any of its Subsidiaries. None of Holdings or any of its Subsidiaries has incurred, or will incur, any material tax liability in connection with the Transaction or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of Holdings or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business).

7.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan that is subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by more than $16,200,000.

7.11 The Security Documents. (a) The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in, and/or Lien on, all right, title and interest of each Credit Party in the Security Agreement Collateral described therein, and each Security Agreement (upon satisfaction of any filing or other requirements set forth therein) creates a fully perfected first Lien on, and/or security interest in, all right, title and interest of such Credit Party in all of the Security Agreement Collateral described therein to the extent the Security Agreement Collateral consists of the type of property in which a security interest may be perfected by filing a financing statement under the UCC, subject to no other Liens other than Permitted Liens. The recordation of the Assignment of Security Interest in U.S. Patents and Trademarks in the form attached to the Security Agreement in the United States Patent and Trademark Office together with filings on Form UCC-1 made pursuant to the Security Agreement will be effective, under applicable law, to perfect the security interest granted to the Collateral Agent in the trademarks and patents covered by the Security Agreement.

(b) The security interests created in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors under the Pledge Agreement constitute (upon satisfaction of any filing, delivery or other requirements in respect of the Stock issued by any Foreign Subsidiary) first priority perfected security interests in the Securities (assuming, in respect of certificated Stock and Securities constituting promissory notes, the Collateral Agent’s continuous possession thereof) described in the Pledge Agreement, subject to no security interests of any other Person (other than Permitted Liens). Except as provided in the immediately preceding sentence, no filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Securities and the proceeds thereof under the Pledge Agreement (other than filings of proper UCC-1 Financing Statements in respect of the Securities constituting promissory notes and uncertificated equity interests, which filings have been made).

(c) Each of the Mortgages creates, as security for the obligations purported to be secured thereby, a valid and enforceable (upon satisfaction of any filing or other requirements set forth therein) and perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior to and prior to the rights of all third Persons and subject to no other Liens (except, in each case, the security interest and mortgage lien created in the Mortgaged Properties may be subject to Permitted Liens).

7.12 Properties. All Real Property owned or leased by Holdings or any of its Subsidiaries as of the Initial Borrowing Date, and the nature of the interest therein, is set forth in Schedule V. Each of Holdings and each of its Subsidiaries has good and marketable title to all material properties owned by it, and a valid leasehold interest in all material property leased by it, including (in each case) all material property reflected in the most recent historical balance sheets referred to in Section 7.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.

7.13 Capitalization. On the Initial Borrowing Date, the authorized membership interests of (i) Holdings shall consist of units (representing common equity member interests in Holdings), series A preferred units, series B convertible preferred units and series C preferred units, of which 12,370,269 units, no series A preferred units, 45,000 series B preferred units and no series C preferred units shall be issued and outstanding and (ii) the Borrower shall consist of member units, of which 1,000 member units shall be issued and outstanding and owned by Holdings. All such outstanding membership interests have been duly and validly issued and, except as set forth on Schedule VII, are free of preemptive rights and subject to no security interests of any other Person (other than Permitted Liens). Except as set forth on Schedule VII, neither Holdings nor any of its Subsidiaries has outstanding any securities convertible into or exchangeable for its membership interests or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its membership interests.

7.14 Subsidiaries. Schedule VIII lists each Subsidiary of Holdings and the Borrower, and the direct and indirect ownership interest of Holdings and the Borrower therein, in each case as of the Initial Borrowing Date and after giving effect to the Transaction.

7.15 Compliance with Statutes, etc. Each of Holdings and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.16 Investment Company Act. Neither Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.17 Public Utility Holding Company Act. Neither of Holdings nor any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

7.18 Environmental Matters. (a) Each of Holdings and each of its Subsidiaries has complied and is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no past, pending or, to the best knowledge of Holdings or any of its Subsidiaries, threatened Environmental Claims against Holdings or any of its Subsidiaries or any Real Property currently or, to the best knowledge of Holdings or any of its Subsidiaries, previously owned or operated by Holdings or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences on any Real Property currently owned or operated by Holdings or any of its Subsidiaries or, to the best knowledge of Holdings or any of its Subsidiaries, on any formerly owned or operated Real Property or any property adjoining or in the vicinity of any currently owned or operated Real Property that could reasonably be expected (i) to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any currently owned or operated Real Property or (ii) to cause any such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property by Holdings or any of its Subsidiaries under any applicable Environmental Law.

(b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned or operated by Holdings or any of its Subsidiaries except in compliance with all Environmental Laws and reasonably required in connection with the operation, use and maintenance of any such Real Property by Holdings’ or such Subsidiary’s business. There are not now any underground storage tanks owned or operated by Holdings or of its Subsidiaries located on any Real Property owned or operated by Holdings or any of its Subsidiaries.

(c) Notwithstanding anything to the contrary in this Section 7.18, the representations made in this Section 7.18 shall only be untrue if the effect of all violations, claims, restrictions, failures, noncompliance and other circumstances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.19 Labor Relations. None of Holdings and any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the best knowledge of Holdings or the Borrower, threatened against any of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the best knowledge of Holdings or the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the best knowledge of Holdings or the Borrower, threatened against Holdings or any of its Subsidiaries and (iii) no union representation question exists with respect to the employees of Holdings or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

7.20 Patents, Licenses, Franchises and Formulas. Each of Holdings and each of its Subsidiaries owns all patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, or rights with respect to the foregoing, and has obtained assignments of all licenses and other rights of whatever nature, necessary for the present and proposed conduct of its business, without any known conflict with the rights of others except, with respect to any matter specified in this Section 7.20, as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

7.21 Indebtedness. Schedule IX sets forth a true and complete list of all indebtedness for borrowed money (other than Intercompany Loans) of Holdings and its Subsidiaries as of the Initial Borrowing Date and which is to remain outstanding after giving effect thereto, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any other entity which directly or indirectly guaranteed such debt.

7.22 Senior Subordinated Notes. The subordination provisions contained in the Senior Subordinated Notes are enforceable against the holders thereof subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (regardless of whether enforcement is sought in equity or at law) and an implied covenant of good faith and fair dealing. As of the Initial Borrowing Date and after giving effect to the Transaction, all Obligations of the Borrower are within the definition of “Senior Debt” (as defined in the Senior Subordinated Note Documents).

7.23 Representations and Warranties in Documents. All representations and warranties of each Credit Party set forth in the Documents were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Initial Borrowing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

7.24 Special Purpose Corporation. Holdings has no significant assets (other than the membership interests of the Borrower) or liabilities (other than under this Agreement, the other Documents to which it is party, Shareholder Subordinated Notes, PIK Preferred Equity, Permitted Seller Notes, Permitted Earn-Out Debt, Permitted Earn-Out Preferred Equity and Qualified Preferred Equity) and has engaged in no substantial business activities.

7.25 Insurance. Set forth on Schedule III hereto is a true, correct and complete summary of all insurance carried by each Credit Party on and as of the Initial Borrowing Date, with the amounts insured set forth therein.

SECTION 8. Affirmative Covenants. Each of Holdings and the Borrower hereby covenants and agrees for itself and each of its Subsidiaries that on and after the Initial Borrowing Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations, are paid in full:

8.01 Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly distribute a copy to each Bank):

(a) Monthly Reports. As soon as practicable, and in any event within 45 days, after the end of each monthly accounting period of each fiscal year (other than the last monthly accounting period in any fiscal quarter and fiscal year) of Holdings and the Borrower, commencing with the period ending May 31, 2004, the consolidated balance sheet of Holdings each of its Subsidiaries as at the end of such monthly accounting period and the related consolidated statements of income for such monthly accounting period and for the elapsed portion of the fiscal year ended with the last day of such monthly accounting period, in each case setting forth comparative figures for the corresponding monthly accounting period in the prior fiscal year.

(b) Quarterly Financial Statements. Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of Holdings and the Borrower, commencing with the period ending June 30, 2004, the consolidated balance sheet of Holdings and its Subsidiaries as at the end of each such quarterly accounting period and the related consolidated statement of income and the related consolidated statement of cash flows for each such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of each such quarterly accounting period (other than the fourth quarterly accounting period), setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be in reasonable detail and certified by the chief financial officer or treasurer of Holdings that they fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and shall be accompanied by a management discussion and analysis of the results of operations and financial condition with respect to such period.

(c) Annual Financial Statements. Within 90 days after the close of each fiscal year of Holdings and the Borrower, the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year and the related consolidated statement of income and the related consolidated statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by Deloitte & Touche LLP, any other independent certified public accountants or such other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of Holdings, the Borrower and each of their Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Event of Default which has occurred and is continuing under Sections 9.07 through 9.10, inclusive, or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof and shall be accompanied by a management discussion and analysis of the results of operations and financial condition with respect to such period.

(d) Budgets. No later than 60 days after the first day of each fiscal year of Holdings, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income and cash flows and balance sheets) prepared by Holdings for (x) each monthly accounting period in such fiscal year and (y) such fiscal year prepared in summary form, in each case, of Holdings and its Subsidiaries, accompanied by the statement of the chief financial officer or treasurer of Holdings to the effect that, to the best of such officer’s knowledge, the budget is a reasonable estimate of the period covered thereby. Additionally, within 60 days after the consummation of each Permitted Acquisition for which the consideration paid equals or exceeds $5,000,000, a revised budget in the form described above taking into account the effects of such Permitted Acquisition on the budget for the remainder of the fiscal year covered by the original budget.

(e) Officers’ Certificates. At the time of the delivery of the financial statements provided for in Section 8.01(a), (b) and (c), a certificate of the chief financial officer or treasurer of Holdings to the effect that, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (x) if delivered with the financial statements required by Sections 8.01(b) and (c), set forth the calculations required to establish whether Holdings and its Subsidiaries were in compliance with the provisions of Sections 9.07 through 9.10, inclusive, at the end of such fiscal quarter or year, as the case may be and (y) if delivered with the financial statements required by Section 8.01(c), set forth the amount of (and the calculations required to establish) Excess Cash Flow for the respective Excess Cash Payment Period.

(f) Management Letters. Promptly after Holdings’, the Borrower’s or any of their Subsidiaries’ receipt thereof, a copy of any “management letter” received by Holdings, the Borrower or such Subsidiary from its certified public accountants and the management’s responses thereto (other than reports of a routine or ministerial nature which are not material).

(g) Notice of Default and Litigation. Promptly, and in any event within five Business Days after an officer of Holdings or the Borrower obtains knowledge thereof, notice of

(i) the occurrence of any event which constitutes a Default or an Event of Default (provided such Default or Event of Default is continuing) and (ii) any litigation or governmental investigation or proceeding pending or threatened (x) against Holdings or any of its Subsidiaries which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (y) with respect to any Document.

(h) Other Reports and Filings. Promptly, copies of all financial information, proxy materials and other information and reports, if any, which Holdings or any of its Subsidiaries shall file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders of its Indebtedness with an outstanding principal balance in excess of $5,000,000, pursuant to the terms of the documentation governing such Indebtedness (or any trustee, Administrative Agent or other representative therefor) and not otherwise required to be delivered hereunder.

(i) Environmental Matters. Promptly upon, and in any event within fifteen Business Days after, an officer of Holdings or the Borrower obtains knowledge thereof, notice of one or more of the following environmental matters, unless such environmental matters could not, individually or when aggregated with all other such environmental matters, be reasonably expected to have a Material Adverse Effect, provided that in any event Holdings and its Subsidiaries shall deliver to the Administrative Agent all material notices relating to such matters received by Holdings or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA:

(i) any pending or threatened (in writing) Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned or operated by Holdings or any of its Subsidiaries;

(ii) any condition or occurrence on, or arising from, any Real Property owned or operated by Holdings or any of its Subsidiaries that (a) results in noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned or operated by Holdings or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by Holdings or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned or operated by Holdings or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings’, the Borrower’s or such Subsidiary’s response thereto.

(j) Annual Meetings with Banks. At the request of the Administrative Agent, the Borrower shall, once during each fiscal year of the Borrower, hold a meeting (at a mutually agreeable location and time) with all of the Banks at which meeting the financial results of the previous fiscal year and the financial condition of the Borrower and the budgets presented for the current fiscal year shall be reviewed.

(k) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to Holdings or any of its Subsidiaries as the Administrative Agent or any Bank may reasonably request in writing.

Notwithstanding anything to the contrary above in this Section 8.01, so long as Holdings has not issued any Shareholder Subordinated Notes, any Permitted Seller Notes, any Permitted Earn-Out Debt or any other Indebtedness, the references to “Holdings” in each of clauses (a), (b), (c) and (d) of this Section 8.01 shall be deemed instead to be references to the “Borrower” and the existing references to the “Borrower” in each such clause shall be ignored.

8.02 Books, Records and Inspections. Holdings and the Borrower will, and will cause each of their Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles (or the comparable foreign equivalent thereof) and all requirements of law shall be made of all material dealings and transactions in relation to its business and activities. Holdings and the Borrower will, and will cause each of their Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Bank to visit and inspect, during regular business hours and under guidance of officers of Holdings, such Borrower or such Subsidiary, any of the properties of Holdings or any of its Subsidiaries, and to examine the books of account of Holdings and any of its Subsidiaries and discuss the affairs, finances and accounts of Holdings and any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals, upon such reasonable notice and to such reasonable extent as the Administrative Agent or such Bank may request.

8.03 Maintenance of Property; Insurance. (a) Holdings and the Borrower will, and will cause each of their Subsidiaries to, (i) keep all material property necessary and useful in its business in good working order and condition, (ii) maintain insurance on its property with reputable and solvent insurance companies in at least such amounts and against at least such risks as is consistent and in accordance with industry practice and (iii) furnish to each Bank, upon written request, full information as to the insurance carried.

(b) Holdings and the Borrower will, and will cause each of their Subsidiaries to, at all times keep their respective property in which a Lien has been granted to the Collateral Agent insured in favor of the Collateral Agent, and all policies (including the Mortgage Policies) or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by Holdings, the Borrower or any such Subsidiary) (i) shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee (with respect to Collateral) or, to the extent permitted by applicable law, as an additional insured), (ii) shall state that such insurance policies shall not be canceled without 30 days’ prior written notice thereof (or 10 days’ prior written notice in the case of cancellation for the non-payment of premiums) by the respective insurer to the Collateral Agent and (iii) shall be deposited with the Collateral Agent.

(c) If Holdings or any of its Subsidiaries shall fail to maintain all insurance in accordance with this Section 8.03, or if Holdings or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent and/or the Collateral Agent shall have the right (but shall be under no obligation), upon notice to the Borrower, to procure such insurance, and Holdings and each of the Borrower agree to reimburse the Administrative Agent or the Collateral Agent, as the case may be, for all costs and expenses of procuring such insurance.

8.04 Franchises. Holdings and the Borrower will, and will cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, trademarks, copyrights and patents; provided, however, that nothing in this Section 8.04 shall prevent (i) transactions permitted by Section 9.02 or (ii) the withdrawal by Holdings or any of its Subsidiaries of qualification as a foreign corporation in any jurisdiction where such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.05 Compliance with Statutes, etc. Holdings and the Borrower will, and will cause each of their Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06 Compliance with Environmental Laws. (a) (i) Holdings and the Borrower will comply, and will use their best efforts to cause each of their Subsidiaries to comply, with all Environmental Laws applicable to the ownership or use of its Real Property now or hereafter owned or operated by Holdings or any of its Subsidiaries, will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws and (ii) neither Holdings, the Borrower nor any of their Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of Hazardous Materials on any Real Property now or hereafter owned or operated by Holdings or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except to the extent that the failure to comply with the requirements specified in clause (i) or (ii) above, either individually or in the aggregate, could not reasonably be expected to result in liability under Environmental Laws that could have a Material Adverse Effect. If required to do so under any applicable legally binding directive or order of any governmental agency, Holdings and the Borrower agrees to undertake, and cause each of their Subsidiaries to undertake, to the extent required under applicable Environmental Laws, any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned or operated by Holdings or any of its Subsidiaries in accordance with the requirements of all applicable Environmental Laws and in accordance with such legally binding orders and directives of all governmental authorities, except to the extent that (x) Holdings, such Borrower or such Subsidiary is contesting such order or directive in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by generally accepted accounting principles or (y) the failure to take any such action could not reasonably be expected to have a Material Adverse Effect.

(b) At the written request of the Administrative Agent or the Required Banks, at any time and from time to time as is reasonable after (i) the Obligations have become due and payable pursuant to Section 10 or (ii) the Banks receive notice under Section 8.01(i) for any event for which notice is required to be delivered for any Real Property, the Borrower will provide, at its sole cost and expense, an environmental site assessment report of reasonable scope and expense concerning any relevant Real Property now or hereafter owned or operated by Holdings or any of its Subsidiaries, prepared by an environmental consulting firm approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with any Hazardous Materials on such Real Property. If the Borrower fails to provide the same within 45 days after such request was made, the Administrative Agent may order the same, and the Borrower, to the extent the Borrower has the authority to do so, shall grant and hereby grants, to the Administrative Agent and the Banks and their Administrative Agents, access to such Real Property and specifically grants the Administrative Agent and the Banks an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at the Borrower’s expense.

8.07 ERISA. The Borrower will furnish to the Administrative Agent prompt written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in excess of $5,000,000. Each notice delivered under this Section 8.07 shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

8.08 End of Fiscal Years; Fiscal Quarters. Holdings will cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 and (ii) each of its, and each of its Subsidiaries’, fiscal quarters to end on March 31, June 30, September 30 and December 31 of each fiscal year.

8.09 Performance of Obligations. Holdings and the Borrower will, and will cause each of their Subsidiaries to, perform all of its obligations under the terms of each mortgage, deed of trust, indenture, loan agreement or credit agreement and each other material agreement, contract or instrument by which it is bound, except such non-performances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, that the failure to pay any Indebtedness shall not constitute a breach of this Section 8.09 unless it shall give rise to an Event of Default under Section 10.04.

8.10 Payment of Taxes. Holdings and the Borrower will pay and discharge, and will cause each of their Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon Holdings, the Borrower or their Subsidiaries or upon the income or profits of Holdings, the Borrower or their Subsidiaries, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a lien or charge not otherwise permitted under Section 9.01(i) upon any properties of Holdings, the Borrower or any such Subsidiary; provided that none of Holdings, the

Borrower, and any such Subsidiary shall be required to pay any such material tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if Holdings, any such Borrower or any such Subsidiary has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.

8.11 Additional Mortgages; Further Assurances. (a) In the event that the Borrower or any of its Subsidiaries acquires any Real Property after the Initial Borrowing Date, the Borrower or such Subsidiary shall promptly notify the Administrative Agent and, at the request of the Administrative Agent or the Required Banks from time to time, Holdings and the Borrower will, and will cause each of their Subsidiaries to, grant to the Collateral Agent security interests and mortgages (an “Additional Mortgage”) in such additional Real Property of Holdings, the Borrower or any of such Subsidiaries (each such Real Property, an “Additional Mortgaged Property”). All such Additional Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected Liens superior to and prior to the rights of all third Persons and subject to no other Liens, in either case except Permitted Liens. The Additional Mortgages or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and all taxes, fees and other charges payable in connection therewith shall have been paid in full. Notwithstanding anything to the contrary contained above in this Section 8.11(a), in connection with any (x) Leasehold that has been designated as an Additional Mortgaged Property, none of Holdings, the Borrower, or any such Subsidiaries shall be required to grant an Additional Mortgage therein to the extent that (1) such a grant is prohibited by the applicable lease (and the lessor thereunder or its mortgagees has not consented thereto) or (2) such Leasehold has a fair market value of $2,000,000 or less and (y) Real Property that has been designated as an Additional Mortgaged Property, none of Holdings, the Borrower, or any such Subsidiaries shall be required to grant an Additional Mortgage therein to the extent that (i) such a grant is prohibited by the terms of any document evidencing a prior Lien thereon to the extent permitted under Section 9.01(vii), (viii), (xiv) or (xv) (and the senior lienholder has not consented thereto) or (ii) the value of such Real Property, together with improvements thereon, is less than $1,000,000. The provisions of this Section 8.11(a) shall not apply with respect to any Real Property held or acquired by any Foreign Subsidiary of the Borrower.

(b) Holdings and the Borrower will, and will cause each of their Subsidiaries to, at the expense of Holdings, the Borrower and such Subsidiaries, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require to ensure the validity, enforceability, perfection or priority of the Collateral Agent’s security interest in the Collateral or to enable the Collateral Agent to realize or exercise the rights and benefits intended to be created by the Security Documents. Furthermore, Holdings and the Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance, appraisals, surveys and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 8.11 has been complied with.

(c) In the event the Administrative Agent or the Required Banks reasonably determine the following are required or advisable under applicable law or regulation, the Borrower shall obtain real estate appraisals with respect to each Mortgaged Property, which real estate appraisal shall follow the valuation procedures set forth in 12 CFR, Part 34 - Subpart C, and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(d) Holdings and each of the Borrower agree that each action required above by this Section 8.11 shall be completed as soon as possible, but in no event later than 90 days after such action is requested in writing to be taken by the Administrative Agent or the Required Banks.

8.12 Foreign Subsidiaries Security. If following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for the Borrower reasonably acceptable to the Administrative Agent does not within 30 days after a request from the Administrative Agent or the Required Banks deliver evidence mutually satisfactory to the Borrower and the Administrative Agent that, with respect to any Foreign Subsidiary of the Borrower which has not already had all of its stock pledged pursuant to a Pledge Agreement, (i) a pledge of 66-2/3% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote and (ii) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the Subsidiary Guaranty, with such changes as are required to comply with local law (the “Foreign Subsidiary Guaranty”), in any such case, would cause the undistributed earnings of such Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for Federal income tax purposes in each case as a result of such Foreign Subsidiary pledging its assets (directly or indirectly) to secure the Obligations of the Borrower and each Subsidiary of the Borrower under the Credit Documents and the obligations of the Borrower under any Interest Rate Protection Agreement or Other Hedging Agreement, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary’s outstanding capital stock not theretofore pledged pursuant to a Pledge Agreement shall be pledged to the Collateral Agent pursuant to a Pledge Agreement (or another pledge agreement in substantially similar form, if needed), and in the case of a failure to deliver the evidence described in clause (ii) above, such Foreign Subsidiary shall execute and deliver the Foreign Subsidiary Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the Obligations of the Borrower and each Subsidiary of the Borrower under the Credit Documents and the obligations of the Borrower under any Interest Rate Protection Agreement or Other Hedging Agreement to the extent that the entering into of the Foreign Subsidiary Guaranty, the pledge of the additional shares of capital stock and the amendment to such Security Documents is permitted by the laws of the respective foreign jurisdiction and would not, in the reasonable opinion of the Borrower and the Administrative Agent, result in any adverse tax consequences to the Borrower or their Subsidiaries, and with all documents delivered pursuant to this Section 8.12 to be in form and substance reasonably satisfactory to the Administrative Agent and the Required Banks.

8.13 Ownership of Subsidiaries. The Borrower will at all times ensure that each of its Subsidiaries remains as a Wholly-Owned Subsidiary of the Borrower except (i) to the extent that any such Subsidiary is merged, consolidated or liquidated in a transaction permitted by Section 9.02(ix) or (x), (ii) for non-Wholly-Owned Subsidiaries acquired pursuant to a Permitted Acquisition and (iii) for joint ventures otherwise permitted pursuant to Section 9.05.

8.14 Permitted Acquisitions. Subject to the provisions of this Section 8.14 and the requirements contained in the definition of Permitted Acquisition, the Borrower and/or any of its Subsidiaries may from time to time after the Initial Borrowing Date effect Permitted Acquisitions, so long as (i) the Borrower shall have given the Administrative Agent at least 10 Business Days’ prior written notice of any Permitted Acquisition, (ii) no Default or Event of Default is in existence at the time of the consummation of such Permitted Acquisition or would result after giving effect thereto and all representations and warranties contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties were made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (iii) calculations are made by the Borrower of compliance with the covenants contained in Sections 9.08 through 9.10 (in each case, giving effect to the last sentence appearing therein) for the period of four consecutive fiscal quarters (taken as one accounting period) most recently ended prior to the date of such Permitted Acquisition (each, a “Calculation Period”), on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period and such recalculations shall show that such financial covenants would have been complied with if the Permitted Acquisition had occurred on the first day of such Calculation Period (it being understood and agreed that with respect to any Permitted Acquisition consummated prior to June 30, 2005, Consolidated Cash Interest Expense shall be the amount calculated for such Calculation Period multiplied by 4 (in the case of Permitted Acquisitions consummated prior to December 31, 2004), 2 (in the case of Permitted Acquisitions consummated prior to March 31, 2005) or by 4/3 (in the case of Permitted Acquisitions consummated thereafter but prior to June 30, 2005), (iv) the sum of the Total Unutilized Revolving Commitment plus all cash and Cash Equivalents then held by Holdings and its Subsidiaries shall be at least $25,000,000 after giving effect to the respective Permitted Acquisition, (v) with respect to any Permitted Acquisition the aggregate consideration in connection with which is $10,000,000 or more, projections prepared by the Borrower in good faith for the period from the date of the consummation of such Permitted Acquisition to the date which is one year thereafter shall reflect that the Borrower shall be in compliance with the covenants set forth in Sections 9.08 through 9.10, inclusive for such period, (vi) the aggregate consideration for the respective Permitted Acquisition, when added to the aggregate consideration paid for all other Permitted Acquisitions consummated from and after the Effective Date, does not exceed, in the aggregate, the sum of (A) $25,000,000 plus (B) the amount of Indebtedness then outstanding under Section 9.04(xi) or (xvii) and (C) the amount of equity issued by Holdings as permitted under Section 9.13(b), the proceeds of which are used to finance Permitted Acquisitions, (vii) in the case of acquisitions effected by Foreign Subsidiaries, the aggregate consideration for the respective Permitted Acquisition, when added to the aggregate consideration paid for all other Permitted Acquisitions effected by Foreign Subsidiaries and consummated from and after the Effective Date, does not exceed, in the aggregate, $10,000,000, (viii) in the case of acquisitions effected by any Credit Party, such Credit Party is able to, and does, grant a Lien to the Collateral Agent for the benefit of the Secured Creditors on and security interest in assets acquired thereby in connection with such

Permitted Acquisition and (ix) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to the best of his knowledge, compliance with the requirements of preceding clauses (i) through (viii) and containing the calculations required by preceding clauses (iii), (vi) and (vii).

8.15 Interest Rate Protection Agreements. The Borrower shall ensure that at least 50% of its Indebtedness for borrowed money (including, without limitation, all Loans, Senior Second Lien Notes and Senior Subordinated Notes) bears interest on a fixed rate basis.

8.16 Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 7.08.

8.17 PIK Preferred Equity. Holdings will pay all dividends on the PIK Preferred Equity through the issuance of additional PIK Preferred Equity or by accretion or accrual, or through the issuance to the holders thereof of common equity of Holdings, and not in cash.

SECTION 9. Negative Covenants. Each of Holdings and the Borrower hereby covenants and agrees for itself and each of its Subsidiaries that on and after the Initial Borrowing Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations, are paid in full:

9.01 Liens. Holdings and the Borrower will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to Holdings or any of its Subsidiaries), or assign any right to receive income, provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established to the extent required by generally accepted accounting principles;

(ii) Liens in respect of property or assets of Holdings or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii) Liens in existence on the Initial Borrowing Date which are listed, and the property subject thereto described, in Schedule X, but no renewals or extensions of such Liens shall be permitted except to the extent specifically permitted to be so renewed or extended as set forth on such Schedule X, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal or extension and (y) any such renewal or extension does not encumber any additional assets or properties of Holdings or any of its Subsidiaries;

(iv) Permitted Encumbrances;

(v) Liens created by or pursuant to this Agreement and the Security Documents (it being understood and agreed that from and after the Initial Borrowing Date, the obligations relating to the Senior Second Lien Note Documents may be secured by (a) Collateral pursuant to the Security Documents, on a “second-priority” basis to the First Lien Obligations (as such type of obligations is defined in the Security Documents) and (b) the Mortgaged Properties pursuant to the mortgages substantially similar to the Mortgages, on a “second-priority” basis to the First Lien Obligations;

(vi) leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of Holdings or any of its Subsidiaries;

(vii) Liens upon assets subject to Capitalized Lease Obligations or purchase money Indebtedness to the extent permitted by Section 9.04(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation or purchase money Indebtedness and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation or purchase money Indebtedness does not encumber any other asset of Holdings or any of its Subsidiaries;

(viii) Liens placed upon assets (including Real Property) at the time of acquisition or construction thereof by the Borrower or any such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price or construction costs thereof and extensions, renewals or replacements of any of the foregoing, provided that, in either case, (x) the aggregate outstanding principal amount of all Indebtedness secured by Liens permitted by this clause (viii) shall not at any time exceed the amount permitted under Section 9.04(iv) and (y) in all events, the Lien encumbering the assets so acquired does not encumber any other asset of Holdings or any of its Subsidiaries;

(ix) any Lien existing on any property or asset prior to the acquisition thereof by Holdings, the Borrower or any of their Subsidiaries or existing on any property or asset of any Person that becomes a Subsidiary of Holdings or the Borrower after the date hereof prior to the time such Person becomes a Subsidiary of Holdings or the Borrower; provided that (i) such Lien was not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary of Holdings or the Borrower, as the case may be, (ii) such Lien shall not apply to any other property or assets of Holdings, the Borrower or any of their Subsidiaries and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of Holdings or the Borrower, as the case may be;

(x) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not materially interfering with the conduct of the business of Holdings or any of its Subsidiaries;

(xi) Liens arising from precautionary UCC financing statement filings or similar filings regarding operating leases;

(xii) statutory and common law landlords’ liens under leases to which Holdings or any of its Subsidiaries is a party;

(xiii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety bonds (other than appeal bonds), bids, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(xiv) Liens in favor of customers and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xv) normal and customary rights of set-off upon deposits of cash in favor of banks and other depositary institutions;

(xvi) the Borrower may sell or assign overdue accounts receivable in connection with the collection thereof in the ordinary course of business;

(xvii) any (x) interest or title of a lessor or sublessor (other than a Credit Party) under any lease entered into by Holdings or any of its Subsidiaries as lessee to the extent that such lease is permitted to be entered into pursuant to this Agreement, (y) restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject (including, without limitation, ground leases and other prior leases of the premises, mortgages, mechanics liens, tax liens and easements) or (z) subordination of the interest of the lessee or sublessee under any such lease to any restriction or encumbrance referred to in the preceding clause (y);

(xviii) Liens on the assets of Foreign Subsidiaries securing Indebtedness permitted under Section 9.04 (xviii);

(xix) Liens securing Indebtedness permitted under Section 9.04(xvii); and

(xx) Liens not otherwise permitted pursuant to this Section 9.01 which secure obligations permitted under this Agreement not exceeding $5,000,000 in the aggregate at any one time outstanding.

In connection with the granting of Liens of the type described in clauses (vii) and (viii) of this Section 9.01 by the Borrower or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to and shall take any actions necessary to be taken by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of property subject to such Liens).

9.02 Consolidation, Merger, Sale of Assets, etc. Holdings and the Borrower will not, and will not permit any of their Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or enter into any sale-leaseback transactions, except that:

(i) the Borrower and its Subsidiaries may make sales of Cash Equivalents and inventory, including sales of inventory to the Borrower and other Subsidiaries, in the ordinary course of business;

(ii) the Borrower and its Subsidiaries may make sales of assets, provided that (x) each such sale results in consideration at least 75% of which (taking into account the amount of cash and the principal amount of any promissory notes received as consideration) shall be in the form of cash (provided that in lieu of cash the Borrower may receive, as consideration, assets which the Borrower would have been permitted to reinvest in under the terms of Section 4.02(e) if the Borrower had received cash consideration), (y) the aggregate sale proceeds from all assets subject to such sales shall not exceed $2,500,000 in any fiscal year of the Borrower;

(iii) Capital Expenditures by the Borrower and its Subsidiaries shall be permitted to the extent permitted under Section 9.07;

(iv) the Borrower and its Subsidiaries may sell or otherwise dispose of damaged, obsolete or worn-out assets that are no longer necessary for the proper conduct of their respective business for fair market value;

(v) transactions permitted by Section 9.05 shall be permitted;

(vi) Holdings and its Subsidiaries may grant leases or subleases to other Persons not materially interfering with the conduct of the business of Holdings and its Subsidiaries taken as a whole;

(vii) the Borrower and its Subsidiaries may make sales of assets, provided that (x) each such sale results in consideration at least 75% of which (taking into account the amount of cash and the principal amount of any promissory notes received as consideration) shall be in the form of cash (provided that in lieu of cash the Borrowers may receive, as consideration, assets which the Borrower would have been permitted to reinvest in under the terms of Section 4.02(e) if the Borrower had received cash consideration), (y) the aggregate sale proceeds from all assets subject to such sales shall not exceed $30,000,000 in any fiscal year of the Borrower and (z) the Net Cash Proceeds therefrom are either applied as provided in Section 4.02(e) or reinvested in assets to the extent permitted by Section 4.02(e);

(viii) the Borrower and its Subsidiaries may lease (as lessee) real or personal property in the ordinary course of business (so long as any such lease does not create a Capitalized Lease Obligation except to the extent permitted by Section 9.04(iv));

(ix) any Foreign Subsidiary of the Borrower may be merged with and into, or be dissolved or liquidated, or sell or otherwise transfer any of its assets to (x) the Borrower or (y) any Wholly-Owned Subsidiary of the Borrower;

(x) any Domestic Subsidiary of the Borrower may be merged with and into, or be dissolved or liquidated into, or transfer any of its assets to (x) the Borrower or (y) any Wholly-Owned Domestic Subsidiary of the Borrower;

(xi) the Borrower and each Subsidiary Guarantor may sell or otherwise transfer assets (other than any Mortgaged Properties) between or among one another;

(xii) the Borrower and its Subsidiaries may sell or discount accounts receivable in the ordinary course of business, but only in connection with the collection or compromise thereof;

(xiii) the Borrower and its Subsidiaries may, in the ordinary course of business, license patents, trademarks, copyrights and know-how to third Persons, so long as each such license does not prohibit the granting of a Lien by the Borrower or such Subsidiary in the intellectual property covered by such license;

(xiv) the Borrower and its Subsidiaries may liquidate any Inactive Subsidiary; and

(xv) Holdings may merge or consolidate with and into any of its members (or any successors to or Affiliates of such members), so long as (x) such member or Affiliate of such member has no material assets (other than its interest in Holdings) and no material liabilities prior to such merger or consolidation, (y) such member or Affiliate of such member expressly assumes all liabilities and obligations of Holdings under each Credit Document to which Holdings is a party pursuant to an assumption agreement in form and substance satisfactory to the Administrative Agent, and (z) such member or Affiliate of such member shall take such other actions and deliver such other documents to the Administrative Agent as the Administrative Agent shall reasonably request in order to protect and perfect the position of the Administrative Agent, the Collateral Agent and the Banks under the Credit Documents.

To the extent the Required Banks waive the provisions of this Section 9.02 with respect to the sale or other disposition of any Collateral, or any Collateral is sold or otherwise disposed of as permitted by this Section 9.02, such Collateral (unless transferred to a Credit Party or a Subsidiary thereof) shall in each case be sold or otherwise disposed of free and clear of the Liens created by the Security Documents and the Administrative Agent shall take such actions

(including, without limitation, directing the Collateral Agent to take such actions) as are appropriate in connection therewith.

9.03 Dividends. Holdings and the Borrower will not, and will not permit any of their Subsidiaries to, authorize, declare or pay any Dividends with respect to Holdings or any of its Subsidiaries, except that:

(i) any Subsidiary of the Borrower may pay Dividends to (x) the Borrower or (y) any Wholly-Owned Subsidiary of the Borrower;

(ii) the Borrower may pay cash Dividends to Holdings in the amounts and at the times of any payment by Holdings in respect of taxes (including, without limitation, any payments to be made by Holdings pursuant to clause (vi) of this Section 9.03), provided that any refunds received by Holdings shall promptly be returned by Holdings to the Borrower;

(iii) any non-Wholly-Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders or equity owners generally so long as the Borrower or its respective Subsidiary which owns the equity interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the equity interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests of such Subsidiary);

(iv) the Borrower may pay cash Dividends to Holdings in an amount not to exceed $2,000,000 in any fiscal year so long as the proceeds thereof are promptly used by Holdings to pay expenses in the ordinary course of business;

(v) (a) Holdings may (i) redeem or purchase shares of its capital stock or other equity interests (or options to purchase its capital stock or other equity interests) held by management of Holdings or any of its Subsidiaries and (ii) pay participants and beneficiaries under incentive plans, awards and other compensation provided for in such plans, provided that (x) the only consideration paid by Holdings in respect of such redemptions, purchases and/or awards or compensation shall be cash and Shareholder Subordinated Notes, (y) the sum of (A) the aggregate amount paid by Holdings in cash in respect of all such redemptions, purchases, and/or awards or compensation plus (B) the aggregate amount of all principal and interest payments made on Shareholder Subordinated Notes, shall not exceed $5,000,000 in any fiscal year of Holdings (plus the amount available to be used pursuant to this clause (v)(a)(y) in prior fiscal years and not so used, but in no event more than $20,000,000 in the aggregate after the Effective Date), provided that such amount shall be increased by an amount equal to the net cash proceeds received by Holdings after the Effective Date from the sale or issuance of its equity interests (to the extent not used to effect a Permitted Acquisition) and (z) at the time of any cash payment permitted to be made pursuant to this Section 9.03(v), including any cash payment under a Shareholder Subordinated Note, no Default or Event of Default shall then exist or result therefrom; and (b) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may pay cash Dividends to Holdings so long as Holdings promptly uses such proceeds for the purposes described in clause (v)(a) of this Section 9.03;

(vi) so long as the Borrower is a limited liability company treated as a partnership or an entity disregarded as separate from its owner for federal and state income tax purposes (and prior to any distribution of any Tax Amount, the Borrower delivers an officers’ certificate to the Administrative Agent to such effect), the Borrower may make cash distributions to its members (and, in turn, Holdings may make cash distributions to its members) in an amount not to exceed the Tax Amount with respect to the Borrower for such period;

(vii) (a) Holdings may pay Dividends required by any contract or agreement listed on Schedule XIII, as any such contract or agreement is in effect on the Effective Date, and (b) the Borrower may pay Dividends to Holdings (x) at such times and in such amounts as required to enable Holdings to pay Dividends under clause (vii)(a) of this Section 9.03 and (y) to enable Holdings to make other payments required to be made by it pursuant to the contracts and other agreements listed on Schedule XIII, as such contracts and other agreements are in effect on the Effective Date;

(viii) Holdings may pay Dividends on any outstanding Qualified Preferred Equity and Permitted Earn-Out Equity solely through the issuance of additional shares or units of Qualified Preferred Equity or Permitted Earn-Out Equity or through accrual or accretion, as the case may be, or units of common equity of Holdings, but not in cash;

(ix) Holdings may pay Dividends on any outstanding PIK Preferred Equity solely through the issuance of PIK Preferred Equity or units of common equity of Holdings or through accrual or accretion, but not in cash; and

(x) the Borrower may pay cash Dividends to Holdings, which in turn shall utilize the full amount of such cash Dividends for the purpose of paying (and so long as Holdings, by the first succeeding Business Day, utilizes the full amount of such cash Dividends to pay) cash interest (but not principal) as and when due on Permitted Seller Notes then outstanding, provided that no such Dividend shall be paid at any time following the occurrence and during the continuance of any Default or Event of Default or if a Default or Event of Default would exist immediately after giving effect to the payment of such Dividend.

9.04 Indebtedness. Holdings and the Borrower will not, and will not permit any of their Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii) Existing Indebtedness to the extent the same is listed on Schedule IX, but no refinancings or renewals thereof except to the extent specifically permitted to be so refinanced or renewed as set forth on such Schedule IX, provided that any such refinancings and renewals shall not exceed the principal amount of, and shall not be for a shorter maturity than, such Existing Indebtedness outstanding at the time of the refinancing or renewal thereof;

(iii) Permitted Earn-Out Debt issued in connection with a Permitted Acquisition;

(iv) Indebtedness evidenced by Capitalized Lease Obligations and purchase money Indebtedness of Holdings and its Subsidiaries, including any Indebtedness assumed in connection with the acquisition of assets, provided that in no event shall the aggregate principal amount of Capitalized Lease Obligations, and the principal amount of all such Indebtedness incurred or assumed in each case after the Initial Borrowing Date, permitted by this clause (iv) exceed $25,000,000 at any time outstanding;

(v) intercompany Indebtedness among the Borrower and its Subsidiaries to the extent permitted by Section 9.05;

(vi) Indebtedness of the Borrower under Interest Rate Protection Agreements entered into to protect the Borrower against fluctuations in interest rates in respect of the Obligations so long as management of the Borrower has determined that the entering into of such Interest Rate Protection Agreements are bona fide hedging activities;

(vii) Indebtedness of the Borrower and its Subsidiaries under Other Hedging Agreements providing protection against fluctuations in currency values and/or commodity prices in connection with the Borrower’s or any of its Subsidiaries’ operations so long as management of the Borrower or such Subsidiary, as the case may be, has determined that the entering into of such Other Hedging Agreements are bona fide hedging activities;

(viii) Indebtedness of the Borrower and the Subsidiary Guarantors under the Senior Second Lien Notes, the Accreted Value (as defined in the Senior Second Lien Note Indenture) of which shall not at issuance thereof exceed $150,101,910 (less any repayments or prepayments of principal thereof) as set forth in the Senior Second Lien Note Documents, provided that prior to June 15, 2007, the accreted principal amount of the Senior Second Lien Notes shall be permitted to increase as a result of accretion in accordance with the terms of the Senior Second Lien Note Documents unless the Borrower shall have commenced the payment of interest in cash in accordance with the terms of the Senior Second Lien Note Documents on such outstanding Senior Second Lien Notes;

(ix) the Borrower may become liable as a guarantor with respect to obligations of any of its Subsidiaries, which obligations are not otherwise prohibited under this Agreement;

(x) Indebtedness in respect of those accounts receivable permitted to be sold or discounted pursuant to Section 9.02(xii);

(xi) Permitted Seller Notes not to exceed $10,000,000 in aggregate principal amount;

(xii) Permitted Refinancing Subordinated Indebtedness so long as (x) no Default or Event of Default then exists or would result therefrom and (y) the proceeds thereof are used to promptly repurchase, redeem or otherwise retire outstanding Senior Subordinated Notes and/or applied to repay outstanding Term Loans as set forth in Section 4.02(d);

(xiii) Permitted Refinancing Second Lien Indebtedness so long as (x) no Default or Event of Default then exists or would result therefrom and (y) the proceeds thereof are used to promptly repurchase, redeem or otherwise retire outstanding Senior Second Lien Notes and/or applied to repay outstanding Term Loans as set forth in Section 4.02(d);

(xiv) Indebtedness representing deferred compensation to employees of the Borrower or its Subsidiaries, provided that the aggregate principal amount of Indebtedness permitted by this clause (xiv) shall not exceed $10,000,000 at any time outstanding;

(xv) Shareholder Subordinated Notes;

(xvi) additional Indebtedness of the Borrower and its Subsidiaries not otherwise permitted under this Section 9.04 not to exceed $15,000,000 in aggregate principal amount at any one time outstanding;

(xvii) Indebtedness of a Subsidiary of the Borrower acquired after the Initial Borrowing Date in connection with a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness); provided, that, the aggregate principal amount of all such Indebtedness outstanding at any one time pursuant to this clause (xvii) shall not exceed $10,000,000; provided, further, that such Indebtedness may be refinanced if, after giving effect to such refinancing Indebtedness and the repayment of the corresponding existing Indebtedness with the proceeds thereof, (a) the aggregate principal amount of the refinancing Indebtedness and the corresponding existing Indebtedness so refinanced shall not be greater than the outstanding principal amount of such existing Indebtedness immediately prior to such refinancing, (b) the weighted average life to maturity of such refinancing Indebtedness shall be no shorter than that of the existing Indebtedness being refinanced and (c) such refinancing Indebtedness shall not be secured by any additional property than that which secures the existing Indebtedness being refinanced;

(xviii) Indebtedness of Foreign Subsidiaries from time to time owing to Persons other than a Credit Party, provided, that the aggregate amount of such Indebtedness under this clause (xviii) does not exceed $5,000,000 at any one time outstanding;

(xix) any Subsidiary of the Borrower may become liable as a guarantor with respect to lease obligations of the Borrower or any other Subsidiary of the Borrower; and

(xx) Indebtedness of the Borrower and the Subsidiary Guarantors incurred through the issuance of (x) additional Senior Subordinated Notes in accordance with the terms of the Senior Subordinated Note Documents, (y) additional Senior Second Lien Notes in accordance with the terms of the Senior Second Lien Note Documents and/or (z)

Indebtedness incurred by the Borrower and guaranteed by the Subsidiary Guarantors, the terms of which would satisfy the criteria set forth in the definition of either Permitted Refinancing Second Lien Indebtedness or Permitted Refinancing Subordinated Indebtedness, provided that, in any such case, (A) the net proceeds from the issuance of such Indebtedness under clause (x), (y) and (z) above are used to effect one or more Permitted Acquisitions (or to refinance Revolving Loans the proceeds of which were used to finance one or more Permitted Acquisitions) and/or applied to repay outstanding Term Loans as set forth in Section 4.02(d) and (B) the aggregate principal amount of all such additional Indebtedness issued pursuant to this clause (xx) shall not exceed $50,000,000.

9.05 Advances, Investments, Loans, Purchase of Assets. Holdings and the Borrower will not, and will not permit any of their Subsidiaries to, directly or indirectly, (w) lend money or credit or make advances to any Person, (x) purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets of any Person (including, without limitation, any stock, obligations or securities of, or any other interest in, any other Person, but excluding purchases or other acquisitions of inventory, materials and equipment (and, to the extent consistent with the Borrowers past practices, other tangible and intangible assets) in the ordinary course of business), (y) make any capital contribution to any other Person or (z) purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, except that the following shall be permitted:

(i) the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;

(ii) Holdings and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii) Holdings and its Subsidiaries may (x) make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $5,000,000 and (y) make loans to members of management to fund their purchase of equity interests of Holdings so long as no cash is paid by Holdings or any of its Subsidiaries in connection therewith (or any cash so paid is promptly (and in any event within one Business Day) returned to Holdings or such Subsidiary;

(iv) the Borrower may enter into Interest Rate Protection Agreements to the extent permitted by Section 9.04(vi);

(v) the Borrower and its Subsidiaries may enter into Other Hedging Agreements to the extent permitted by Section 9.04(vii);

(vi) investments in existence on the Initial Borrowing Date and listed on Schedule XII shall be permitted, without giving effect to any additions thereto or replacements thereof;

(vii) the Borrower may make intercompany loans to any Subsidiary Guarantor, any Subsidiary of the Borrower may make intercompany loans to the Borrower, and any Subsidiary Guarantor may make intercompany loans to any other Subsidiary Guarantor (collectively, “Intercompany Loans”), provided, that (x) each Intercompany Loan shall be evidenced by an Intercompany Note and (y) each Intercompany Note issued to the Borrower or any Subsidiary Guarantor shall be pledged to the Collateral Agent pursuant to the Pledge Agreement;

(viii) the Borrower may make intercompany loans to, or investments in, any of its Foreign Subsidiaries (collectively, “Foreign Subsidiary Loans”), provided that such Foreign Subsidiary Loans shall not exceed $10,000,000 at any time outstanding;

(ix) Holdings may make equity contributions to the capital of the Borrower, and the Borrower and the Subsidiary Guarantors may make equity contributions to the capital of their respective Subsidiaries which are Subsidiary Guarantors in an amount not to exceed the sum of (a) $5,000,000 and (b) the amount of equity contributions made by Holdings to the Borrower pursuant to clause (b) above;

(x) the Borrower and its Subsidiaries may create or acquire new Subsidiaries to the extent otherwise permitted hereunder;

(xi) Holdings and its Subsidiaries may purchase equity interests in Holdings to the extent permitted pursuant to Section 9.03(v);

(xii) the Borrower and its Subsidiaries may transfer inventory or equipment not otherwise reasonably required for the operations of the Borrower or any of its Domestic Subsidiaries to any Foreign Subsidiary to the extent such Foreign Subsidiary pays for such inventory or equipment in cash equal to the fair market value thereof;

(xiii) the Borrower and its Subsidiaries shall be permitted to make Capital Expenditures to the extent permitted under Section 9.07;

(xiv) the Borrower and its Subsidiaries may enter into transactions permitted under Section 9.02;

(xv) the Borrower and its Subsidiaries may enter into guarantees to the extent permitted by Section 9.04;

(xvi) the Borrower and any other Credit Party may make Permitted Acquisitions in accordance with the definition thereof and the other provisions of this Agreement;

(xvii) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(xviii) investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or at the time such Person merges or consolidates with the Borrower or any of its Subsidiaries, in either case, as the result of a Permitted Acquisition in compliance with the terms of this Agreement, provided that such investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Borrower or such merger or consolidation;

(xix) investments made after the Initial Borrowing Date in joint ventures in an aggregate amount not to exceed $10,000,000; and

(xx) the Borrower and its Subsidiaries may make additional advances, investments and loans after the Initial Borrowing Date to the extent not otherwise permitted under this Section 9.05 so long as the Unrecovered Amount of such advances, investments and loans does not exceed $10,000,000 in the aggregate.

9.06 Transactions with Affiliates. Holdings and the Borrower will not, and will not permit any of their Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of Holdings or any of its Subsidiaries, other than on terms and conditions substantially as favorable to Holdings, the Borrower or such Subsidiary as would reasonably be obtained by Holdings, the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that:

(i) Dividends may be paid to the extent provided in Section 9.03;

(ii) transactions permitted under Section 9.02 shall be permitted;

(iii) loans may be made and other transactions may be entered into by Holdings and its Subsidiaries to the extent permitted by Section 9.05;

(iv) the Borrower may make payments under the Vestar Management Agreement and under other agreements listed on Schedule XI (in each case as in effect on the Initial Borrowing Date);

(v) other transactions between or among Holdings and its Subsidiaries not involving any other Affiliate;

(vi) customary fees paid to members of the Management Committee of Holdings and its Subsidiaries for their services as directors not in excess of fees paid to directors who are not Affiliates; and

(vii) issuances of equity interests, payments of bonuses and other transactions permitted pursuant to employment or compensation agreements, option agreements, incentive plans, indemnification agreements and other arrangements with employees and directors of Holdings or any of its Subsidiaries, in each case so long as the foregoing are on terms not materially more beneficial to such officers and directors as those provided by companies of similar size and similar financial condition as Holdings and its Subsidiaries.

9.07 Maximum Capital Expenditures. (a) Holdings and the Borrower will not, and will not permit any of their Subsidiaries to, make any Capital Expenditures, except that during any fiscal period set forth below (taken as one accounting period), the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of such Capital Expenditures does not exceed in any fiscal period set forth below the amount set forth opposite such fiscal period below:

Fiscal Period	Amount
May 1, 2004 through December 31, 2004	$32,500,000
Fiscal Year ending December 31, 2005	$47,500,000
Fiscal Year ending December 31, 2006	$47,500,000
Fiscal Year ending December 31, 2007	$47,500,000
Fiscal Year ending December 31, 2008	$47,500,000

To the extent that the amount of Capital Expenditures made by the Borrower and its Subsidiaries during any fiscal period set forth in the table above is less than the amount applicable to the respective fiscal period set forth in the table above (without giving effect to any increase in such amount as provided below in this clause (a)), such unused amount (the “Rollover Amount”) may be carried forward and utilized by the Borrower and its Subsidiaries to make additional Capital Expenditures in the immediately succeeding fiscal period, provided that no amount once carried forward to the next fiscal period may be carried forward to a fiscal period thereafter, and provided, further, that Capital Expenditures made during any fiscal period shall be first deemed made in respect of the Rollover Amount and then deemed made in respect of the scheduled amount permitted for such fiscal period. Notwithstanding anything to the contrary contained in this Section 9.07, the amount of all cash Capital Expenditures incurred during any fiscal period set forth in the table above in connection with the purchase of capital assets which are subsequently sold during such period shall be excluded from the calculation of Capital Expenditures for the purpose of this Section 9.07, to the extent of the net cash proceeds received by the Borrower and/or its respective Subsidiary in respect of such sale.

(b) In addition to the Capital Expenditures permitted to be made pursuant to clause (a) of this Section 9.07, the Borrower and its Subsidiaries may make Capital Expenditures (i) with the proceeds of Asset Sales to the extent such proceeds are not required to be applied to repay Term Loans pursuant to Section 4.02(e), (ii) to the extent that any Permitted Acquisition in accordance with Section 8.14 constitutes a Capital Expenditure, (iii) in an amount equal to the then Available Retained ECF Amount and (iv) with the proceeds of insurance.

9.08 Maximum First Lien Leverage Ratio. Holdings and the Borrower will not permit the First Lien Leverage Ratio as of the last day of any Test Period ending on a date set forth below to be more than the ratio set forth opposite such date below:

Date	Ratio
September 30, 2004	3.10:1.00
December 31, 2004	3.10:1.00
March 31, 2005	3.10:1.00
June 30, 2005	3.10:1.00
September 30, 2005	2.95:1.00
December 31, 2005	2.95:1.00
March 31, 2006	2.85:1.00
June 30, 2006	2.85:1.00
September 30, 2006	2.70:1.00
December 31, 2006	2.70:1.00
March 31, 2007	2.45:1.00
June 30, 2007	2.45:1.00
September 30, 2007	2.45:1.00
December 31, 2007	2.45:1.00
March 31, 2008	2.20:1.00
June 30, 2008	2.20:1.00
September 30, 2008	1.90:1.00
Thereafter	1.90:1.00

Notwithstanding anything to the contrary contained in this Agreement, all calculations of compliance with this Section 9.08 shall be made on a Pro Forma Basis.

9.09 Maximum Secured Leverage Ratio. Holdings and the Borrower will not permit the Secured Leverage Ratio as of the last day of any Test Period ending on a date set forth below to be more than the ratio set forth opposite such date below:

Date	Ratio
September 30, 2004	5.50:1.00
December 31, 2004	5.50:1.00
March 31, 2005	5.50:1.00
June 30, 2005	5.50:1.00
September 30, 2005	5.25:1.00
December 31, 2005	5.25:1.00
March 31, 2006	5.25:1.00
June 30, 2006	5.25:1.00
September 30, 2006	5.00:1.00
December 31, 2006	5.00:1.00
March 31, 2007	5.00:1.00
June 30, 2007	5.00:1.00
September 30, 2007	4.75:1.00
December 31, 2007	4.75:1.00
March 31, 2008	4.50:1.00
June 30, 2008	4.50:1.00
September 30, 2008	4.25:1.00
Thereafter	4.25:1.00

Notwithstanding anything to the contrary contained in this Agreement, all calculations of compliance with this Section 9.09 shall be made on a Pro Forma Basis.

9.10 Interest Coverage Ratio. Holdings and the Borrower will not permit the Interest Coverage Ratio for any Test Period ending on a date set forth below to be less than the ratio set forth opposite such date below:

Date	Ratio
September 30, 2004	2.30:1.00
December 31, 2004	2.30:1.00
March 31, 2005	2.30:1.00
June 30, 2005	2.30:1.00
September 30, 2005	2.40:1.00
December 31, 2005	2.40:1.00
March 31, 2006	2.45:1.00
June 30, 2006	2.45:1.00
September 30, 2006	2.45:1.00
December 31, 2006	2.45:1.00
March 31, 2007	2.45:1.00
June 30, 2007	1.60:1.00
September 30, 2007	1.60:1.00
December 31, 2007	1.60:1.00
March 31, 2008	1.60:1.00
June 30, 2008	1.65:1.00
September 30, 2008	1.65:1.00
Thereafter	1.65:1.00

Notwithstanding anything to the contrary contained in this Agreement, (a) all calculations of compliance with this Section 9.10 shall be made on a Pro Forma Basis and (b) in the event that in respect of any period after June 15, 2006 the Borrower makes any payment of interest on the Senior Second Lien Notes in cash, then the ratios set forth above opposite the dates June 30, 2006, September 30, 2006, December 31, 2006 and March 31, 2007 shall each be deemed modified to be 1.60:1.00.

9.11 Limitation on Payments of Certain Indebtedness; Modifications of Certain Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Agreements; etc. Holdings and the Borrower will not, and will not permit any of their Subsidiaries to:

(i) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), or any prepayment or redemption as a result of any change of control, asset sale or similar event of any of the Senior Subordinated Notes, the Senior Second Lien Notes or, after the incurrence thereof, any Permitted Seller Notes, Permitted Refinancing Second Lien Indebtedness or Permitted Refinancing Subordinated Indebtedness, provided that, (A) the Borrower may issue Series B Senior Second Lien Notes in exchange for a like principal amount of Series A Senior Second Lien Notes in accordance with the terms of the Senior Second Lien Note Indenture, and (B) so long as no Default or Event of Default then exists or would result therefrom:

(w) the Borrower may repurchase, redeem or otherwise retire outstanding Senior Subordinated Notes with the proceeds of Permitted Refinancing Subordinated Indebtedness;

(x) the Borrower may repurchase, redeem or otherwise retire Senior Second Lien Notes with the proceeds of Permitted Refinancing Second Lien Indebtedness;

(y) the Borrower may repurchase, redeem or otherwise retire outstanding Senior Second Lien Notes in accordance with the terms of the Senior Second Lien Note Documents; provided that, (A) no Default or Event of Default then exists or would result therefrom and (2) the First Lien Leverage Ratio is less than 2.0:1.0 both before and after giving effect to such repurchase, redemption or retirement; and

(z) the Borrower may repurchase, redeem or otherwise retire outstanding Senior Second Lien Notes pursuant to the IPO clawback provisions thereof with the proceeds received from Holdings as a result of a Holdings IPO.

(ii) make (or give any notice in respect of) any principal or interest payment on, or any redemption or acquisition for value of, any Shareholder Subordinated Notes except to the extent permitted by Section 9.03(v);

(iii) amend or modify, or permit the amendment or modification of, any provision of any documentation entered into in connection with the Indebtedness referred to in clause (i) above (including, without limitation, (w) the Senior Subordinated Note Documents but excluding any immaterial change not requiring the consent of the holders of the Senior Subordinated Notes, (x) the Senior Second Lien Note Documents but excluding any immaterial changes not requiring the consent of the holders of the Senior Second Lien Notes or (y) after the incurrence thereof, the Permitted Seller Notes, Permitted Refinancing Second Lien Indebtedness, Permitted Refinancing Subordinated Indebtedness or any Shareholder Subordinated Notes, as the case may be, but excluding, in the case of the Permitted Refinancing Second Lien Indebtedness and the Permitted Refinancing Subordinated Indebtedness after the incurrence thereof, any immaterial changes not requiring the consent of the holders of such Permitted Refinancing Second Lien Indebtedness and/or the Permitted Refinancing Subordinated Indebtedness, as the case may be); or

(iv) amend, modify or change its certificate of incorporation or limited liability company agreement or by-laws (if any), or any agreement entered into by it, with respect to its capital stock or other equity interests, or enter into any new agreement with respect to its capital stock or other equity interests, other than any amendments, modifications or changes pursuant to this clause (iv) or any such new agreements which are not adverse in any material respect to the interests of the Banks.

9.12 Limitation on Certain Restrictions on Subsidiaries. Holdings and the Borrower will not, and will not permit any of their Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Holdings or any of its Subsidiaries, or pay any Indebtedness owed to Holdings or any of its Subsidiaries, (b) make loans or advances to Holdings or any of its Subsidiaries, or (c) transfer any of its properties or assets to Holdings or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings or any of its Subsidiaries, (iv) customary provisions restricting assignment of any agreement entered into by the Borrower or any Subsidiary of the Borrower in the ordinary course of business, (v) customary provisions restricting the transfer of assets subject to Liens permitted under Section 9.01(iii), (vii), (viii), (ix) and (xix), (vi) any restrictions contained in contracts for the sale of assets permitted in accordance with Section 9.02 solely in respect of the assets to be sold pursuant to such contract, (vii) any restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (viii) any restrictions in the Senior Subordinated Note Documents, the Senior Second Lien Note Documents, or, after the issuance thereof, any Permitted Refinancing Subordinated Indebtedness, Permitted Refinancing Second Lien Indebtedness, the Permitted Seller Notes or other Indebtedness permitted pursuant to Section 9.04(xvii) or (xviii), (ix) in the case of clauses (b) and (c) above, customary restrictions in joint venture agreements entered into by Holdings or its Subsidiaries and (x) any restrictions in existence on the Initial Borrowing Date and set forth on Schedule IV.

9.13 Limitation on Issuance of Equity. (a) Holdings will not permit any of its Subsidiaries to issue any capital stock or other equity interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other equity interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other equity interests, (ii) for stock splits, stock dividends and similar issuances which do not decrease the percentage ownership of Holdings or any of its Subsidiaries in any class of the capital stock or other equity interests of such Subsidiary, (iii) for issuances by newly created or acquired Subsidiaries in accordance with the terms of this Agreement, (iv) to qualify directors to the extent required by applicable law or (v) with respect to Foreign Subsidiaries, any options to purchase shares of capital stock or other equity interests of such Foreign Subsidiaries to the extent required by the laws of the foreign jurisdiction in which such Foreign Subsidiary is organized.

(b) Holdings will not, and will not permit any of its Subsidiaries to, issue (i) any class of preferred equity (provided that Holdings may issue (x) Qualified Preferred Equity so long as the aggregate amount thereof shall not exceed $50,000,000, (y) Permitted Earn-Out Preferred Equity and (z) in addition to clauses (x) and (y) above, PIK Preferred Equity so long as the aggregate liquidation preference thereof shall not exceed (A) $45,000,000 plus (B) the amount of all Dividends in respect of such PIK Preferred Equity which are paid in kind or by accrual or accretion plus (C) an additional liquidation preference resulting from the exchange of series B PIK Preferred Equity for series C PIK Preferred Equity in accordance with the terms of the documentation governing the PIK Preferred Equity) or (ii) any class of redeemable (except at the sole option of Holdings or such Subsidiary) common equity.

9.14 Business. (a) The Borrower will not, and will not permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than any of the lines of business conducted by the Borrower and its Subsidiaries on the Initial Borrowing Date and any business similar, ancillary or related thereto or which constitutes a reasonable extension or expansion thereof, including in connection with the Borrower’s existing and future technology, trademarks and patents.

(b) Notwithstanding anything to the contrary contained in this Agreement, Holdings will not engage in any business activities and will not have any significant assets or liabilities other than its ownership of the equity interests of the Borrower, liabilities imposed by law, its obligations with respect to this Agreement, the other Documents to which it is a party, the Shareholder Subordinated Notes, the PIK Preferred Equity, the Permitted Seller Notes, Qualified Preferred Equity, Permitted Earn-Out Preferred Equity and Permitted Earn-Out Debt.

9.15 Limitation on the Creation of Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, Holdings will not, and will not permit any of its Subsidiaries to, establish, create or acquire any Subsidiary; provided that (1) the Borrower may establish or create non-Wholly-Owned Subsidiaries pursuant to Section 9.05(xvi), (xix) or (xx) and (2) the Borrower and its Subsidiaries shall be permitted to establish or create Wholly-Owned Subsidiaries (it being understood and agreed that, in connection with the creation of any non-Wholly-Owned Subsidiary under Section 9.05(xvi) and any Wholly-Owned Subsidiary, subject to the terms and conditions of Section 8.12 hereof, (i) the capital stock of such new Subsidiary to the extent owned by the Borrower (up to 65% of the capital stock of any such new Foreign Subsidiary) or any other Credit Party is promptly pledged pursuant to, and to the extent required by, the respective Pledge Agreement and the certificates representing such stock, together with stock powers duly executed in blank, are delivered to the Collateral Agent and (ii) such new Subsidiary (to the extent it is a Domestic Subsidiary) promptly executes a counterpart of the Subsidiary Guaranty, a Pledge Agreement and a Security Agreement, in each case on the same basis (and to the same extent) as such Subsidiary would have executed such Credit Documents if it were a Credit Party on the Initial Borrowing Date). In addition, at the reasonable request of the Administrative Agent, each new Wholly-Owned Subsidiary shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 5 as such new Wholly-Owned Subsidiary would have had to deliver if such new Wholly-Owned Subsidiary were a Credit Party on the Initial Borrowing Date.

9.16 Designated Senior Debt. The Borrower will not, and will not permit any of its Subsidiaries to (i) designate any Indebtedness (other than the Obligations) as “Designated Senior Debt” for purposes of, and as defined in, the Senior Subordinated Note Indenture or (ii) designate any documents with respect to any Indebtedness (other than this Agreement) as the “Credit Agreement” as defined in the Senior Subordinated Note Indenture for purposes of the receipt of notices by the Administrative Agent, and delivery of blockage notices pursuant to the subordination provisions of the Senior Subordinated Note Documents.

9.17 Multiemployer Pension Plans. Neither the Borrower nor any of its Subsidiaries shall partially or totally withdraw any amounts from a Plan or Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA) without the prior written consent of the Required Banks, unless the withdrawal liability of the Borrower and its Subsidiaries from all such withdrawals in the aggregate shall not exceed $5,000,000.

SECTION 10. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

10.01 Payments. (a) The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any Unpaid Drawings or interest on any Loan or Note, or any Fees or any other amounts owing hereunder or under any other Credit Document or (b) any Guarantor shall default in the payment of any amount, in respect of any payment of the type described in clause (a)(ii) above pursuant to its Guaranty, and such default shall continue unremedied for three or more Business Days; or

10.02 Representations, etc. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

10.03 Covenants. Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(g)(i), Section 8.11, Section 8.14 or Section 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than as provided in Section 10.01) and such default shall continue unremedied for a period of 30 days after written notice to the defaulting party by the Administrative Agent or the Required Banks; or

10.04 Default Under Other Agreements. (i) Holdings or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or Administrative Agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any such Indebtedness of Holdings or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled prepayment or required prepayment (other than pursuant to a “due-on-sale” clause in a mortgage or similar security agreement) (unless such required prepayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 9.04 unless the aggregate outstanding principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $10,000,000; or

10.05 Bankruptcy, etc. Holdings or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings or any of its Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries, or Holdings or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries, or there is commenced against Holdings or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or Holdings or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

10.06 ERISA. An ERISA Event shall have occurred that, in the opinion of the Required Banks, when taken together with all other ERISA Events that have occurred, has resulted or could reasonably be expected to result in liability of the Borrower and/or its Subsidiaries in an amount that could have a Material Adverse Effect; or

10.07 Security Documents. Except (x) in each case to the extent resulting from the failure of the Collateral Agent to retain possession of the applicable Pledged Securities and (y) in respect of an immaterial portion of the Collateral, at any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 9.01), and subject to no other Liens other than Permitted Liens, or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and, (i) with respect to Sections 3.2, 4.3 and 5.3 of the Security Agreement and any affirmative covenant in any Mortgage, the failure to comply with which would not affect the creation, perfection or priority of the mortgage lien thereunder, such default shall continue unremedied for a period of 30 days after written notice to the defaulting party by the Administrative Agent or the Required Banks and (ii) with respect to Section 13(a) of the Pledge Agreement and Sections 3.12 and 6.4 of the Security Agreement such default shall continue unremedied for a period of 15 days after written notice to the defaulting party by the Administrative Agent or the Required Banks; or

10.08 Guaranties. (a) Any Guaranty or any provision thereof shall cease to be in full force or effect as to the relevant Guarantor, or any Guarantor or Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the relevant Guaranty, or (b) except as otherwise provided in Section 10.01(b), any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to such Guaranty; provided that, with respect to defaults under Section 12 of the Subsidiary Guaranty which relate to covenants in Section 8 of this Agreement for which a grace period is applicable under Section 10.03(ii), such Guarantors shall have the benefit of the grace period set forth in Section 10.03(ii); or

10.09 Judgments. One or more judgments or decrees shall be entered against Holdings or any of its Subsidiaries involving in the aggregate for Holdings and its Subsidiaries a liability of $10,000,000 or more (not paid or fully covered by a reputable and solvent insurance company) and such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

10.10 Change of Control. A Change of Control shall have occurred;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Banks, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Bank or the holder of any Note to enforce its claims against any Credit Party (provided, that, if an Event of Default specified in Section 10.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Bank shall forthwith terminate immediately and any Commitment Fee shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10.05 with respect to the Borrower or the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (vi) apply any cash collateral held pursuant to this Agreement to pay Obligations.

SECTION 11. Definitions and Accounting Terms.

11.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Act” shall have the meaning provided in Section 14.15.

“Additional Mortgage” shall have the meaning provided in Section 8.11(a).

“Additional Mortgaged Property” shall have the meaning provided in Section 8.11(a).

“Adjusted Consolidated Net Income” for any period shall mean Consolidated Net Income for such period plus, without duplication, the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense and net non-cash losses which were included in arriving at Consolidated Net Income for such period) for such period less (i) the sum of the amount of all net non-cash gains (exclusive of items reflected in Adjusted Consolidated Working Capital) included in arriving at Consolidated Net Income for such period and (ii) gains or losses for such period from sales of assets other than sales in the ordinary course of business.

“Adjusted Consolidated Working Capital” at any time shall mean Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities.

“Administrative Agent” shall mean DBTCA, in its capacity as Administrative Agent for the Banks hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

“Affected Eurodollar Loans” shall have the meaning provided in Section 4.02(i).

“Affiliate” shall mean, with respect to any Person, any other Person (i) directly or indirectly controlling (including, but not limited to, all directors, officers and partners of such Person) controlled by, or under direct or indirect common control with, such Person or (ii) that directly or indirectly owns more than 10% of any class of the voting securities or capital stock of or equity interests in such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything herein to the contrary, the Agents and the Banks shall be deemed not to be an Affiliate of Holdings or any of its Subsidiaries.

“Affiliate Contracts” shall have the meaning provided in Section 5.06.

“Agent” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated, extended, renewed, refinanced or replaced from time to time.

“Applicable Commitment Fee Percentage” shall mean, for purposes of calculating the applicable Commitment Fee on the daily Unutilized Commitment of any Bank, the appropriate applicable percentage corresponding to the First Lien Leverage Ratio in effect as of the most recent Determination Date:

Pricing Level	First Lien Leverage Ratio	Commitment Fee
I	Greater than or equal to1.90:1.00	0.75%
II	Less than 1.90:1.00	0.50%

The Applicable Commitment Fee Percentage shall be determined and adjusted quarterly on the date (each a “Determination Date”) five Business Days after the date by which Holdings is required to provide the officer’s certificate in accordance with the provisions of Section 8.01(e) for the most recently ended fiscal quarter of Holdings; provided, however, that (i) the Applicable Commitment Fee Percentage shall be 0.75% until the Determination Date for the fiscal quarter of Holdings ending on June 30, 2004, on and after which time such Applicable Commitment Fee Percentage shall be determined by the First Lien Leverage Ratio as of the last day of the most recently ended fiscal quarter of Holdings preceding the applicable Determination Date, and (ii) if Holdings fails to provide the officer’s certificate to the Administrative Agent as required by Section 8.01(e) for the last day of the most recently ended fiscal quarter of Holdings preceding the Determination Date, the Applicable Commitment Fee Percentage from such Determination Date shall be based on Pricing Level I until such time as an appropriate officer’s certificate is provided, whereupon such Applicable Commitment Fee Percentage shall be determined by the First Lien Leverage Ratio as of the last day of the most recently ended fiscal quarter of Holdings preceding such Determination Date. Each Applicable Commitment Fee Percentage shall be effective from one Determination Date until the next Determination Date. Any adjustments in the Applicable Commitment Fee Percentage shall be applicable to the Revolving Loan Commitment of such Bank.

“Applicable Margin” shall mean a percentage per annum equal to (x) in the case of Term Loans (A) maintained as Base Rate Loans, 2.25%, and (B) maintained as Eurodollar Loans, 3.25%; (y) in the case of Revolving Loans (A) maintained as Base Rate Loans, 2.75%, and (B) maintained as Eurodollar Loans, 3.75%.

“Approved Bank” shall have the meaning provided in the definition of “Cash Equivalents.”

“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person other than the Borrower or any of its Wholly-Owned Subsidiaries of any asset (including, without limitation, any capital stock or other equity interests or securities of another Person), of the Borrower or any of its Subsidiaries other than any sale, transfer or disposition permitted by Sections 9.02(i), (ii), (iv), (vi), (viii), (ix), (x), (xi), (xii), (xiii), (xiv) or (xv).

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit L (appropriately completed).

“Authorized Officer” of any Credit Party shall mean any of the President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, any Vice-President, the Secretary or the General Counsel of such Credit Party or any other officer of such Credit Party which is designated in writing to the Administrative Agent and the relevant Issuing Bank by any of the foregoing officers of such Credit Party as being authorized to give such notices under this Agreement.

“Available Retained ECF Amount” shall mean, from and after any complete fiscal year of the Borrower ending on or after December 31, 2004, (i) an amount which is initially equal to zero, plus (ii) an amount of Excess Cash Flow permitted to be retained by the Borrower in any Excess Cash Flow Period after giving effect to the calculation of Excess Cash Flow for the previous Excess Cash Flow Period and the payment of Loans required pursuant to Section 4.02(f) during such Excess Cash Flow Period, minus (iii) the amount of Excess Cash Flow for any Excess Cash Flow Period in which Excess Cash Flow was a negative number, minus (iv) any amount of the Excess Cash Flow retained by the Borrower as described by clause (ii) above and used to make Capital Expenditures as permitted by Section 9.07(b)(iii). Notwithstanding anything to the contrary contained above, the Available Retained ECF Amount shall be zero until the occurrence of the first Excess Cash Payment Date.

“Bank” shall mean each financial institution listed on Schedule II, as well as any Person which becomes a “Bank” hereunder pursuant to 14.04(b).

“Bank Default” shall mean (i) the refusal (which has not been retracted) of a Bank to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 2.03(c) or (ii) a Bank having notified in writing the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 1.01(a) or (c) or Section 2, in the case of either clause (i) or (ii) as a result of any takeover of such Bank by any regulatory authority or agency.

“Bankruptcy Code” shall have the meaning provided in Section 10.05.

“Base Rate” at any time shall mean the higher of (i) the rate which is 1/2 of 1% in excess of the overnight Federal Funds Rate and (ii) the Prime Lending Rate.

“Base Rate Loan” shall mean each Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Banks having Commitments in respect of or outstanding Loans under the respective Tranche on a given date (or resulting from a conversion or conversions on such date) and, in the case of Eurodollar Loans, having the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the London interbank Eurodollar market and which shall not be a legal holiday or a day on which banking institutions.

“Calculation Period” shall have the meaning provided in Section 8.14.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which would be required to be capitalized in accordance with generally accepted accounting principles, including all such expenditures with respect to fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with generally accepted accounting principles) and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations which, under generally accepted accounting principles, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers acceptances of (x) any Bank and (y) any bank which has, or whose parent company has, a short-term commercial paper rating from S&P of at least A-1 or the equivalent thereof or from Moody’s of at least P-1 or the equivalent thereof (any such bank or Bank, an “Approved Bank”), in each case with maturities of not more than one year from the date of acquisition, (iii) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within six months after the date of acquisition, (iv) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s and (v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above.

“Cash Proceeds” shall mean, with respect to any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, but only as and when so received) received by the Borrower or any of its Subsidiaries from such Asset Sale.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change in Law” shall have the meaning provided in Section 1.10(a)(ii).

“Change of Control” shall mean (i) Holdings shall cease to own 100% of the outstanding equity interests of the Borrower, (ii) prior to a Holdings IPO, the Permitted Holders shall cease to own a majority of the capital stock or other equity interests of Holdings on a fully diluted basis, (iii) following a Holdings IPO, any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 40% or more on a fully diluted basis of the voting and economic equity interests of Holdings, (iv) the Management Committee of Holdings shall cease to consist of a majority of Continuing Members or (v) any “change of control” or similar event shall occur under the Senior Subordinated Note Documents, the Senior Second Lien Documents or, after the issuance thereof, any documents evidencing or relating to the Permitted Seller Notes or Permitted Refinancing Subordinated Indebtedness.

“Claims” shall have the meaning provided in the definition of “Environmental Claims.”

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the date of this Agreement, and to any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties, all Additional Mortgage Properties and all cash and Cash Equivalents delivered as collateral pursuant to Sections 4.02 or 10 hereof.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents or any successor thereto, or any Affiliate thereof to the extent acting as mortgagee for the Secured Creditors pursuant to any Mortgage in respect of Real Property owned or leased by the Borrower and/or its Subsidiaries located in the State of Alabama.

“Collective Bargaining Agreements” shall have the meaning provided in Section 5.06.

“Commitment” shall mean any of the commitments of any Bank, i.e., whether the Term Loan Commitment or Revolving Loan Commitment.

“Commitment Fee” shall have the meaning provided in Section 3.01(a).

“Consolidated Capital Expenditures” shall mean, for any period, the aggregate amount of Capital Expenditures made by Holdings and its Subsidiaries during such period.

“Consolidated Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense (net of cash interest income) for such period but only to the extent such Consolidated Interest Expense is payable in cash in respect of such period. Notwithstanding anything to the contrary contained above, to the extent Consolidated Cash Interest Expense is to be determined for any Test Period which ends prior to June 30, 2005, Consolidated Cash Interest Expense shall be calculated in accordance with the definition of Test Period contained herein.

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of Holdings and its Subsidiaries.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of Holdings and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.

“Consolidated EBIT” shall mean, for any period, the Consolidated Net Income of Holdings and its Subsidiaries for such period, before Consolidated Interest Expense for such period, the aggregate amount of letter of credit fees for such period and provision for taxes and without giving effect to any extraordinary gains or losses for such period or gains or losses from sales of assets other than in the ordinary course of business.

“Consolidated EBITDA” shall mean, for any period, Consolidated EBIT, adjusted by adding thereto the following amounts (without duplication), in each case to the extent deducted in arriving at Consolidated EBIT for such period: (i) all amortization of intangibles and depreciation, (ii) all non-cash extraordinary and non-cash non-recurring losses or charges, (iii) all non-cash expenses incurred in the ordinary course of business, (iv) non-cash expenses resulting from the grant of stock and stock options and other compensation to management personnel of Holdings or its Subsidiaries pursuant to a written plan or agreement or the treatment of such options under variable plan accounting, (v) step-up in inventory valuation as a result of purchase accounting for Permitted Acquisitions, (vi) non-cash amortization of financing costs by Holdings and its Subsidiaries for such period, (vii) any fees, expenses or charges related to any equity offering, permitted investment, acquisition or recapitalization or Indebtedness permitted by this Agreement (whether or not successful) and fees, expenses or charges related to the Transaction (including fees paid to Vestar and/or its Affiliates), and (viii) the amount of any minority interest expense deducted in calculating Consolidated Net Income; it being expressly understood and agreed, however, that, notwithstanding anything to the contrary set forth in this definition or in the definitions of Consolidated Net Income or Consolidated EBIT, if any restructuring charges are taken or incurred by Holdings and its Subsidiaries after the Initial Borrowing Date, same shall reduce Consolidated EBITDA, provided that such reductions to

Consolidated EBITDA shall be made at the times, and to the extent, that cash amounts are paid in respect thereof (whether such cash amounts reduce reserves previously established, reduce Consolidated Net Income or otherwise).

“Consolidated First Lien Debt” shall mean, at any time of determination, the sum of (a) the aggregate principal amount of all Loans outstanding hereunder at such time plus (b) the aggregate principal amount of all Indebtedness outstanding at such time under Sections 9.04(iv), (xvii) and (xviii).

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Holdings and its Subsidiaries for such period (whether paid or accrued, and calculated without regard to any limitations on the payment thereof) plus, without duplication, that portion of Capitalized Lease Obligations of Holdings and its Subsidiaries representing the interest factor for such period.

“Consolidated Net Income” shall mean, for any period, net after tax income of Holdings and its Subsidiaries for such period; provided, however, that there shall be excluded from Consolidated Net Income (i) the income (or loss) of any Person accrued prior to the date it becomes a consolidated Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its consolidated Subsidiaries or such Person’s assets are acquired by Holdings or any of its consolidated Subsidiaries, except (a) to the extent of the amount of cash dividends or distributions actually paid to Holdings or any of its consolidated Subsidiaries by such Person during such period and (b) that the income (or loss) of any Person accrued prior to the date it becomes a consolidated Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or such Person’s assets are acquired by Holdings or any of its Subsidiaries shall be included on a Pro Forma Basis for the purpose of calculating the financial covenants set forth in Sections 9.08, 9.09 and 9.10, and (ii) the income of any consolidated Subsidiary of Holdings to the extent the declaration or payment of dividends or similar distributions by that Subsidiary of its income is not at the time permitted by operation of the terms of its charter or any agreement or instrument (other than this Agreement or any other Credit Document), judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Secured Debt” shall mean, at any time of determination, the sum of (a) Consolidated First Lien Debt at such time, plus (b) the aggregate outstanding principal amount of Senior Second Lien Notes at such time.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Members” shall mean the members of the Management Committee on the Initial Borrowing Date and each other member, if such member’s appointment to the Management Committee of Holdings is made by either Sponsor and in accordance with Section 7.1 of the Holdings’ Limited Liability Company Agreement or is recommended by a majority of the then Continuing Members.

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each Security Document and each Guaranty.

“Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit.

“Credit Party” shall mean Holdings, the Borrower and each Subsidiary Guarantor.

“DBTCA” shall mean Deutsche Bank Trust Company Americas, in its individual capacity, and any successor thereto by merger.

“Debt Agreements” shall have the meaning provided in Section 5.06.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Bank” shall mean any Bank with respect to which a Bank Default is in effect.

“Determination Date” shall have the meaning provided in the definition of “Applicable Commitment Fee Percentage”.

“Dividends” with respect to any Person shall mean that such Person has declared or paid a dividend or returned any equity capital to its stockholders, members or other equity owners or authorized or made any other distribution, payment or delivery of property or cash to its stockholders, members or other equity owners as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any shares of any class of its capital stock or other equity securities outstanding on or after the Initial Borrowing Date (or any options or warrants issued by such Person with respect to its capital stock or other equity securities), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock or other equity securities of such Person outstanding on or after the Initial

Borrowing Date (or any options or warrants issued by such Person with respect to its capital stock or other equity securities). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock or equity appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Documents” shall mean and include the Refinancing Documents, the Senior Subordinated Note Documents, the Senior Second Lien Note Documents and the Credit Documents.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is incorporated or organized in the United States or any State or territory thereof.

“Drawing” shall have the meaning provided in Section 2.04(b).

“Effective Date” shall have the meaning provided in Section 14.10.

“Eligible Transferee” shall mean and include a commercial bank, financial institution or other “accredited investor” (as defined in Regulation D of the Securities Act).

“Employment Agreements” shall have the meaning provided in Section 5.06.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings arising under any Environmental Law (hereafter “Claims”) or any permit issued under any such law, including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any applicable Federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, legally binding guideline or written policy and rule of common law now or hereafter in effect and in each case as amended, and any legally binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect on the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, taken together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived under subsection .22, ..23, .25, .27 or .28 of PBGC Regulation Section 4043); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability to the PBGC under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan, from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of “withdrawal liability” (within the meaning of Section 4201 of ERISA) or a determination that a Multiemployer Plan is or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar Loan” shall mean each Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Eurodollar Rate” shall mean, with respect to any Eurodollar Loan for any Interest Period, (a) the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the interbank Eurodollar market) at approximately 11:00 A.M., New York time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period, provided that in the event that such rate is not available at such time for any reason, then this component of the “Eurodollar Rate” with respect to such Eurodollar Loan for such Interest Period shall be the offered quotation to first-class banks in the interbank Eurodollar market by DBTCA for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of DBTCA with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 11:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period; divided (and rounded off to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Event of Default” shall have the meaning provided in Section 10.

“Excess Cash Flow” shall mean, for any period, the difference between (a) the sum of (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, and (b) the sum of (i) an amount equal to (1) the amount of Consolidated Capital Expenditures (but excluding Consolidated Capital Expenditures financed with equity or Indebtedness (other than the Revolving Loans)) made during such period pursuant to and in accordance with Section 9.07(a) plus (or minus, if negative) (2) the Rollover Amount for such period to be carried forward to the next period less the Rollover Amount (if any) for the preceding period carried forward to the current period, (ii) without duplication of amounts deducted under preceding clause (b)(i), the amounts expended by Holdings and its Subsidiaries in respect of Permitted Acquisitions (but excluding Permitted Acquisitions financed with equity or Indebtedness other than the Revolving Loans), (iii) the aggregate amount of permanent principal payments of Indebtedness of Holdings and its Subsidiaries (but excluding repayments of (A) Indebtedness made with the proceeds of equity, with other Indebtedness (other than the Revolving Loans) or with the Available Retained ECF Amount and (B) Loans, provided that repayments of Loans shall be deducted in determining Excess Cash Flow if such repayments were (x) required as a result of a Term Loan Scheduled Repayment under Section 4.02(b) or (y) made as a voluntary prepayment pursuant to Section 4.01 with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment)) during such period, (iv) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, (v) an amount of cash spent during such period with respect to expenses accrued on Holdings’ or the Borrower’s balance sheet in connection with the Transaction or a Permitted Acquisition including purchase accounting reserves, (vi) the aggregate amount of Dividends paid during such period under Section 9.03(iv) (other than any such Dividends paid with the proceeds of an equity issuance), Section 9.03(v) (but without duplication of any deduction under clause (vii) below) and Section 9.03(vi), (vii) taxes paid by Holdings and its Subsidiaries during such period to the extent not deducted in determining Adjusted Consolidated Net Income for such period, and including as a deduction under this clause (vii) any taxes payable by Holdings and its Subsidiaries in respect of such period even if such taxes are paid in a subsequent period, provided that if a deduction is made during any period for taxes payable in respect of, but not paid in, such period, then no deduction shall be made for such taxes (under this clause (vii) or under clause (vi) above) in the period in which such taxes are paid, (viii) investments made during such period pursuant to Section 9.05(xix) and (xx) (but excluding any such investment financed with equity or Indebtedness) and (ix) reductions in purchase accounting reserves or reductions in other long term liabilities on the balance sheet of Holdings or the Borrower as on December 31, 2003.

“Excess Cash Payment Date” shall mean the earlier of (x) the date of delivery of the financial statements pursuant to Section 8.01(c) in respect of Holding’s fiscal year then last ended and (y) the date occurring 90 days after the last day of each fiscal year of the Borrower (in either case beginning with its fiscal year ended December 31, 2004).

“Excess Cash Payment Period” shall mean, with respect to the repayment required on each Excess Cash Payment Date, (i) the period from January 1, 2004 through December 31, 2004 and (ii) thereafter, the immediately preceding fiscal year of the Borrower (beginning with its fiscal year ended December 31, 2005).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of July 1, 1999, among Holdings, the Borrower, the lenders party thereto and DBTCA (formerly known as Bankers Trust Company), as administrative agent (as in effect on the Initial Borrowing Date).

“Existing Indebtedness” shall have the meaning provided in Section 5.07(d).

“Existing Letters of Credit” shall have the meaning provided in Section 2.01(d).

“Facing Fee” shall have the meaning provided in Section 3.01(c).

“Federal Funds Rate” shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

“First Lien Leverage Ratio” shall mean, at any time, the ratio of Consolidated First Lien Debt at such time to Consolidated EBITDA for the Test Period most recently ended. All calculations of the First Lien Leverage Ratio shall be made on Pro Forma Basis, with determinations of the First Lien Leverage Ratio to give effect to all adjustments contained in the definition of “Pro Forma Basis” contained herein.

“First Lien Obligations” shall have the meaning provided in the Security Agreement.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Guaranty” shall have the meaning provided in Section 8.12.

“Foreign Subsidiary Loans” shall have the meaning provided in Section 9.05(viii).

“Guaranteed Creditors” shall mean and include the Administrative Agent, the Collateral Agent, each Issuing Bank, the Banks and each Person (other than any Credit Party) party to an Interest Rate Protection Agreement or Other Hedging Agreements to the extent such party constitutes a Secured Creditor under the Security Documents.

“Guarantor” shall mean each of Holdings and each Subsidiary Guarantor.

“Guaranty” or “Guaranties” shall mean and include the Holdings Guaranty, the Subsidiary Guaranty executed by the Domestic Subsidiaries of Holdings (other than the Borrower) and any guaranty entered into pursuant to Section 8.12.

“Hazardous Materials” shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous materials,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect under any applicable Environmental Law.

“Holdings” shall have the meaning provided in the first paragraph of this Agreement (and shall include any successor thereto pursuant to a transaction permitted under Section 9.02(xv)).

“Holdings Guaranty” shall mean the guaranty by Holdings pursuant to Section 13.

“Holdings IPO” shall have the meaning provided in Section 4.02(c).

“Inactive Subsidiary” shall mean any Subsidiary of the Borrower that does not have any assets in excess of $100,000 or has not had revenues in excess of $100,000 for the Test Period then most recently ended.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee, (v) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person in respect of Indebtedness of the types described in clauses (i)–(v) above or (vii) below, and (vii) all net obligations or exposure under any Interest Rate Protection Agreement or Other Hedging Agreement or under any similar type of agreement or arrangement, provided that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.

“Indemnified Matters” shall have the meaning provided in Section 14.01.

“Indemnitee” shall have the meaning provided in Section 14.01.

“Initial Borrowing Date” shall mean the date on which the initial Credit Event occurs.

“Intercompany Loans” shall have the meaning provided in Section 9.05(vii).

“Intercompany Note” shall mean promissory notes, substantially in the form of Exhibit K evidencing Intercompany Loans.

“Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Consolidated Cash Interest Expense for such Test Period. All calculation of the Interest Coverage Ratio shall be made on a Pro Forma Basis, with determinations of the Interest Coverage Ratio to give effect to all adjustments contained in the definition of “Pro Forma Basis” contained herein.

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Period” shall have the meaning provided in Section 1.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

“Issuing Bank” shall mean (i) DBTCA (and any Lending Affiliate of DBTCA performing obligations on its behalf and reasonably acceptable to the Borrower), (ii) with respect to the Existing Letters of Credit, the Bank designated as the issuer thereof on Schedule VI shall be the Issuing Bank hereof and (iii) any other Bank which at the request of the Borrower and with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) agrees, in such Bank’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2 hereof.

“L/C Supportable Obligations” shall mean (i) obligations of the Borrower or its Subsidiaries incurred in the ordinary course of business with respect to insurance obligations and workers’ compensation, surety bonds and other similar obligations and (ii) such other obligations of the Borrower or any of its Subsidiaries which would not be inconsistent with the policy of the respective Issuing Bank and otherwise permitted to exist pursuant to the terms of this Agreement.

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lending Affiliate” shall mean, with respect to any Person, any other Person (i) directly or indirectly controlling (including, but not limited to, all directors, officers and partners of such Person), controlled by, or under direct or indirect common control with, such Person or (ii) that directly or indirectly owns more than 50% of any class of the voting securities or capital stock of or equity interests in such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Letter of Credit” or “Letters of Credit” shall have the meaning provided in Section 2.01(a).

“Letter of Credit Fee” shall have the meaning provided in Section 3.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings.

“Letter of Credit Request” shall have the meaning provided in Section 2.02(a).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall mean each Term Loan, each Revolving Loan and each Swingline Loan.

“Management Agreements” shall have the meaning provided in Section 5.06.

“Management Committee” shall mean the Management Committee of Holdings as appointed pursuant to Section 7.1 of the Holdings Limited Liability Company Agreement.

“Mandatory Borrowing” shall have the meaning provided in Section 1.01(c)(ii).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the property, assets, business, operations, liabilities or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole or (ii) a material adverse effect on the rights or remedies of the Banks or the Administrative Agent hereunder or under any other Credit Document.

“Material Contracts” shall have the meaning provided in Section 5.06.

“Maturity Date” with respect to a Tranche shall mean either the Term Loan Maturity Date or the Revolving Loan Maturity Date, as the case may be.

“Maximum Swingline Amount” shall mean $15,000,000.

“Minimum Borrowing Amount” shall mean (i) with respect to Term Loans $5,000,000, (ii) with respect to Revolving Loans maintained as Eurodollar Loans, $1,000,000 (and multiples of $500,000 in excess thereof), (iii) with respect to Revolving Loans maintained as Base Rate Loans, $500,000 (and multiples of $100,000 in excess thereof) and (iii) with respect to Swingline Loans, $100,000.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” or “Mortgages” shall have the meaning provided in Section 5.17(a) and, after the execution and delivery thereof, shall include each Additional Mortgage.

“Mortgage Policies” shall have the meaning provided in Section 5.17(b).

“Mortgaged Property” shall have the meaning provided in Section 5.17(a) and, after the execution and delivery of any Additional Mortgage, shall include the respective Additional Mortgaged Property.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean, with respect to any Asset Sale, the Cash Proceeds resulting therefrom net of (x) cash expenses of sale (including brokerage fees, if any, and payment of principal, premium and interest of Indebtedness (other than the Loans) required to be repaid as a result of such Asset Sale) and (y) incremental income taxes paid or payable as a result thereof and (z) Dividends permitted to be paid pursuant to Section 9.03(vi) as a result thereof.

“Non-Defaulting Bank” shall mean and include each Bank other than a Defaulting Bank.

“Note” shall mean each Term Note, each Revolving Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning provided in Section 1.03.

“Notice of Conversion” shall have the meaning provided in Section 1.06.

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at 222 South Riverside, 29th Floor, Chicago, IL 60606, Attention: Marla Heller, Telephone No.: (312) 537-4231, and Telecopier No.: (312) 537-1324, and (ii) for operational notices, the office of the Administrative Agent located at 90 Hudson Street, 5th Floor, Jersey City, New Jersey 07302, Attention: Lascelles Thompson, Telephone No.: (201) 593-2196, and Telecopier No.: (201) 593-2307, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

“Other Creditor” shall have the meaning provided in the respective Security Documents.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against fluctuations of currency values or commodity prices.

“Participant” shall have the meaning provided in Section 2.03(a).

“Participation” shall have the meaning provided in Section 2.03(a).

“Payment Office” shall mean in respect of all Loans made to the Borrower, Letters of Credit, Fees and, all other amounts owing under this Agreement, the office of the Administrative Agent located at 90 Hudson Street, 5th Floor, Jersey City, New Jersey 07302, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean the acquisition by the Borrower or any of its Subsidiaries of (x) assets constituting all or substantially all of a business or division of any Person not already a Subsidiary of the Borrower or (y) all or substantially all of the capital stock or other ownership interests of any such Person which Person shall, as a result of such acquisition, become a Subsidiary of the Borrower or such Subsidiary, provided that (A) the consideration paid by the Borrower and/or its Subsidiaries can be in the form of (i) cash proceeds received from a Borrowing of Revolving Loans, (ii) the issuance to any such Person of Permitted Seller Notes, (iii) the issuance to such Person of Permitted Earn-Out Debt and/or Permitted Earn-Out Preferred Equity, (iv) the cash proceeds of additional Indebtedness issued in accordance with Section 9.04(xx) and/or (v) the issuance to any such Person of common equity of Holdings or Qualified Preferred Equity issued by Holdings, and (B) the assets acquired, or the business of the Person whose stock is acquired, shall be in the same or related line of business in which the Borrower and its Subsidiaries are already engaged. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition shall be a Permitted Acquisition only if all requirements of Section 8.14 are met with respect thereto.

“Permitted Acquisition Additional Cost Savings” shall mean, at any time of measurement, in connection with each Permitted Acquisition, those demonstrable cost savings (other than those included in the definition of Permitted Acquisition Cost Savings) reasonably anticipated by the Borrower to be achieved in connection with or as a result of such Permitted Acquisition during the three-month period following such time of measurement, provided that such cost savings either (i) would be permitted to be recognized in pro forma statements prepared in accordance with Regulations S-X of the Securities Act, (ii) result from a variable in the cost of purchasing resin and are estimated in good faith by the Borrower and certified in writing by the Chief Financial Officer of the Borrower or (iii) result from head count reductions estimated in good faith by the Borrower to be achieved and certified in writing by the Chief Financial Officer of the Borrower.

“Permitted Acquisition Cost Savings” shall mean, at any time of measurement, in connection with each Permitted Acquisition, those demonstrable cost savings actually achieved in connection with or as a result of such Permitted Acquisition at any time after the consummation of such Permitted Acquisition and prior to such time of measurement, provided that such cost savings either (i) would be permitted to be recognized in pro forma statements prepared in accordance with Regulation S-X of the Securities Act, (ii) result from a variable in the cost of purchasing resin and are certified in writing by the Chief Financial Officer of the Borrower or (iii) result from head count reductions which are certified in writing by the Chief Financial Officer of the Borrower.

“Permitted Earn-Out Debt” shall mean Indebtedness of Holdings incurred in connection with a Permitted Acquisition and in accordance with Section 8.14, which Indebtedness is not secured by any assets of Holdings or any of its Subsidiaries (including, without limitation, the assets so acquired) and is not guaranteed by any Subsidiary of Holdings and is only payable by Holdings in the event certain future performance goals are achieved with respect to the assets acquired and is not payable in accordance with its terms to the extent there exists a Default or an Event of Default; provided that such Indebtedness shall only constitute Permitted Earn-Out Debt to the extent the terms of such Indebtedness expressly limit the maximum potential liability of Holdings with respect thereto.

“Permitted Earn-Out Preferred Equity” shall mean preferred equity of Holdings issued in connection with a Permitted Acquisition and in accordance with Section 8.14, which preferred equity is not secured by any assets of Holdings or any of its Subsidiaries (including, without limitation, the assets so acquired) and is not guaranteed by any Subsidiary of Holdings and is only payable by Holdings in the event certain future performance goals are achieved with respect to the assets acquired and is not payable in accordance with its terms to the extent there exists a Default or an Event of Default; provided that such preferred equity shall only constitute Permitted Earn-Out Preferred Equity to the extent the terms of such preferred equity expressly limit the maximum potential liability of Holdings with respect thereto.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the title insurance policy or title commitment delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

“Permitted Holders” shall mean Persons holding the equity interests of Holdings on the Initial Borrowing Date and their respective Affiliates and partners and, in the case of any such Person who is an individual, the immediate family members of such Person and trusts for the benefit of such Person and/or his or her immediate family members.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Permitted Refinancing Second Lien Indebtedness” shall mean any Indebtedness incurred by the Borrower which is either unsecured or secured by assets of the Borrower and its Subsidiaries on a second lien basis behind the Liens securing all Obligations hereunder and any other obligations secured on a first lien basis pursuant to the Security Documents in a manner which, in the reasonable judgment of the Administrative Agent, is customary for such

Indebtedness, so long as (i) such Indebtedness shall require no amortization, sinking fund payment or any other scheduled maturity of the principal amount thereof on any date which is earlier than the date occurring one year after the then latest Maturity Date, (ii) the interest rate for such Indebtedness shall not be in excess of that of the Senior Second Lien Notes and (iii) the terms (including, without limitation, covenants, defaults and remedies) governing any such Indebtedness, taken as a whole, shall not, in the opinion of the Administrative Agent, be more restrictive or onerous than the provisions in the Senior Second Lien Note Documents and, in any event, shall be reasonably satisfactory to the Administrative Agent.

“Permitted Refinancing Subordinated Indebtedness” shall mean any unsecured Indebtedness incurred by the Borrower which is subordinated to all Obligations hereunder and any other obligations secured pursuant to the Security Documents in a manner which, in the reasonable judgment of the Administrative Agent, is customary for such Indebtedness, so long as (i) such Indebtedness shall require no amortization, sinking fund payment or any other scheduled maturity of the principal amount thereof on any date which is earlier than the date occurring one year after the then latest Maturity Date, (ii) the interest rate for such Indebtedness shall not be in excess of that of the Senior Subordinated Notes and (iii) the terms (including, without limitation, covenants, defaults and remedies) governing any such Indebtedness, taken as a whole, shall not, in the opinion of the Administrative Agent, be more restrictive or onerous than the provisions in the Senior Subordinated Note Documents and, in any event, shall be reasonably satisfactory to the Administrative Agent.

“Permitted Seller Notes” shall mean notes issued by Holdings to sellers of stock (or other equity interests) or assets in a Permitted Acquisition and issued in accordance with Section 8.14, which notes shall be subordinated, unsecured and unguaranteed, and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“PIK Preferred Equity” shall mean series B and/or series C preferred equity units of Holdings the terms and conditions of which are approved by the Administrative Agent pursuant to Section 5.07(b).

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pledge Agreement” shall have the meaning provided in Section 5.08.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in each Pledge Agreement.

“Pledgee” shall have the meaning provided in the Pledge Agreement.

“Pre-Syndication Interest Period” shall mean (a) successive one month Interest Periods which shall apply to all outstanding Eurodollar Loans and the first of which shall commence not earlier than the third Business Day following the Initial Borrowing Date and (b) such other Interest Periods of a duration shorter than one month that shall be approved by the Administrative Agent, provided that no Pre-Syndication Interest Period shall begin after the Syndication Date.

“Prime Lending Rate” shall mean the rate which DBTCA announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. DBTCA may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (w) if the relevant period to be tested includes any period prior to June 30, 2005, the consummation of the Transaction as if the same had occurred on the first day of such period, (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to finance the Transaction, to refinance other outstanding Indebtedness or to finance Permitted Acquisitions) or Qualified Preferred Equity after the first day of the relevant Calculation Period as if such Indebtedness or Qualified Preferred Equity had been incurred or issued (and the proceeds thereof applied) on the first day of the relevant Calculation Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness except to the extent paid with other permitted Indebtedness) or Qualified Preferred Equity after the first day of the relevant Calculation Period as if such Indebtedness or Qualified Preferred Equity had been retired or redeemed on the first day of the relevant Calculation Period and (z) the Permitted Acquisition, if any, then being consummated as well as any other Permitted Acquisition consummated after the first day of the relevant Calculation Period and on or prior to the date of the respective Permitted Acquisition then being effected, with the following rules to apply in connection therewith:

(i) all Indebtedness and Qualified Preferred Equity (x) (other than revolving Indebtedness, except to the extent same is incurred to finance the Transaction, to refinance other outstanding Indebtedness, or to finance Permitted Acquisitions) incurred or issued after the first day of the relevant Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Calculation Period and remain outstanding through the date of determination (and thereafter in the case of projections pursuant to Section 8.14(v)) and (y) (other than Revolving Indebtedness) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of the respective Calculation Period and remain retired through the date of determination (and thereafter in the case of projections pursuant to Section 8.14(v));

(ii) all Indebtedness or Qualified Preferred Equity assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest or accrued dividends, as the case may be, at (x) the rate applicable thereto, in the case of fixed rate indebtedness or Qualified Preferred Equity or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness or Qualified Preferred Equity (although interest expense with respect to any Indebtedness or Qualified Preferred Equity for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that for purposes of calculations pursuant to Section 8.14(v), all Indebtedness or Qualified Preferred Equity (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and

(iii) in making any determination of Consolidated EBITDA, pro forma effect shall be given to all Permitted Acquisition Cost Savings and all Permitted Acquisition Additional Cost Savings, as if such Permitted Acquisition Cost Savings and Permitted Acquisition Additional Cost Savings were realized on the first day of the relevant period.

“Projections” shall mean the projections that are contained in the Confidential Information Memorandum dated April 2004 and that were prepared by or on behalf of Holdings and its Subsidiaries and delivered to the Administrative Agent and the Banks prior to the Initial Borrowing Date.

“Qualified Preferred Equity” shall mean any preferred equity of Holdings the express terms of which shall provide that Dividends thereon shall not be required to be paid in cash at any time that such cash payment would be prohibited by the terms of this Agreement (and any refinancings, replacements or extensions hereof) and in either case which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (including an event which would constitute a Change of Control), cannot mature (excluding any maturity as the result of an optional redemption by the issuer thereof) and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, and is not redeemable, or required to be repurchased, at the sole option of the holder thereof (including, without limitation, upon the occurrence of an event which would constitute a Change of Control), in whole or in part, on or prior to the first anniversary of the then latest Maturity Date (it being understood and agreed that preferred equity of Holdings issued after the Initial Borrowing Date the terms of which are substantially similar to the terms of the PIK Preferred Equity shall constitute Qualified Preferred Equity hereunder).

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December.

“RC Bank” shall mean, at any time, each Bank with a Revolving Loan Commitment (or after the termination of the Total Revolving Loan Commitment, each Bank which had a Revolving Loan Commitment immediately prior to such termination).

“RCRA” shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. § 6901 et seq.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements thereto and fixtures thereon, including Leaseholds.

“Recovery Event” shall mean the receipt by Holdings, the Borrower or any of their respective Subsidiaries of any cash insurance proceeds or condemnation award payable (i) by reason of theft, loss, physical destruction or damage or any other similar event with respect to any Mortgaged Property, and (ii) under any policy of insurance required to be maintained under Section 8.03 as relating to any Mortgaged Property.

“Refinancing” shall have the meaning provided in Section 5.07(c).

“Refinancing Documents” shall mean all documents entered into to effect the Refinancing.

“Refinancing Facility Amendment” shall have the meaning provided in Section 14.12(d).

“Refinancing Facility Notice” shall have the meaning provided in Section 14.12(d).

“Refinancing Term Loans” shall have the meaning provided in Section 14.12(d).

“Register” shall have the meaning provided in Section 14.14.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

“Replaced Bank” shall have the meaning provided in Section 1.13.

“Replacement Bank” shall have the meaning provided in Section 1.13.

“Required Banks” shall mean Non-Defaulting Banks the sum of whose outstanding Term Loans and Revolving Loan Commitments (or, if after the Total Revolving Loan Commitment has been terminated, outstanding Revolving Loans and Revolving Percentages of outstanding Swingline Loans and Letter of Credit Outstandings) constitute greater than 50% of the sum of (i) the total outstanding Term Loans of Non-Defaulting Banks and (ii) the Total

Revolving Loan Commitment less the aggregate Revolving Loan Commitments of Defaulting Banks (or, if after the Total Revolving Loan Commitment has been terminated, the total outstanding Revolving Loans of Non-Defaulting Banks and the aggregate Revolving Percentages of all Non-Defaulting Banks of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

“Returns” shall have the meaning provided in Section 7.09.

“Revolver Calculation Period” shall have the meaning provided in the definition of “Consolidated Debt”.

“Revolving Loan” shall have the meaning provided in Section 1.01(b).

“Revolving Loan Commitment” shall mean, for each Bank, the amount set forth opposite such Bank’s name in Schedule I directly below the column entitled “Revolving Loan Commitment,” as the same may be (x) reduced from time to time pursuant to Sections 3.02, 3.03 and/or 10 and (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 1.13 or 14.04(b).

“Revolving Loan Maturity Date” shall mean December 15, 2008.

“Revolving Note” shall have the meaning provided in Section 1.05(a)(ii).

“Revolving Percentage” of any Bank at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Bank at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the Revolving Percentage of any Bank is to be determined after the Total Revolving Loan Commitment has been terminated, then the Revolving Percentages of the Banks shall be determined immediately prior (and without giving effect) to such termination.

“Rollover Amount” shall have the meaning provided in Section 9.07.

“S&P” shall mean Standard & Poor’s Ratings Services.

“SEC” shall have the meaning provided in Section 8.01(h).

“Section 4.04(b)(ii) Certificate” shall have the meaning provided in Section 4.04(b).

“Second Lien Obligations” shall have the meaning provided in the Security Agreement.

“Secured Creditors” shall have the meaning assigned to that term in the respective Security Documents.

“Secured Leverage Ratio” shall mean, at any time, the ratio of Consolidated Secured Debt at such time to Consolidated EBITDA for the Test Period most recently ended. All calculations of the Secured Leverage Ratio shall be made on a Pro Forma Basis, with determinations of the Secured Leverage Ratio to give effect to all adjustments contained in the definition of “Pro Forma Basis” contained herein.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall have the meaning provided in Section 5.09.

“Security Agreement Collateral” shall mean all “Collateral” as defined in each Security Agreement.

“Security Documents” shall mean the Pledge Agreement, the Security Agreement and each Mortgage.

“Senior Debt” shall have the meaning provided in the Senior Subordinated Note Documents.

“Senior Second Lien Note Documents” shall mean and include each of the material documents, instruments (including, without limitation, the Senior Second Lien Notes) and other agreements entered into by the Borrower (including, without limitation, the Senior Second Lien Note Indenture) relating to the issuance by the Borrower of the Senior Second Lien Notes, as in effect on the Initial Borrowing Date and as the same may be amended or otherwise modified in accordance with the terms hereof.

“Senior Second Lien Note Indenture” shall mean the Indenture, dated as of May 20, 2004, entered into by and between the Borrower and The Bank of New York, as trustee thereunder, with respect to the Senior Second Lien Notes as in effect on the Initial Borrowing Date.

“Senior Second Lien Notes” shall mean (i) the 10.75% Senior Secured Discount Notes due 2009 issued by the Borrower under the Senior Second Lien Note Indenture, (ii) any additional senior second lien notes issued in accordance with 9.04(xx) having terms substantially the same as those notes referred to in clause (i) above, and (iii) any amendment or other modification of the foregoing in accordance with the terms hereof. Notwithstanding the foregoing, prior to the exchange contemplated under Section 9.11(i), each Series A Senior Second Lien Note shall be deemed to be a Senior Second Lien Note and after such exchange, each Series B Senior Secured Lien Note shall be deemed to be a Senior Second Lien Note.

“Senior Subordinated Note Documents” shall mean and include each of the material documents, instruments (including, without limitation, the Senior Subordinated Notes) and other agreements entered into by the Borrower (including, without limitation, the Senior Subordinated Note Indenture) relating to the issuance by the Borrower of the Senior Subordinated Notes, as in effect on the Initial Borrowing Date and as the same may be amended or otherwise modified in accordance with the terms hereof.

“Senior Subordinated Note Indenture” shall mean (i) the Indenture, dated as of July 1, 1999, entered into by and between the Borrower and The Bank of New York, as trustee thereunder, with respect to the Senior Subordinated Notes as in effect on the Initial Borrowing

Date and (ii) any additional indenture entered into to govern the terms of any Senior Subordinated Notes referred to in clause (ii) of the definition thereof, so long as such indenture is substantially the same as the indenture referred to in clause (i) above.

“Senior Subordinated Notes” shall mean (i) the 10-1/8% Senior Subordinated Notes due 2009 issued by the Borrower under the Senior Subordinated Note Indenture and (ii) any additional senior subordinated notes issued in accordance with Section 9.04(ii) having terms substantially the same as those referred to in clause (i) above and as the same may be amended or otherwise modified in accordance with the terms hereof.

“Series A Senior Second Lien Notes” shall have the meaning provided in the Senior Second Lien Note Indenture.

“Series B Senior Second Lien Notes” shall have the meaning provided in the Senior Second Lien Note Indenture.

“Shareholder Subordinated Note” shall mean an unsecured junior subordinated note issued by Holdings (and not guaranteed or supported in any way by the Borrower or any of its Subsidiaries) in the form of Exhibit G, as the same may be amended, modified or supplemented from time to time pursuant to the terms hereof and thereof.

“Shareholders’ Agreements” shall have the meaning provided in Section 5.06.

“Sponsors” shall mean an Affiliate of Vestar and/or an Affiliate of Dean Foods.

“Standby Letter of Credit” shall have the meaning provided in Section 2.01(a).

“Stated Amount” shall mean, for each Letter of Credit, the maximum amount available to be drawn thereunder, in each case determined without regard to whether any conditions to drawing could then be met.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Subsidiary Guarantor” shall mean each Domestic Subsidiary of the Borrower (after giving effect to the Transaction).

“Subsidiary Guaranty” shall have the meaning provided in Section 5.10.

“Swingline Bank” shall mean DBTCA.

“Swingline Expiry Date” shall mean the date which is five Business Days prior to the Revolving Loan Maturity Date.

“Swingline Loans” shall have the meaning provided in Section 1.01(c).

“Swingline Note” shall have the meaning provided in Section 1.05(a)(iii).

“Syndication Date” shall mean the earlier of (x) the 30th day following the Initial Borrowing Date and (y) that date upon which the Administrative Agent determines (and notifies the Borrower) that the primary syndication (and the resultant addition of Persons as Banks pursuant to Section 14.04) has been completed.

“Tax Amount” shall mean:

(1) for so long as Holdings is a pass-through entity for income tax purposes and the sole asset of Holdings is its membership interest in the Borrower (and prior to any distribution of any Tax Amount, the Borrower delivers an officers’ certificate to the Administrative Agent to such effect), the tax amount that Holdings is permitted to distribute to its members pursuant to Section 6.4 of Holdings’ Limited Liability Company Agreement as such Section is in effect on the Effective Date, or

(2) if Holdings holds other assets in addition to its membership interest in the Borrower, the tax amount that Holdings is required to distribute to its members pursuant to Section 6.4 of its Limited Liability Company Agreement less any amounts for taxes related to assets other than the membership interests in the Borrower, or

(3) if Holdings is no longer a pass-through entity for income tax purposes, zero.

“Tax Benefit” shall have the meaning provided in Section 4.04(c).

“Tax Distribution” shall mean a Dividend to the members of the Borrower and, the members of Holdings pursuant to Section 9.03(vi).

“Tax Sharing Agreements” shall have the meaning provided in Section 5.06.

“Taxes” shall have the meaning provided in Section 4.04(a).

“Term Loan” shall have the meaning provided in Section 1.01(a).

“Term Loan Commitment” shall mean, with respect to each Bank, the amount set forth opposite such Bank’s name on Schedule I directly below the column entitled “Term Loan Commitment”, as the same may be reduced or terminated pursuant to Section 3.03 and/or 10.

“Term Loan Maturity Date” shall mean December 15, 2008.

“Term Loan Scheduled Repayment” shall have the meaning provided in Section 4.02(b).

“Term Loan Scheduled Repayment Date” shall have the meaning provided in Section 4.02(b).

“Term Note” shall have the meaning provided in Section 1.05(a)(i).

“Test Period” shall mean, at any time, each period of four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period); provided, however, for the purposes of determining compliance with Section 9.10 for any Test Period ending prior to the Borrower’s fiscal quarter ending June 30, 2005, Consolidated Cash Interest Expense for such Test Period shall be determined by taking the actual Consolidated Cash Interest Expense for the period from July 1, 2004 through the last day of such Test Period and multiplying such amount by (i) in the case of the Test Period ending September 30, 2004, 4, (ii) in the case of the Test Period ending December 31, 2004, 2, and (iii) in the case of the Test Period ending March 31, 2005, 4/3.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Banks.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Banks.

“Total Term Loan Commitment” shall mean, at any time, the sum of the Term Loan Commitments of each of the Banks.

“Total Unutilized Revolving Commitment” shall mean, at any time, an amount equal to the remainder of (x) the then Total Revolving Loan Commitment less (y) the sum of the aggregate principal amount of Revolving Loans and Swingline Loans plus the then aggregate amount of Letter of Credit Outstandings.

“Trade Letter of Credit” shall have the meaning provided in Section 2.01(a).

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being three separate Tranches, i.e., Term Loans, Revolving Loans and Swingline Loans.

“Transaction” shall mean (i) the consummation of the Refinancing, (ii) the issuance of the Senior Second Lien Notes, (iii) the issuance of PIK Preferred Equity, (iv) the incurrence of the Loans hereunder on the Initial Borrowing Date and (v) the payment of fees and expenses in connection with the foregoing.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Uniform Customs” shall mean the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided for in Section 2.04(a).

“Unrecovered Amount” shall mean, with respect to any investment, loan or advance at any time, the cost of such investment, loan or advance less (i) any return of capital with respect thereto and (ii) the net cash proceeds of any sale of all or any part thereof; provided that the “Unrecovered Amount” of any investment, loan or advance shall not be less than zero.

“Unutilized Commitment” with respect to any Bank at any time shall mean such Bank’s Revolving Loan Commitment at such time, if any, less the sum of (x) the aggregate outstanding principal amount of all Revolving Loans made by such Bank and (y) such Bank’s Revolving Percentage of the Letter of Credit Outstandings.

“Vestar” shall mean Vestar Capital Partners III, L.P.

“Vestar Management Agreement” shall mean the Management Agreement, made as of April 29, 1999, among Vestar Capital Partners, Holdings and the Borrower.

“Wholly-Owned Domestic Subsidiary” shall mean any Domestic Subsidiary of the Borrower that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock or other equity interests (other than (a) director’s qualifying shares and (b) any other shares of equity interests of a Foreign Subsidiary of the Borrower (not to exceed 5% of such Foreign Subsidiary’s total equity interests (determined on a fully diluted basis) required by law to be issued to Persons other than the Borrower and its Wholly-Owned Subsidiaries) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than a portion of such equity interest of any Foreign Subsidiary (not to exceed 5% of such Foreign Subsidiary’s total equity interest (determined on a fully diluted basis) required by law to be issued to Persons other than the Borrower and its Wholly-Owned Subsidiaries).

SECTION 12 The Administrative Agent.

12.01 Appointment. The Banks hereby irrevocably designate and appoint DBTCA as Administrative Agent (for purposes of this Section 12 and Section 14.01, the term “Administrative Agent” also shall include (x) DBTCA in its capacity as Collateral Agent pursuant to the Security Documents and (y) Deutsche Bank Securities Inc., an affiliate of DBTCA, in its capacity as a Joint Lead Arranger and Book Manager in connection with this Agreement and the financings contemplated hereby) to act as specified herein and in the other Credit Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

12.02 Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

12.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Bank and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Bank or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Bank or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Holdings and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Holdings and its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Banks with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Banks; and the

Administrative Agent shall not incur liability to any Bank or the holder of any Note by reason of so refraining. Without limiting the foregoing, no Bank or the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Banks.

12.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06 Indemnification. (a) To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Banks will reimburse and indemnify the Administrative Agent (and any affiliate thereof), in proportion to their respective “percentage” as used in determining the Required Banks (determined as if there were no Defaulting Banks), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature (including, without limitation, any customary indemnifications provided to a deposit account bank pursuant to a “control agreement” referred to in the Security Agreement) which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its respective duties hereunder or under any other Credit Document, (including with respect to any agreements or other instruments referred to herein or therein) or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct.

(b) The Administrative Agent (and any affiliate thereof) shall be fully justified in failing or refusing to take any action hereunder and under any other Credit Document (except actions expressly required to be taken by it hereunder or under the Credit Documents) unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

12.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Bank” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Banks,” “Required Banks,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

12.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Banks and, unless a Default or an Event of Default under Section 10.05 then exists, the Borrower. Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as an Issuing Bank and the Swingline Bank, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Bank or Swingline Bank, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, in either case, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Banks shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Banks appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 30th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Banks shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Banks appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

SECTION 13 Holdings Guaranty.

13.01 The Holdings Guaranty. In order to induce the Administrative Agent, the Issuing Banks and the Banks to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by Holdings from the proceeds of the Loans and the issuance of the Letters of Credit, Holdings hereby agrees with the Banks as follows: Holdings hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the Borrower to the Guaranteed Creditors under this Agreement and the other Credit Documents and all Interest Rate Protection Agreements or Other Hedging Agreements entered into by a Guaranteed Creditor or a Lending Affiliate of a Guaranteed Creditor (the “Guaranteed Obligations”). If any or all of the Guaranteed Obligations becomes due and payable, Holdings unconditionally promises to pay such Guaranteed Obligations to the Banks, on demand, together with any and all expenses which may be incurred by the Administrative Agent or the Banks in collecting any of the indebtedness. The term “Guaranteed Obligations” shall include any and all advances, debts, obligations and liabilities of the Borrower arising in connection with this Agreement or any other Credit Documents or under any Interest Rate Protection Agreement or Other Hedging Agreement with a Guaranteed Creditor or a Lending Affiliate of a Guaranteed Creditor, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

13.02 Bankruptcy. Additionally, Holdings unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 10.05, and unconditionally and irrevocably promises to pay the Guaranteed Obligations to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

13.03 Nature of Liability. The liability of Holdings hereunder is exclusive and independent of any security for or other guaranty of the indebtedness of the Borrower whether executed by Holdings, any other guarantor or by any other party, and the liability of Holdings hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to any Guaranteed Creditor on the indebtedness which such Guaranteed Creditor repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

13.04 Guaranty Absolute. No invalidity, irregularity or unenforceability of all or any part of the indebtedness guaranteed hereby or of any security therefor shall affect, impair or be a defense to this Holdings Guaranty, and this Holdings Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the indebtedness guaranteed herein.

13.05 Independent Obligation. The obligations of Holdings hereunder are independent of the obligations of any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against any other guarantor or the Borrower and whether or not any other guarantor or the Borrower be joined in any such action or actions. Holdings waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to Holdings.

13.06 Authorization. Holdings authorizes the Guaranteed Creditors without notice or demand, and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Holdings Guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, Guaranteed Obligations and/or any offset thereagainst;

(c) exercise or refrain from exercising any rights against the Borrower or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, the Borrower or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of Holdings or the Borrower remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under this Section 13.

13.07 Reliance. It is not necessary for any Guaranteed Creditors to inquire into the capacity or powers of the Borrower or its Subsidiaries or the officers, directors, partners or Administrative Agents acting or purporting to act on its behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

13.08 Subordination. Any indebtedness of the Borrower now or hereafter held by Holdings is hereby subordinated to the Guaranteed Obligations; and such indebtedness of the Borrower to Holdings, if the Administrative Agent (at the direction of the Required Banks), after an Event of Default has occurred, so requests, shall be collected, enforced and received by Holdings as trustee for the Guaranteed Creditors and be paid over to the Guaranteed Creditors on account of the Guaranteed Obligations, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Holdings Guaranty. Prior to the transfer by Holdings of any note or negotiable instrument evidencing any indebtedness of the Borrower to Holdings, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

13.09 Waiver. (a) Holdings waives any right to require any Guaranteed Creditors to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. Holdings waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than to the extent of payment in full of the Guaranteed Obligations. The Guaranteed Creditors may, in accordance with the Credit Documents, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditors which secures the Guaranteed Obligations by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower or any other party, or any security which secures the Guaranteed Obligations, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Guaranteed Obligations have been paid. Holdings waives any defense arising out of any such election by the

Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against the Borrower or any other party or any security which secures the Guaranteed Obligations.

(b) Except as otherwise specifically required hereunder, Holdings waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Holdings Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. Holdings assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of non-payment of the Guaranteed Obligations and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that the Guaranteed Creditors shall have no duty to advise Holdings of information known to them regarding such circumstances or risks.

(c) Holdings hereby acknowledges and affirms that it understands that to the extent the Guaranteed Obligations are secured by real property located in the State of California, Holdings shall be liable for the full amount of the liability hereunder notwithstanding foreclosure on such real property by trustee sale or any other reason impairing Holdings’ or any Guaranteed Creditor’s right to proceed against any Credit Party.

(d) Holdings hereby waives, to the fullest extent permitted by applicable law, all rights and benefits under Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure. Holdings hereby further waives, to the fullest extent permitted by applicable law, without limiting the generality of the foregoing or any other provision hereof, all rights and benefits which might otherwise be available to Holdings under Sections 2809, 2810, 2815, 2819, 2821, 2839, 2845, 2848, 2849, 2850, 2899 and 3433 of the California Civil Code.

(e) Holdings waives its rights of subrogation and reimbursement and any other rights and defenses available to Holdings by reason of Sections 2787 to 2855, inclusive, of the California Civil Code, including, without limitation, (i) any defenses Holdings may have to this Agreement by reason of an election of remedies by the Guaranteed Creditors and (2) any rights or defenses Holdings may have by reason of protection afforded to any Borrower pursuant to the antideficiency or other laws of California limiting or discharging such Borrower’s indebtedness, including, without limitation, Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. In furtherance of such provisions, Holdings hereby waives all rights and defenses arising out of an election of remedies by the Guaranteed Creditors, even though that election or remedies, such as a nonjudicial foreclosure destroys Holdings’ rights of subrogation and reimbursement against the Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

Holdings warrants and agrees that each of the waivers set forth above in this Section 13.09(c) is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

13.10 Guaranty Continuing. This Holdings Guaranty is a continuing one and the Guaranteed Obligations shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Guaranteed Creditors in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Guaranteed Creditors or any subsequent holder of a Note, or issuer of, or participant in, a Letter of Credit would otherwise have. No notice to or demand on Holdings in any case shall entitle Holdings to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Guaranteed Creditors or any holder, creator or purchaser to any other or further action in any circumstances without notice or demand.

13.11 Binding Nature of Guaranties. This Holdings Guaranty shall be binding upon Holdings and its successors and assigns and shall inure to the benefit of the Guaranteed Creditors and their successors and assigns.

13.12 Judgments Binding. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and such Guaranteed Creditor repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property, or (b) any settlement or compromise of any such claim effected by such Guaranteed Creditor with any such claimant (including the Borrower) then and in such event Holdings agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Holdings, notwithstanding any revocation hereof or the cancellation of any Note, or other instrument evidencing any Guaranteed Obligations, and Holdings shall be and remain liable to the Guaranteed Creditors hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

SECTION 14 Miscellaneous.

14.01 Payment of Expenses, etc. Each of Holdings and the Borrower, jointly and severally, agree to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the (A) Administrative Agent (for purposes of this Section 14.01, the term “Administrative Agent” shall include DBTCA in its capacity as Collateral Agent pursuant to the Security Documents) (including, without limitation, the reasonable fees and disbursements of White & Case LLP and local counsel) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and (B) Administrative Agent (including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent) in connection with any amendment, waiver or consent relating hereto or thereto, and the determination of compliance or non-compliance by Holdings and its Subsidiaries with the provisions hereof or thereof, including, without limitation, with respect to Permitted Acquisitions, (C) Administrative Agent in connection with its syndication efforts with respect to this Agreement (including, without limitation, the reasonable fees and disbursements of White & Case LLP) and (D) Administrative Agent, each Issuing Bank and each of the Banks in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent and for each of the Banks); (ii) pay and hold each of the Banks harmless from and against any and all present and future stamp, excise and other similar taxes with respect to the execution, delivery or enforcement of this Agreement or any other Credit Document or any document or instrument referred to therein or herein and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iii) defend, protect, indemnify and hold harmless the Administrative Agent, each Issuing Bank, each Bank and each of their respective Affiliates, and each of their respective officers, directors, employees, representatives, attorneys and agents (collectively called the “Indemnitees”) from and against any and all liabilities, obligations (including removal or remedial actions), losses, damages (including foreseeable and unforeseeable consequential damages and punitive damages), penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants fees and disbursements) of any kind or nature whatsoever that may at any time be incurred by, imposed on or assessed against the Indemnitees directly or indirectly based on, or arising or resulting from, or in any way related to, or by reason of (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Collateral Agent or any Bank is a party thereto and whether or not any such investigation, litigation or other proceeding is between or among the Administrative Agent, the Collateral Agent, any Bank, the Borrower or any third person or otherwise) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein (including, without limitation, the Transaction) or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents; (b) any non-compliance of any Environmental Law relating to any Real Property at any time owned or operated by Holdings or any of its Subsidiaries; (c) the actual or alleged generation, presence or Release of Hazardous Materials on or from, or the transportation of Hazardous Materials to or from, any Real Property owned or at any time operated by Holdings or any of its Subsidiaries or; (d) any Environmental Claim relating to Holdings or any of its Subsidiaries or any Real Property owned or at any time operated by Holdings or any of its Subsidiaries or; (e) the exercise of the rights of the Administrative Agent and of any Bank under any of the provisions of this Agreement or any other Credit Document or any Letter of Credit or any Loans hereunder; or (f) the consummation of any transaction contemplated herein (including, without limitation, the Transaction) or in any other Credit Document (the “Indemnified Matters”) regardless of when such Indemnified Matter arises; but excluding any such Indemnified Matter to the extent based on the gross negligence or willful misconduct of any Indemnitee.

14.02 Right of Setoff. (a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of each Credit

Party against and on account of the Obligations and liabilities of such Credit Party to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Bank pursuant to Section 14.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

(b) Notwithstanding the foregoing subsection (a), at any time that the Loans or any other Obligation shall be secured by real property located in California, no Bank or the Administrative Agent shall exercise a right of setoff, lien or counterclaim or take any court or administrative action or institute any proceeding to enforce any provision of this Agreement or any Note unless it is taken with the consent of the Required Banks or, to the extent required by Section 14.12 of this Agreement, all of the Banks, or approved in writing by the Administrative Agent, if such setoff or action or proceeding would or might (pursuant to California Code of Civil Procedure Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure or Section 2924 of the California Civil Code, if applicable, or otherwise) affect or impair the validity, priority, or enforceability of the Liens granted to the Collateral Agent pursuant to the Security Documents or the enforceability of the Notes and other obligations hereunder, and any attempted exercise by any Bank or the Administrative Agent of any such right without obtaining such consent of the Required Banks or the Administrative Agent shall be null and void. This subsection (b) shall be solely for the benefit of each of the Banks and the Administrative Agent hereunder.

14.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to Holdings or the Borrower, at its address specified opposite its signature below; if to any Bank, at its address specified on Schedule II; and if to the Administrative Agent, at its Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Bank, at such other address as shall be designated by such Bank in a written notice to each Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, facsimiled, or cabled or sent by overnight courier, be effective three Business Days after deposited in the mails, certified, return receipt requested, when delivered to the telegraph company, cable company or one day following delivery to an overnight courier, as the case may be, or when sent by telex or facsimile device, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

14.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of all of the Banks; and provided, further, that although any Bank may grant participations in its rights hereunder, such Bank shall remain a “Bank” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments or Loans hereunder except as provided in Sections

1.13 and 14.04(b)) and the participant shall not constitute a “Bank” hereunder; and provided, further, that no Bank shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the Commitments in which such participant is participating over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment, and that an increase in any Commitment shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (in each case except as expressly provided in the Credit Documents), or any Guarantor or Guaranty (in each case except as expressly provided in the relevant Credit Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation.

(b) Notwithstanding the foregoing, any Bank (or any Bank together with one or more other Banks) may (x) assign all or a portion of its Revolving Loan Commitment (and related outstanding Obligations hereunder) and/or its outstanding Term Loans to (i) its parent company and/or any Lending Affiliate of such Bank or to one or more Banks or (ii) in the case of any Bank that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor of such Bank or by a Lending Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Bank or assigning Banks, of such Revolving Loan Commitments (and related outstanding Obligations hereunder) and/or outstanding principal amount of Term Loans to one or more Eligible Transferees (treating (x) any fund that invests in bank loans and (y) any other fund that invests in bank loans and is managed by the same investment advisor as such fund or by a Lending Affiliate of such investment advisor, as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Bank by execution of an Assignment and Assumption Agreement substantially in the form of Exhibit L, provided that (i) at such time Schedule I shall be deemed modified to reflect the Revolving Loan Commitments and/or outstanding Term Loans, as the case may be, of such new Bank and of the existing Banks, (ii) if requested by the assigning Bank or the assignee Bank, upon surrender of the old Notes (with the old Notes of the assigning Bank to be marked “Cancelled”) (or the furnishing of a standard indemnity letter from the respective assigning Bank in respect of any lost Notes reasonably acceptable to the Borrower), new Notes will be issued, at the Borrower’s expense, to such new Bank and to the assigning Bank, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Revolving Loan Commitments and/or outstanding Term Loans, as the case may be, (iii)

the consent of the Administrative Agent and, on and after the Syndication Date and, so long as no Event of Default exists, the Borrower shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (y) of this Section 14.04(b) (which consent, in each case, shall not be unreasonably withheld or delayed), (iv) the consent of each Issuing Bank shall be required in connection with any assignment of Revolving Loan Commitments pursuant to clause (y) of this Section 14.04(b) (which consent shall not be unreasonably withheld or delayed) and (v) the Administrative Agent shall receive at the time of each assignment, from the assigning or assignee Bank, the payment of a non-refundable assignment fee of $3,500 and, provided, further, that such transfer or assignment will not be effective until recorded by the Administrative Agent on the Register pursuant to Section 14.14. To the extent of any assignment pursuant to this Section 14.04(b), the assigning Bank shall be relieved of its obligations hereunder with respect to its assigned Revolving Loan Commitments and/or outstanding Term Loans. At the time of each assignment pursuant to this Section 14.04(b) to a Person which is not already a Bank hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes, the respective assignee Bank shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Section 4.04(b)(ii) Certificate) described in Section 4.04(b). To the extent that an assignment of all or any portion of a Bank’s Revolving Loan Commitment and outstanding Obligations pursuant to Section 1.13 or this Section 14.04(b) would, due to circumstances existing at the time of such assignment, result in increased costs under Section 1.10, 1.11, 2.05 or 4.04 from those being charged by the respective assigning Bank prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment). Notwithstanding anything to the contrary contained above, at any time after the termination of the Total Revolving Loan Commitment, if any Revolving Loans or Letters of Credit remain outstanding, assignments may be made as provided above, except that the respective assignment shall be of a portion of the outstanding Revolving Loans of the respective RC Bank and its participation in Letters of Credit and its obligation to make Mandatory Borrowings, although any such assignment effected after the termination of the Total Revolving Loan Commitment shall not release the assigning RC Bank from its obligations as a Participant with respect to outstanding Letters of Credit or to fund its share of any Mandatory Borrowing (although the respective assignee may agree, as between itself and the respective assigning RC Bank, that it shall be responsible for such amounts).

(c) Nothing in this Agreement shall prevent or prohibit any Bank or DBTCA from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank and, upon provision of written notice to the Administrative Agent, any Bank which is a fund may pledge all or any portion of its Notes or Loans to any holders of obligations owed, or securities issued, by such Bank including to any trustee for, or any other representative of, such holders in support of such obligations owed, or securities issued. No pledge pursuant to this clause (c) shall release the transferor Bank from any of its obligations hereunder.

14.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Bank or any holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between

Holdings or the Borrower or any other Credit Party and the Administrative Agent or any Bank or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Bank or the holder of any Note would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Bank or the holder of any Note to any other or further action in any circumstances without notice or demand.

14.06 Payments Pro Rata. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Banks pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Fees or other Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the respective Credit Party to such Banks in such amount as shall result in a proportional participation by all the Banks in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

14.07 Calculations; Computations. (a) The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Holdings or the Borrower to the Banks; it being understood and agreed that notes may be absent in the interim financial statements). In addition, except as otherwise specifically provided herein, all computations determining compliance with Sections 4.02 and 9, including definitions used therein, shall utilize accounting principles and policies in effect from time to time; provided that if any such accounting principle or policy shall change after the Effective Date, the Borrower shall give prompt notice thereof to the Administrative Agent and each of the Banks and if within 90 days following such notice the Borrower, the Administrative Agent or the Required Banks shall elect by giving written notice of such election to the other parties hereto, such computations shall not give effect to such change unless and until this Agreement shall be amended pursuant to Section 14.12 to give effect to such change. Notwithstanding the foregoing, (i) to the extent expressly required pursuant to the provisions of this Agreement, certain calculations shall be made on a Pro Forma Basis, and (ii) in the case of any determinations of Consolidated Cash Interest Expense for any portion of any Test Period which ends prior to June 30, 2005, all computations determining compliance with Section 9.10 shall be calculated in accordance with the definition of Test Period contained herein.

(b) All computations of interest and Fees hereunder shall be made on the basis of a year of 360 days (365-366 days in the case of interest on Base Rate Loans maintained at the Prime Lending Rate) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

14.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this agreement or any other credit document may be brought in the Courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this agreement, each of Holdings and the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid Courts. Each Credit Party hereby further irrevocably waives any claim that such courts lack jurisdiction over such Credit Party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or any other Credit Document brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Credit Party. Each of Holdings and the Borrower irrevocably consent to the service of process out of any of the aforementioned Courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Holdings or the Borrower at its address set forth opposite its signatures below, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Administrative Agent under this Agreement, any bank or the holder of any note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

(b) Each of Holdings and the Borrower hereby irrevocably waive any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other credit document brought in the Courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such Court that any such action or proceeding brought in any such Court has been brought in an inconvenient forum.

(c) Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the other credit documents or the transactions contemplated hereby or thereby.

14.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

14.10 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which Holdings, the Borrower and each of the Banks shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent at its Notice Office or, in the case of the Banks, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile transmission notice (actually received) in accordance with Section 14.03 at such office that the same has been signed and mailed to it.

14.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

14.12 Amendment or Waiver. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Banks, provided that no such change, waiver, discharge or termination shall, without the consent of each Bank (other than a Defaulting Bank) (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 14.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iii) release all or substantially all of the Guarantors under the Guaranties, (iv) amend, modify or waive any provision of this Section 14.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and Revolving Loan Commitments on the Effective Date), (v) reduce the percentage specified in the definition of Required Banks (it being understood that, with the consent of the Required Banks, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Banks on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date) or (vi) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided, further, that no such change, waiver, discharge or termination shall (1) increase the Commitment of any Bank over the amount thereof then in effect without the consent of such Bank (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Bank, and that an increase in the available portion of any Commitment of any Bank shall not constitute an increase of the Commitment of such Bank), (2) without the consent of each Issuing Bank having Letters of Credit outstanding hereunder, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit (it being understood and agreed that to the extent any Issuing Bank does not have any Letters of Credit outstanding but such Issuing Bank does not give its written consent to any such amendment, modification or waiver, such Issuing Bank shall cease to be an Issuing Bank hereunder), (3) without the consent of the Swingline Bank, alter the Swingline Bank’s rights or obligations with respect to Swingline Loans, (4) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, or (5) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

(b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 14.12(a), the consent of the Required Banks is obtained but the consent of one or more of such other Banks whose consent is required is not obtained, then the Borrower shall have the right, to replace each such non-consenting Bank or Banks (so long as all non-consenting Banks are so replaced) with one or more Replacement Banks pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Bank consents to the proposed change, waiver, discharge or termination, provided that the Borrower shall not have the right to replace a Bank solely as a result of the exercise of such Bank’s rights (and the withholding of any required consent by such Bank) pursuant to the second proviso to Section 14.12(a).

(c) Notwithstanding anything to the contrary contained above in this Section 14.12, the Collateral Agent may (i) enter into amendments to the Subsidiary Guaranty and the Security Documents for the purpose of adding additional Subsidiaries of Holdings (or other Credit Parties) as parties thereto and (ii) enter into security documents to satisfy the requirements of Sections 8.11 and 8.14, in each case without the consent of the Required Banks.

(d) Notwithstanding anything to the contrary contained above in this Section 14.12, at any time prior to the Term Loan Maturity Date, the Borrower may, by notice to the Administrative Agent, which shall promptly deliver a copy thereof to each of the Banks (a “Refinancing Facility Notice”), request the addition of a new tranche of term loans under this Agreement (“Refinancing Term Loans”), 100% of the proceeds of which will be applied by the Borrower on the date of receipt to the prepayment of all then outstanding Term Loans pursuant to Section 4.01; provided, however, that both (x) at the time of any such request and (y) after giving effect to any such Refinancing Term Loans, no Default or Event of Default shall exist. All proceeds of Refinancing Term Loans shall be applied on their date of Borrowing to the prepayment in full of all then outstanding Term Loans. The aggregate principal amount of Refinancing Term Loans requested in a Refinancing Facility Notice or thereafter borrowed shall equal the outstanding amount of Term Loans at the time of such notice or on the date of such Borrowing, as the case may be. The Refinancing Term Loans shall (i) rank pari passu in right of payment and of security with the other Loans, (ii) mature and amortize in a manner reasonably acceptable to the Administrative Agent, but in any event have an average weighted life equal to or longer than the then outstanding Term Loans and mature on a date no earlier than the Term Loan Maturity Date, (iii) have such pricing as may be agreed by the Borrower and the Persons providing such Refinancing Term Loans and (iv) otherwise be treated hereunder substantially the same as (and in any event no more favorably than) the then outstanding Term Loans (including with respect to the voluntary and mandatory prepayment provisions); provided, that the terms and provisions applicable to the Refinancing Term Loans may provide for financial or other covenants different or in addition to those applicable to the Term Loans only to the extent that such terms and provisions are applicable only during periods after the Term Loan Maturity Date. Each commitment in respect of Refinancing Term Loans will become a Commitment under this Agreement and the facility for the Refinancing Term Loans will be implemented hereunder pursuant to an amendment to this Agreement (a “Refinancing Facility Amendment”) executed by each of the Borrower, each other Credit Party, each Bank (including any new Bank) agreeing to provide a Commitment in respect of Refinancing Term Loans and the Administrative Agent, which Refinancing Facility Amendment will not require the consent of any other Bank. The effectiveness of any Refinancing Facility Amendment will (in addition to any other conditions specified therein) be subject to the satisfaction on the date thereof and, if different, on the date on which the Refinancing Term Loans are made, of each of the conditions set forth in Section 6.

14.13 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 14.13, each Bank agrees that it will use its reasonable efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Bank if the Bank or such Bank’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 14.13 to the same extent as such Bank) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document and which is designated by the Borrower to the Banks in writing as confidential or would customarily be treated as confidential in banking practice, provided that any Bank may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Bank or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, (e) to the Administrative Agent or the Collateral Agent and (f) to any prospective or actual transferee or participant (or its investment advisor) in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Bank, provided that such prospective transferee agrees to maintain the confidentiality contained in this Section.

(b) Each of Holdings and the Borrower hereby acknowledges and agrees that each Bank may share with any of its Lending Affiliates any information related to Holdings or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of Holdings, the Borrower and their Subsidiaries, provided such Persons shall be subject to the provisions of this Section 14.13 to the same extent as such Bank).

14.14 Register. The Borrower hereby designates the Administrative Agent to serve as such Borrower’s agent, solely for purposes of this Section 14.14, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Banks, the Loans made by each of the Banks and each repayment in respect of the principal amount of the Loans of each Bank. Failure to make any such recordation, or any error in such recordation, shall not affect the respective Borrower’s obligations in respect of such Loans. With respect to any Bank, the transfer of the Commitments of such Bank and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of the assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 14.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of the assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Bank shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Bank and/or the new Bank. The Borrower jointly and severally agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 14.14 other than those resulting from the Administrative Agent’s willful misconduct or gross negligence.

14.15 USA Patriot Act. Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Act, and the Borrower agrees to provide such information from time to time to any Bank.

14.16 Termination of Existing Credit Agreement. Upon termination of all Commitments under the Existing Credit Agreement and payment in full of all obligations in respect of principal and accrued and unpaid interest and fees arising under the Existing Credit Agreement, each Bank hereunder which is a “Bank” as defined in the Existing Credit Agreement acknowledges and agrees that (i) the Existing Credit Agreement shall terminate and be of no further force or effect (other than in respect of indemnification obligations arising under the Existing Credit Agreement which shall remain in full force and effect) and (ii) the Administrative Agent is thereafter authorized to acknowledge such termination to the Borrower.

14.17 Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that:

(a) UCC-3 Termination Statements. Within 30 days following the Initial Borrowing Date (or such later date as shall have been determined by the Administrative Agent in its sole discretion), the Administrative Agent shall have received Form UCC-3 termination statements in respect of the Liens listed on Part B of Schedule X hereto and same shall be filed in the appropriate governmental office.

(b) Mexican Pledge Agreement/Mexican Equity Quota Pledge Agreement. Within 30 days following the Initial Borrowing Date (or such later date as shall have been determined by the Administrative Agent in its sole discretion), the Borrower shall have caused Reid Plastics Group LLC to duly authorize, execute and deliver (i) a stock pledge agreement in the form of Exhibit H-2 (as amended, amended and restated, modified or supplemented from time to time in accordance with the terms thereof and hereof, the “Mexican Pledge Agreement”) and (ii) an equity quota pledge agreement in the form of Exhibit H-3 (as amended, amended and restated, modified or supplemented from time to time in accordance with the terms thereof and hereof, the “Mexican Equity Quota Pledge Agreement”), and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the certificated pledged securities referred to therein then owned by the Reid Plastics Group LLC and required to be pledged pursuant to the terms thereof, endorsed in blank in the case of promissory notes or accompanied by executed and undated transfer powers in the case of certificated Equity Interests, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect and/or render enforceable as against third parties the security interests purported to be created by each of the Mexican Pledge Agreement and the Mexican Equity Quota Pledge Agreement have been taken, and each of the Mexican Pledge Agreement and the Mexican Equity Quota Pledge Agreement shall be in full force and effect.

(c) Trademark and Patent Interests. Within 60 days after the Initial Borrowing Date (or such later date as the Collateral Agent shall agree), the Borrower shall have filed all appropriate recordation of change of names and recordation of release of previous security interests with the USPTO in order to correct the chain of title and shall provide evidence of the filings to the Collateral Agent. The Borrower will perform actions which the Collateral Agent reasonably requests in order to perfect the security interests granted to the Collateral Agent.

(d) Landlord Consents. Holdings shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to obtain agreements from landlords of Real Property leased by Holdings or any of its Subsidiaries and designated on Schedule V as a Mortgaged Property to the extent not obtained on or prior to the Initial Borrowing Date, acknowledging, among other things, the Collateral Agent’s security interests in property maintained on the leased premises and the Collateral Agent’s authority to obtain access to such property.

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

CONSOLIDATED CONTAINER HOLDINGS LLC
ADDRESS:
3101 Towercreek Parkway
Suite 300
Atlanta, GA 30339	By:	/s/ Louis Lettes

Attn: Chief Financial Officer		Name: Louis Lettes
Phone: 678-742-4600		Title: Senior Vice President, General Counsel and
Fax: 678-742-4758		Secretary

with a copy to:
3101 Towercreek Parkway
Suite 300
Atlanta, GA 30339
Attn: General Counsel
Phone: 678-742-4600
Fax: 678-742-4758

SIGANTURE PAGE TO CREDIT AGREEMENT

ADDRESS:	CONSOLIDATED CONTAINER COMPANY LLC
3101 Towercreek Parkway
Suite 300
Atlanta, GA 30339
Attn: Chief Financial Officer	By:	/s/ Louis Lettes

Phone: 678-742-4600		Name: Louis Lettes
Fax: 678-742-4758		Title: Senior Vice President, General Counsel and Secretary

with a copy to:
3101 Towercreek Parkway
Suite 300
Atlanta, GA 30339
Attn: General Counsel
Phone: 678-742-4600
Fax: 678-742-4758

SIGANTURE PAGE TO CREDIT AGREEMENT

DEUTSCHE BANK TRUST COMPANY AMERICAS,
Individually and as Administrative Agent

By:	/s/ Susan LeFevre

Name: Susan LeFevre
Title: Director

SIGANTURE PAGE TO CREDIT AGREEMENT